UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Edison International

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2022
PROXY STATEMENT

Notice of Annual Meeting

to be held on Thursday, April 28, 2022

Letter from Our Board of Directors

March 18, 2022

Dear Shareholder:

The Board of Directors is pleased to invite you to attend the Edison International 2022 Annual Meeting of Shareholders on April 28, 2022 at 9:00 a.m. Pacific Time. The Annual Meeting will be held at the Southern California Edison Energy Education Center located at 6090 N. Irwindale Avenue, Irwindale, California 91702. The Proxy Statement contains important information about the business to be conducted at the Annual Meeting and the Board’s role in our corporate governance and executive compensation. We encourage you to read the Proxy Statement and vote your shares promptly, even if you plan to attend the Annual Meeting. For information about the requirements to attend the Annual Meeting, please see page 2 of the Proxy Statement or visit our website at www.edison.com/annualmeeting.

On December 9, 2021, the Company announced the appointment of Peter Taylor as the next independent Chair of the Board. Peter will succeed William (Bill) Sullivan who has served as our independent Chair since 2016. Bill has reached the mandatory retirement age set forth in our Corporate Governance Guidelines and will retire from the Board immediately prior to the Annual Meeting. Peter will assume the role of independent Chair at the Annual Meeting in accordance with our Corporate Governance Guidelines, which require an independent director to serve as the Chair of the Board.

We congratulate Bill on his retirement and thank him for his dedicated service and leadership as a director and independent Chair. The Board has benefited from Bill’s perspective as a chief executive officer of a large public company and from his significant operational, risk management and company transformation experience. We appreciate Bill’s many important contributions to the Board, particularly his efforts to further the Company’s clean energy strategy, safety journey, wildfire risk mitigation, and diversity, equity and inclusion efforts.

We are excited for Peter’s leadership as independent Chair. Peter joined the Board in 2011 and has served as Chair of the Audit and Finance Committee since 2016. The Board believes Peter’s leadership qualities, capital markets experience, public policy insights and understanding of the Company’s strategy, business and regulatory landscape make him well suited to lead the Board going forward.

We are also pleased to welcome Marcy Reed to the Board. Marcy, who joined our Board in February 2022, is a first-time nominee for election by the shareholders at the Annual Meeting. She brings extensive utility operations, safety, energy policy, and environmental, social and governance (“ESG”) experience from her 32 years of service at National Grid.

At the Annual Meeting, shareholders will vote on whether to re-elect each of our 11 director nominees. The Board believes our nominees have the appropriate diversity of experience, skills and attributes to oversee the Company’s operations, risks and strategy. Eight of our 11 director nominees are diverse in terms of gender, race, ethnicity or sexual orientation, with each bringing a unique skill set to the Board. We believe this diversity enhances the Board’s effectiveness in overseeing the Company’s clean energy strategy, risk management and ESG practices. Key areas of focus for the Board in 2021 included:

■	Ensuring progress on the Company’s worker and public safety goals;
■	Overseeing management’s efforts to improve customer experience and increase reliability;
■	Advancing the Company’s commitments to help California achieve its climate change goals;
■	Overseeing the execution of Southern California Edison’s wildfire risk mitigation programs;
■	Advancing the Company’s diversity, equity and inclusion commitments;
■	Monitoring the Company’s COVID-19 health and safety protocols and the resulting impacts on our workforce; and
■	Overseeing the Company’s strategic growth to enhance long-term value for all stakeholders.

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LETTER FROM OUR BOARD OF DIRECTORS

As discussed in the Proxy Statement, the Board’s Compensation and Executive Personnel Committee has designed an executive compensation program that strongly links executive pay with Company performance in these and other important areas. The Board believes our executive compensation structure is competitive, aligns the interests of our executives with stakeholders, and serves shareholders well. Shareholders are being asked for an advisory vote to approve the compensation of our named executive officers at the Annual Meeting.

We are a diverse, engaged and experienced Board committed to providing long-term, sustainable value to all stakeholders. We appreciate your confidence in the Board to ensure the Company conducts its business in a manner that considers the interests of customers, communities, employees, shareholders and regulators who are critical to the Company’s success.

Thank you for the trust you place in us to oversee your interests in Edison International.

Sincerely,

The Board of Directors

ii    www.edison.com

Letter from Our President and CEO

March 18, 2022

Dear Shareholder:

Edison International (“EIX”) remains deeply committed to our vision to transform the electric power industry toward a clean energy future, making progress to address the impacts of climate change, advance economy-wide electrification and deliver long-term value to all stakeholders. Our commitment to diversity, equity and inclusion (“DEI”) – with one of the most diverse boards and management teams in our industry and across the economy – underpins our success. The Proxy Statement describes the Board’s oversight of sustainability, DEI and other ESG issues, which are core to our strategy.

Our regulated utility subsidiary, Southern California Edison (“SCE”), safely provides 15 million people in Southern and Central California with reliable, affordable and clean power. SCE is a critical enabler of California’s ambitious climate goals, which include reducing greenhouse gas (“GHG”) emissions by 40% from 1990 levels by 2030 and 80% by 2050, in addition to achieving net-zero GHG emissions economy-wide by 2045. SCE is on track to meet its goal to deliver 100% carbon-free power to customers by 2045, already having reached an estimated 42% in 2021.

Beyond SCE’s footprint, we are advancing a blueprint to achieve net-zero GHG emissions across the economy affordably – called Pathway 2045 – using an increasingly carbon-free electric grid to power substantial electrification adoption over the next two decades. EIX is committed to achieving net-zero GHG emissions by 2045, in alignment with economy-wide climate actions planned by California. This commitment covers the power SCE delivers to customers and EIX’s enterprise-wide operations.

In 2021, we released our Mind the Gap policy paper, highlighting areas requiring accelerated actions to meet California’s 2030 goals. To that end, SCE recently proposed a nearly $700 million building electrification program focused on commercial and residential customer adoption of heat pumps and continues to implement its transportation electrification programs with over $800 million of approved funding for light-, medium- and heavy-duty electric vehicle charging infrastructure. SCE is also investing $1 billion in utility-owned battery storage projects to meet reliability needs across the grid for this summer and help integrate clean energy resources over the long term.

We are also evaluating long-term risk reduction related to the impacts of climate change, such as increased frequency of severe weather events, sea level rise, intensified conditions for wildfires and cascading events. SCE is conducting a comprehensive analysis of climate change exposure, vulnerabilities and adaptation strategies for utility infrastructure to achieve long-term resilience. This is in addition to SCE’s ongoing work to implement wildfire risk mitigation measures, including grid hardening, enhanced inspections, expanded vegetation management and targeted de-energization. As a result, SCE estimates it has reduced the probability of losses from catastrophic wildfires by 65–70%, relative to pre-2018 levels.

Edison Energy, our unregulated, competitive energy advisory services business, is supporting large corporate customers’ renewable energy and sustainability goals in the U.S. and internationally, including 22 of the Fortune 100. Edison Energy helped execute 1.3+ GW of renewable energy agreements for customers in 2021, bringing total offsite procurement to over 8.0 GW.

These areas of focus highlight work performed across the Company by our committed team dedicated above all to safety, the first of our core values, especially throughout the pandemic. Our culture of safety ownership and risk-based safety programs help us identify and mitigate worker and public safety risks, highlighting advances in safety performance for 2021 and specific focus areas for continued improvement in 2022.

We continue to make meaningful progress advancing our DEI goals, including increasing data transparency on representation, pay equity and employee sentiment; launching career development and talent development accelerator efforts focused initially on Black employees and expanding to other underrepresented groups; and awarding the first cohort of scholarships for the skilled craft scholarship program initially focused on Black participants. We will continue to use employee training, dialogue with employee-led business resource groups, and external partnerships with community organizations to foster an even more inclusive work environment.

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LETTER FROM OUR PRESIDENT AND CEO

In 2021, EIX’s stock price continued to be affected by market volatility related to COVID-19 and negative perceptions of wildfire and regulatory risk. While we were pleased to see EIX’s stock outperform the Philadelphia Utility Index by over 10% during the last quarter of 2021 as investors reacted positively to a third consecutive year without a catastrophic wildfire associated with SCE’s equipment, our stock still ended the year at a significant discount to peer valuations. We are redoubling our efforts to help investors understand – and have our valuation reflect appropriately – the risk reduction achieved through SCE’s mitigation efforts, California’s major advances in fire suppression capability, and the regulatory and financial risk mitigations achieved in AB 1054.

For 2021, we reported core earnings (defined on page 43 of the Proxy Statement) per share (“EPS”) of $4.59, an increase from $4.52 in 2020. The increase in our 2021 core EPS was primarily due to continued rate base growth at SCE, partially offset by higher financing costs at EIX.

In December 2021, the Board approved an increase in the annual dividend for the 18th consecutive year. This dividend increase of 5.66% reflects the Board’s and management’s continued confidence in EIX’s 5–7% long-term EPS growth target. SCE’s investments in wildfire mitigation and the infrastructure needed for economy-wide electrification will drive long-term growth.

The letter at the beginning of this Proxy Statement captured the sentiments all of us on the Board share about Bill Sullivan and Peter Taylor, but let me add a personal note here. As our first independent Chair, Bill has been an outstanding leader and coach, and I am deeply grateful for his counsel and friendship. I am equally grateful for Peter’s willingness and ready skills to be our next independent Chair. His deep experience, understanding of our business and connection to our communities will serve our Company well. I would also like to thank our entire Board for their guidance and steady hand, helping us succeed through multiple challenges to focus on our inspiring mission and exciting future.

We remain steadfast in our efforts to provide long-term, sustainable value to our shareholders and other stakeholders. Thank you for your continued investment in Edison International.

Sincerely,

Pedro J. Pizarro

President and
Chief Executive Officer

iv    www.edison.com

Edison International  |  2022 Proxy Statement    v

vi    www.edison.com

Notice of 2022 Annual Meeting

Items of Business		Board Recommends
Item 1 Election of Directors		FOR See page 4
Jeanne Beliveau-Dunn	Marcy L. Reed
Michael C. Camuñez	Carey A. Smith
Vanessa C.L. Chang	Linda G. Stuntz
James T. Morris	Peter J. Taylor
Timothy T. O’Toole	Keith Trent
Pedro J. Pizarro
Item 2 Ratification of the Independent Registered Public Accounting Firm		FOR See page 36
Item 3 Advisory Vote to Approve Executive Compensation		FOR See page 39

Shareholders may also vote on any other matters properly brought before the meeting.

SOLICITING AND VOTING OF PROXIES

The Board of Directors is soliciting proxies from you for use at the Annual Meeting, or at any adjournment or postponement of the meeting. Proxies allow designated individuals to vote on your behalf at the Annual Meeting. Information on how to vote your proxy is included in the Proxy Statement.

Your vote is important. Please vote by Internet, telephone or mail as soon as possible to ensure your vote is recorded.

For the Board of Directors,

Alisa Do

Vice President and Corporate Secretary

Edison International
2244 Walnut Grove Avenue
Rosemead, CA 91770

March 18, 2022

Logistics
DATE AND TIME Thursday, April 28, 2022 9:00 a.m. Pacific Time
RECORD DATE Friday, March 4, 2022

PLACE

SCE Energy Education Center
6090 N. Irwindale Avenue
Irwindale, California 91702

Please review Meeting and Voting Information on the following page for important requirements to attend the Annual Meeting.

MAILING DATE The proxy materials for the Annual Meeting were first mailed or made available electronically to shareholders on or about March 18, 2022.

How to Vote
INTERNET Visit www.edison.com/annualmeeting and follow the instructions listed on your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form.
TELEPHONE Call the telephone number on your proxy card or voting instruction form.
MAIL If you received your proxy materials by mail, sign, date and return the enclosed proxy card or voting instruction form.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on April 28, 2022

This Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2021 (the “Annual Report”) are available at www.edison.com/annualmeeting.com.

Edison International  |  2022 Proxy Statement    1

Meeting and Voting Information

Annual Meeting Date, Time and Location
DATE AND TIME Date: April 28, 2022 Time: 9:00 a.m., Pacific Time	PLACE SCE Energy Education Center 6090 N. Irwindale Avenue Irwindale, California 91702

We are Required to Hold an In-Person Annual Meeting

California law requires that the Company obtain consent from all shareholders in order to hold a virtual-only Annual Meeting. During the past two years, EIX held a virtual Annual Meeting pursuant to an Executive Order issued by California’s Governor that waived the shareholder consent requirement due to health and safety concerns related to the COVID-19 pandemic. The Governor’s Executive Order expires prior to the Annual Meeting, which means that, as of the Proxy Statement printing date, we are required to hold an in-person Annual Meeting.

Requirements to Attend the Annual Meeting

You are entitled to attend the Annual Meeting if you were a shareholder as of the close of business on March 4, 2022, the record date, or hold a valid proxy for the meeting. Due to health and safety considerations related to the ongoing COVID-19 pandemic, you must provide the following information in order to attend the Annual Meeting:

■	A valid, government-issued photo identification;
■	Proof of EIX Common Stock ownership as of the record date by providing a copy of: (i) your Notice of Internet Availability of Proxy Materials; (ii) the proxy card or voting instruction form included in your proxy materials; (iii) a recent account statement from your broker; or (iv) a valid legal proxy showing written authorization from the shareholder together with one of the items in (i), (ii) or (iii) above; and
■	Proof of full vaccination against COVID-19 or a recent negative COVID-19 viral test result from a PCR test taken within two days prior to the Annual Meeting or an antigen test taken within one day prior to the Annual Meeting.

Each shareholder may bring one guest to the Annual Meeting if the guest also provides a valid photo identification and proof of COVID-19 vaccination or negative COVID-19 test. Regardless of vaccination status, all attendees are strongly encouraged to wear a surgical, N95 or KN95 face mask that covers the nose and mouth while inside the Annual Meeting facility. Individuals should not attend the Annual Meeting if they are not feeling well, have had close contact with someone who has tested positive for COVID-19, or think they may have been exposed to COVID-19. All attendees will be required to comply with any additional Company health and safety protocols in place at the time of the Annual Meeting, which may include a requirement to wear a face mask, attendance limitations, social distancing, temperature checks, and/or other protocols in accordance with applicable health and safety guidelines. The Company reserves the right to deny entry into the Annual Meeting if a shareholder or guest does not comply with the Company’s vaccination, testing or other health and safety protocols. Please visit our website at www.edison.com/annualmeeting for any updates to these requirements.

Finally, all attendees must pass through a security inspection area and have any purses, briefcases, backpacks, and packages subject to inspection. Attendees may not bring signs, banners, handouts, or similar items into the meeting room. Photography and video/audio recording of the Annual Meeting are not permitted. No food or beverage will be served at the Annual Meeting or permitted in the meeting room.

Internet Availability of Proxy Materials

On March 18, 2022, we mailed a Notice of Internet Availability of Proxy Materials to most shareholders with instructions about how to access our proxy materials at www.edison.com/annualmeeting and vote online. If you would like to receive a paper copy of our proxy materials, please follow the instructions in the Notice. If you previously chose to receive an email or paper copy of our proxy materials, you will continue to receive them in that manner unless you elect otherwise.

2    www.edison.com

MEETING AND VOTING INFORMATION

Proxy Solicitation

The Board is soliciting proxies from shareholders to be voted during the Annual Meeting for the purposes set forth in the Notice of Annual Meeting. The Company has retained Alliance Advisors, LLC to assist with the solicitation of proxies and will pay them an aggregate fee of $23,000 plus expenses. This fee does not include the costs of printing and mailing the proxy materials. The Company will also reimburse brokers and other nominees for their reasonable expenses for forwarding proxy materials to beneficial owners and obtaining voting instructions.

Voting Your Shares

Shareholders of record at the close of business on March 4, 2022, the record date, will be entitled to vote at the Annual Meeting. You are encouraged to vote prior to the meeting (i) via the Internet, (ii) by telephone, or (iii) if you received your proxy materials by mail, by signing, dating, and returning the enclosed proxy card or voting instruction form.

If you are a 401(k) Plan Shareholder, your proxy must be received by 8:59 p.m., Pacific Time, on April 26, 2022 for the 401(k) Plan trustee to vote your shares. If a 401(k) Plan Shareholder does not vote their shares, the 401(k) Plan trustee will vote your shares in the same proportion to the 401(k) Plan shares voted by other 401(k) Plan Shareholders, unless contrary to ERISA. All other shareholders may vote your proxy by telephone or via the Internet until 8:59 p.m., Pacific Time, on April 27, 2022, and by mail if it is received by the inspector of election before the polls close at the Annual Meeting.

A shareholder may revoke a proxy by delivering a signed statement to the Corporate Secretary at or prior to the Annual Meeting (if you are a registered shareholder) or by timely executing and delivering another proxy by Internet, telephone or mail prior to the deadline above.

Quorum and Vote Required

A quorum is required for the Company to conduct business at the Annual Meeting. The presence at the Annual Meeting, in person or by proxy, of shareholders entitled to cast a majority of the votes that all shareholders may cast constitutes a quorum. All shares represented by a properly signed proxy will be considered as present and part of the quorum, even if you or your broker or other nominee doesn’t vote or abstains on any or all matters. As of the record date, the Company had 380,796,186 shares of Common Stock outstanding, 380,788,218 of which may cast one vote each after excluding fractional shares. Therefore, the quorum for the Annual Meeting is 190,394,110 shares.

For each proposal submitted to the shareholders for a vote, approval requires both (i) a vote of a majority of the votes cast and (ii) a majority of the votes required to constitute a quorum. A majority of votes cast means the number of shares cast “for” a proposal exceeds the number of votes cast “against” that proposal. Abstentions will not be counted as votes cast. Uninstructed shares will not be counted as votes cast except with respect to Item 2, for which brokers and other nominees have discretion to vote.

Tabulation of Votes

Broadridge Financial Solutions, Inc. will tabulate the votes. To protect the confidentiality of votes cast under the 401(k) Plan, 401(k) Plan Shareholders’ voting instructions are given directly to Broadridge. Broadridge will tabulate those votes and provide aggregate voting results directly to the 401(k) Plan trustee. EIX will not have access to any of the 401(k) Plan Shareholders’ voting instructions, and 401(k) Plan voting results are only reported to EIX in the aggregate.

Other Business at the Annual Meeting

The Board does not intend to present any business to be acted upon at the Annual Meeting other than the Items described in this Proxy Statement. If you submit a proxy and any other matters properly come before the Annual Meeting, the persons named as proxy holders will have discretionary authority to vote your shares in their best judgment. If any nominees for election to the Board become unavailable to stand for election as a director, the proxies will have authority to vote for substitute nominees chosen by the Board.

Shareholder Proposals and Other Business for the 2023 Annual Meeting

Shareholders who intend to bring any business before the 2023 Annual Meeting, including shareholder proposals and director nominations, must provide written notice to the Corporate Secretary within the periods, and with the information and documents, specified in our Bylaws. The deadline to submit shareholder proposals or other business for the 2023 Annual Meeting is November 13, 2022.

Edison International  |  2022 Proxy Statement    3

Item 1:	Election of Directors The Board recommends you vote “FOR” each director nominee in Item 1

Our Director Nominees

The Board, acting upon the recommendation of the Nominating and Governance Committee, has nominated eleven directors for re-election to our Board. William P. Sullivan, our current independent Chair, has reached the mandatory retirement age of 72 and will retire from the Board immediately prior to the Annual Meeting. The Board has appointed Peter J. Taylor to serve as our next independent Chair, effective at the Annual Meeting.

The Board believes our director nominees are diverse in representation, skills, experiences and tenure, bringing a variety of perspectives to strategic, financial and operational deliberations.

		Director	Industry		Committee Membership					Other Public	Mandatory
Director Nominee	Age	Since	Experience	Diversity	AFC	CEPC	NGC	SOC	PC	Boards	Retirement
Jeanne Beliveau-Dunn Independent	62	2019	Technology	White/ Female						2	2032
Michael C. Camuñez Independent	53	2017	Law/ Government	Hispanic/ Male/ LGBTQ						1*	2042
Vanessa C.L. Chang Independent	69	2007	Accounting/ Real Estate	Asian/ Female						2*	2025
James T. Morris Independent	62	2016	Insurance	White/ Male						1*	2032
Timothy T. O’Toole Independent	66	2017	Transportation	White/ Male						0	2028
Pedro J. Pizarro CEO	56	2016	Electric Utilities	Hispanic/ Male						0	N/A
Marcy L. Reed Independent	59	2022	Electric/Gas Utilities	White/ Female						1	2035
Carey A. Smith Independent	58	2019	Technology/ Engineering	White/ Female						1	2036
Linda G. Stuntz Independent	67	2014	Law/Utility Regulation	White/ Female						0	2027
Peter J. Taylor Independent	63	2011	Finance	African American/ Male						2*	2031
Keith Trent Independent	62	2018	Electric Utilities	White/ Male						1	2032

AFC	Audit and Finance Committee	* Includes the board of a fund complex registered as an investment company under Securities and Exchange Commission (“SEC”) rules		Member
CEPC	Compensation and Executive Personnel Committee			Chair
NGC	Nominating and Governance Committee		F	Financial Expert
SOC	Safety and Operations Committee
PC	Pricing Committee

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ITEM 1: ELECTION OF DIRECTORS

Experience, Skills and Attributes of Our Director Nominees

The Board believes our director nominees have the appropriate diversity of experience, skills and attributes to effectively oversee our operations, risks and long-term strategy. The Nominating and Governance Committee reviews each candidate’s qualifications when considering whether to nominate directors for election or re-election to the Board. Listed below are important areas of experience, skills and attributes held by our director nominees.

SAFETY AND OPERATIONS	Experience in the oversight of safety and operational practices

RISK MANAGEMENT	Experience identifying, assessing and controlling financial or business risks

STRATEGIC PLANNING AND CAPITAL MARKETS	Experience with corporate strategies and long-term business plans, restructuring or repositioning businesses, mergers and acquisitions, and/or raising debt and equity capital

UTILITY INDUSTRY	Experience in the utility industry as an executive of, or outside advisor to, a utility

LEGAL, REGULATORY AND PUBLIC POLICY	Experience in legal or regulatory affairs or advancing public policy interests

CYBERSECURITY	Experience related to the protection of grid operations, technology and data from attack

TECHNOLOGY AND INNOVATION	Leadership and oversight experience in technology trends, digital platforms and/or efficiency improvements through technology

FINANCIAL EXPERTISE	Accounting or other related financial management experience and attributes that satisfy the definition of an audit committee financial expert under SEC rules

ENVIRONMENTAL AND SUSTAINABILITY	Experience in overseeing, operating or advising on environmental, climate and/or sustainability practices

ENGINEERING AND SCIENCE	Education and/or work experience in engineering or science fields

WORKFORCE/TALENT MANAGEMENT	Experience in planning, building and retaining a talented and diverse workforce that meets an organization’s needs

CORPORATE GOVERNANCE	Experience governing a public company board and protecting shareholder and other stakeholder interests

PUBLIC COMPANY CEO	Experience serving as a public company CEO

SCE/CALIFORNIA UTILITY CUSTOMER	Current or former resident of California with an understanding of the California regulatory landscape and SCE’s business and retail customers

DIVERSITY	Individuals who bring different skills, backgrounds, gender, race, ethnicity or sexual orientation to the Board

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ITEM 1: ELECTION OF DIRECTORS

Biographical Information About Our Director Nominees

A biography of each director nominee describing his or her age as of this Proxy Statement, current Board committee service, business experience during the past five years and other relevant business experience is presented below. Each nominee also serves on the SCE Board. The biography includes the experience, qualifications, attributes and skills that led the Board to conclude that the nominee should serve as a director. While each nominee’s entire range of experience and skills is important, particular experience that contributes to the diversity and effectiveness of the Board is identified below.

Jeanne Beliveau-Dunn	AGE: 62 | DIRECTOR SINCE: 2019

BOARD COMMITTEES:

■  Audit and Finance

■  Safety and Operations

OTHER PUBLIC
COMPANY BOARDS

■  Columbus McKinnon

■  Xylem, Inc.

PROFESSIONAL EXPERIENCE

Ms. Beliveau-Dunn has been the chief executive officer and president of Claridad LLC, a software and services company focused on security, automation and the internet of things, since 2018. From 2007 to 2018, she was a vice president and general manager of Cisco Systems, a global technology company. Ms. Beliveau-Dunn spent 22 years at Cisco and led the products and services businesses and operations. Additionally, she had the responsibility for centers of excellence, learning and knowledge, and innovation practices for scale. Prior to Cisco, Ms. Beliveau-Dunn was vice president and general manager of products and operations at Micronics computers and ran the secure systems product lines for Wang Laboratories.

EDUCATION

Ms. Beliveau-Dunn is a graduate of the University of Massachusetts, Massachusetts Institute of Technology’s (“MIT”) executive leadership program, and Harvard University’s accelerated master’s in business administration program for executives.

OTHER BOARD SERVICE

Ms. Beliveau-Dunn is a director of Columbus McKinnon, an independent movement company in the industrial sector, and Xylem, Inc., a water technology company. She previously served as a director of Sykes Enterprises before it was acquired by the Sitel Group in 2021.

QUALIFICATIONS AND ATTRIBUTES

Ms. Beliveau-Dunn has more than 30 years of experience as a technology executive and a transformational leader with experience in building and managing large scale infrastructure, cybersecurity, compute, cloud, networking, services and marketing operations, personnel management, and employee and leadership development. During her career, she built effective networking, digital and security solutions, including strategies for internet of things in smart cities and industrial and energy markets. Her experience managing a large workforce, building network operations and security teams, and building infrastructure and efficiency through technology and process is valuable to the Board’s and Safety and Operations Committee’s oversight of cybersecurity issues facing the Company. She is also experienced in ESG matters, compensation, financial review, acquisitions, and risk and resiliency management, and is a National Association of Corporate Directors fellow. As a California resident, Ms. Beliveau-Dunn also provides the perspective of a utility customer impacted by California’s wildfires and regulatory environment.

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ITEM 1: ELECTION OF DIRECTORS

Michael C. Camuñez	AGE: 53 | DIRECTOR SINCE: 2017

BOARD COMMITTEES:

■  Audit and Finance

■  Nominating and Governance

OTHER PUBLIC
COMPANY BOARDS

■  Capital Group Fund Complex

PROFESSIONAL HIGHLIGHTS

Mr. Camuñez has been the president and chief executive officer of Monarch Global Strategies, a binational strategic advisory firm to companies doing business in emerging economies, with an emphasis on Mexico, since 2013. He previously served as the U.S. assistant secretary of commerce at the International Trade Administration of the U.S. Department of Commerce, where he managed a global portfolio to help lead the U.S. government’s efforts to open new markets for U.S. goods and services. Mr. Camuñez also served as special counsel to the President in the Office of the White House Counsel and as special assistant to the President, where he helped manage senior appointments to President Obama’s cabinet. He is a former partner of O’Melveny & Myers LLP and Manatt, Phelps & Phillips LLP in Southern California and served as a senior policy advisor during the Clinton Administration.

EDUCATION

Mr. Camuñez is a graduate of Harvard University and received his law degree with distinction from Stanford Law School.

OTHER BOARD SERVICE

Mr. Camuñez is a director of four funds in the American Funds family of mutual funds, which are advised by the Capital Group. He is also a trustee of Stanford University and of the David and Lucile Packard Foundation. Mr. Camuñez is a director of several private and nonprofit organizations, including Amplify Education, Inc., the Pacific Council on International Policy, and the Center for Law and Social Policy. He also serves on the California Natural Resources Agency’s Pathways to 30x30 Advisory Committee convened to help inform the state’s strategies to conserve 30 percent of California’s land and coastal waters by 2030.

QUALIFICATIONS AND ATTRIBUTES

Mr. Camuñez brings a broad government, legal, public policy and public affairs background relevant to the Company’s business and strategy. He has deep experience advising boards and companies in regulated industries on corporate strategy, compliance, government relations and business development. A nationally recognized Latino civic and business leader in California, Mr. Camuñez is deeply connected to the diverse communities served by SCE. His service on the Pathways to 30x30 Advisory Committee and philanthropic work with organizations like the Packard Foundation has enabled him to focus on strategies related to climate change and conservation in California and globally, which complements the Company’s strategic mission. As a California resident, Mr. Camuñez also provides the perspective of a utility customer impacted by California’s wildfires and regulatory environment.

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ITEM 1: ELECTION OF DIRECTORS

Vanessa C.L. Chang	AGE: 69 | DIRECTOR SINCE: 2007

BOARD COMMITTEES:

■  Compensation and Executive Personnel (Chair)

■  Nominating and Governance

OTHER PUBLIC
COMPANY BOARDS

■  Capital Group Fund Complex

■  Transocean Ltd.

PROFESSIONAL HIGHLIGHTS

Ms. Chang served as a director of EL & EL Investments, a private real estate investment business, from 1999 to 2018. She previously served as chief executive officer and president of ResolveItNow.com, an online dispute resolution service for high-volume, low-value claims, and senior vice president of Secured Capital Corporation, a real estate investment bank focused on origination and subsequent sales of commercial mortgage-backed securities. Prior to that, Ms. Chang had a 21-year career at the accounting firm KPMG Peat Marwick LLP, which included serving as the West Coast partner in charge of Corporate Finance.

EDUCATION

Ms. Chang is a graduate of the University of British Columbia and is an inactive Certified Public Accountant.

OTHER BOARD SERVICE

Ms. Chang is a director of Transocean Ltd. and is a director or trustee of six exchange traded funds and 16 other funds which are advised by the Capital Group. She previously served as a director of Sykes Enterprises before it was acquired by the Sitel Group in 2021.

QUALIFICATIONS AND ATTRIBUTES

Ms. Chang has extensive experience in accounting and financial reporting, executive compensation, capital markets and corporate governance matters acquired during her career and service on other public and private company boards. In addition to her board service, she actively monitors governance trends through her participation in the National Association of Corporate Directors, Women Corporate Directors and Women in Governance. Ms. Chang has developed considerable knowledge of the Company’s business, corporate history and governance during her 15 years of service on the Board. Her experience and commitment to independent oversight as a director enhance our Board’s effectiveness, and her leadership as Chair of our Compensation and Executive Personnel Committee and contributions to our Nominating and Governance Committee continue to provide value to the Board.

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ITEM 1: ELECTION OF DIRECTORS

James T. Morris	AGE: 62 | DIRECTOR SINCE: 2016

BOARD COMMITTEES:

■  Audit and Finance

■  Compensation and Executive Personnel

OTHER PUBLIC
COMPANY BOARDS

■  Pacific Life Mutual Fund Complex
(until April 1, 2022)

PROFESSIONAL HIGHLIGHTS

Mr. Morris is the chairman, president and chief executive officer of Pacific Life Insurance Company, and of its parent companies Pacific Mutual Holding Company and Pacific LifeCorp. He has served as chief executive officer since 2007 and chairman since 2008, and served as president from 2007 to 2012 and again beginning in 2016. Mr. Morris has served in a variety of management positions since joining Pacific Life in 1982, including chief operating officer, executive vice president and chief insurance officer, and senior vice president, individual insurance. He plans to retire as chairman, president and chief executive officer of Pacific Life effective April 1, 2022, and will continue as a director of Pacific Life until his term ends in May 2023.

EDUCATION

Mr. Morris is a graduate of the University of California at Los Angeles.

OTHER BOARD SERVICE

Until his retirement on April 1, 2022, Mr. Morris will continue to serve as chairman of the board and a trustee of the Pacific Select Fund and the Pacific Funds Series Trust, which are part of the Pacific Life Mutual Fund Complex. He also serves as a director of the Children’s Hospital of Orange County and will continue as chairman of the Pacific Life Foundation until his retirement on April 1, 2022. Mr. Morris previously served as a director and chair of the American Council of Life Insurers, the nation’s principal life insurance company trade association, and as a member of the Life Insurance Marketing Research Association’s Strategic Marketing Issues Committee.

QUALIFICATIONS AND ATTRIBUTES

Mr. Morris has significant business and chief executive leadership experience in a highly regulated industry and provides expertise on insurance issues that impact the Company. He brings strategic planning, risk management, workforce management and financial analysis experience from 40 years of service at Pacific Life, which is particularly valuable to our Audit and Finance and Compensation and Executive Personnel Committees. Mr. Morris also provides the perspective of a Southern California resident and executive of a Fortune 500 business headquartered and doing business in the local markets served by SCE.

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ITEM 1: ELECTION OF DIRECTORS

Timothy T. O’Toole	AGE: 66 | DIRECTOR SINCE: 2017

BOARD COMMITTEES:

■  Compensation and Executive Personnel

■  Safety and Operations
(Chair)

OTHER PUBLIC
COMPANY BOARDS

■  None

PROFESSIONAL HIGHLIGHTS

Mr. O’Toole served as the chief executive officer of First Group plc, a transportation company that provides rail and bus services in the United Kingdom and North America, from 2010 to 2018. He previously served as managing director of the London Underground, where he led the response to the 2005 terrorist bombing attacks for which he was awarded the honor of a Commander of the Most Excellent Order of the British Empire (CBE) from the Queen. Prior to his time at the London Underground, Mr. O’Toole served in various senior management roles during his 20 years of service at Consolidated Rail Corporation, including as president and chief executive officer.

EDUCATION

Mr. O’Toole is a graduate of La Salle University and received his law degree from the University of Pittsburgh.

OTHER BOARD SERVICE

Mr. O’Toole is a director of the National Safety Council and previously served as a director of First Group plc and CSX Corporation.

QUALIFICATIONS AND ATTRIBUTES

Mr. O’Toole provides public company chief executive leadership experience in a regulated, capital intensive industry. His operational experience in safety, risk management and crisis management are particularly relevant to the oversight of our business and strategy and his leadership role as Chair of the Safety and Operations Committee. Mr. O’Toole brings extensive safety expertise through his work experience and as a director of the National Safety Council, and has been recognized as a safety leader in both the United States and internationally. He has decades of direct management experience of a large workforce in industries where worker and public safety are critical. Mr. O’Toole’s perspective as a former chief executive and public company director provides value to our Compensation and Executive Personnel Committee.

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ITEM 1: ELECTION OF DIRECTORS

Pedro J. Pizarro	AGE: 56 | DIRECTOR SINCE: 2016

BOARD COMMITTEES:

■  Pricing

OTHER PUBLIC
COMPANY BOARDS

■  None

PROFESSIONAL HIGHLIGHTS

Mr. Pizarro has been the President and CEO of EIX since 2016. Prior to that, he served as President of SCE from 2014 to 2016. From 2011 to 2014, Mr. Pizarro served as President of Edison Mission Energy (“EME”), an indirect subsidiary of EIX that filed for bankruptcy in 2012 and emerged through a sale of its principal assets in 2014. He has held a wide range of other executive positions at the EIX companies since joining in 1999, including Executive Vice President responsible for SCE’s transmission and distribution system, power procurement and generation. Mr. Pizarro also previously served as Vice President and Senior Vice President of Power Procurement, and Vice President of Strategy and Business Development. Prior to his work at the EIX companies, Mr. Pizarro was a senior engagement manager with McKinsey & Company, providing management consulting services to energy, technology, engineering services and banking clients.

EDUCATION

Mr. Pizarro is a graduate of Harvard University and earned a Ph.D. in chemistry from the California Institute of Technology.

OTHER BOARD SERVICE

Mr. Pizarro is a vice chairman of the Edison Electric Institute, where he also serves on the executive committee and as co-chair of the CEO task force on transportation electrification. He is also a director of the Electric Power Research Institute and previously served as chair. Mr. Pizarro is a member of the Electricity Subsector Coordinating Council, which coordinates with the federal government and electric power sector to prepare for, and respond to, national-level disasters and physical and cybersecurity threats to critical infrastructure. Mr. Pizarro also serves as a director and executive committee member of the Analysis and Resilience Center for Systemic Risk, and is a member of the Board of Governors of Argonne National Laboratory and the Board of Trustees of the California Institute of Technology. He is also a member of the External Advisory Committee of MIT’s Future of Storage study, which is expected to issue a report in 2022 regarding key storage technologies for electricity systems that rely on variable renewable energy resources.

QUALIFICATIONS AND ATTRIBUTES

Mr. Pizarro provides in-depth knowledge of the Company’s business, experienced industry leadership, safety and operations, workforce management, cybersecurity, business resiliency and strategic planning experience and background. His leadership and experience dealing with difficult challenges during the EME bankruptcy add value to the Board. Mr. Pizarro also brings the experience and perspective of a director of several industry-related associations.

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ITEM 1: ELECTION OF DIRECTORS

Marcy L. Reed	AGE: 59 | DIRECTOR SINCE: FEBRUARY 2022

BOARD COMMITTEES:

■  Audit and Finance

■  Safety and Operations

OTHER PUBLIC
COMPANY BOARDS

■  Clean Harbors, Inc.

PROFESSIONAL HIGHLIGHTS

Ms. Reed held a variety of senior leadership positions during her 32-year career with National Grid plc, an electricity, natural gas and clean energy delivery company. From 2011 to 2021, she served as president of National Grid’s Massachusetts business and executive vice president of U.S. Policy and Social Impact. Ms. Reed was responsible for the gas and electricity business in Massachusetts, including operational, customer service, financial and reputational outcomes. In addition, she led energy policy development for the U.S. business and the effective implementation of National Grid’s social mobility platform. Ms. Reed joined National Grid in 1988 and held various positions in finance, merger integration, corporate affairs and business operations. She also spent three years in London as the head of investor relations for National Grid. Prior to National Grid, Ms. Reed was a senior auditor at Coopers & Lybrand LLP.

EDUCATION

Ms. Reed is a graduate of Dartmouth College and holds a master’s degree in accounting from Northeastern University and executive education certificates from Wharton and INSEAD. She is a Certified Public Accountant.

OTHER BOARD SERVICE

Ms. Reed is a director of Clean Harbors, Inc., a provider of environmental and industrial services, and Qualus Power Services, a private electric power engineering company. She is a trustee of Northeastern University and a director of Blue Cross Blue Shield of Massachusetts, chairing the audit committees of both entities. Ms. Reed also serves as a director of The Partnership, Inc., an organization working to build racially diverse leadership pipelines.

QUALIFICATIONS AND ATTRIBUTES

Ms. Reed brings extensive utility operations, safety, energy policy and ESG experience from her leadership at National Grid, where she was responsible for ensuring safe and reliable electricity and gas distribution services were provided to over six million people throughout Massachusetts. She also directed strategic energy policy development at National Grid supporting broad energy network investment and climate change mitigation initiatives, which is particularly relevant to our strategy and operations in California’s regulatory environment. Ms. Reed also provides financial expertise as a Certified Public Accountant with experience in public accounting and corporate finance. This experience provides additional value to our Audit and Finance and Safety and Operations Committees.

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ITEM 1: ELECTION OF DIRECTORS

Carey A. Smith	AGE: 58 | DIRECTOR SINCE: 2019

BOARD COMMITTEES:

■  Nominating and Governance

■  Safety and Operations

OTHER PUBLIC
COMPANY BOARDS

■  Parsons Corporation

PROFESSIONAL HIGHLIGHTS

Ms. Smith serves as president and chief executive officer of Parsons Corporation, a disruptive technology provider for global defense, intelligence and critical infrastructure markets. She has served as president since 2019, as chief executive officer since July 2021, and will become chairwoman of the board in April 2022. From 2018 to July 2021, Ms. Smith served as chief operating officer and, from 2016 to 2018, she served as president of Parsons’ Federal Solutions business. Before joining Parsons, she served in progressive leadership roles at Honeywell International Inc. from 2011 to 2016, including president of the Defense and Space business unit, vice president of Honeywell Aerospace Customer and Product Support, and president of Honeywell Technology Solutions, Inc. Prior to joining Honeywell, Ms. Smith served in several leadership roles at Lockheed Martin Corporation from 1985 to 2011.

EDUCATION

Ms. Smith holds a bachelor’s degree in electrical engineering from Ohio Northern University and a master’s degree in electrical engineering from Syracuse University. In 2018, she received an honorary doctorate degree from Ohio Northern University for her contributions to the university and the field of engineering.

OTHER BOARD SERVICE

Ms. Smith is a director of Parsons Corporation and previously served as a director of NN, Inc. She also serves on the board of directors at three nonprofit organizations: Professional Services Council, where she currently serves as chair; United States Geospatial Intelligence Foundation; and the Intelligence and National Security Alliance.

QUALIFICATIONS AND ATTRIBUTES

Ms. Smith brings the perspective of a public company chief executive officer at Parsons, which was headquartered in Southern California until 2019 and continues to have key programs throughout the state. Her understanding of the impact of California’s regulatory landscape on SCE’s business customers contributes to the Board’s effective oversight of key issues confronting the electric utility industry. Ms. Smith brings strategic planning experience related to the acquisition and integration of technology businesses, which is particularly helpful to our strategy. Her operational experience in safety-intensive environments provides an important perspective to the Board and its Safety and Operations Committee. Ms. Smith also brings a strong background in cybersecurity through her aerospace and defense industry experience and is a certified cybersecurity governance professional by the National Association of Corporate Directors.

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ITEM 1: ELECTION OF DIRECTORS

Linda G. Stuntz	AGE: 67 | DIRECTOR SINCE: 2014

BOARD COMMITTEES:

■  Compensation and Executive Personnel

■  Nominating and Governance (Chair)

OTHER PUBLIC
COMPANY BOARDS

■  None

PROFESSIONAL HIGHLIGHTS

Ms. Stuntz served as a partner of the law firm of Stuntz, Davis & Staffier, P.C. from 1995 to 2018, where she specialized in energy and environmental regulation. She previously served as Deputy Secretary of, and held senior positions in, the U.S. Department of Energy. Ms. Stuntz also previously served as associate minority counsel and minority counsel to the Energy and Commerce Committee of the U.S. House of Representatives. She served on the U.S. Secretary of Energy Advisory Board in 2015 and 2016.

EDUCATION

Ms. Stuntz is a graduate of Wittenberg University and received her law degree from Harvard University.

OTHER BOARD SERVICE

Ms. Stuntz is a Senior Advisor at the Center for Strategic and International Studies and the chair of the External Advisory Committee of MIT’s Future of Storage study, which is expected to issue a report in 2022 regarding key storage technologies for electricity systems that rely on variable renewable energy resources. She previously served as a director of Royal Dutch Shell plc, Raytheon Company, Schlumberger, Ltd. and American Electric Power Company.

QUALIFICATIONS AND ATTRIBUTES

Ms. Stuntz’s utility, environmental law and public policy experience is particularly relevant to the Company’s business. During her time at the U.S. Department of Energy, she held positions that focused on issues related to global climate change and energy-related measures to minimize GHG emissions, key issues that impact the Company in California. Ms. Stuntz’s corporate governance experience from her prior service on other public company boards and as a member of our Nominating and Governance Committee since 2014 informs her leadership as Committee Chair. She brings ESG and safety experience from her private industry work with utilities and energy companies, as a director of public companies in industries with environmental and safety concerns, and from serving as Chair of our Nominating and Governance Committee and previously serving on our Safety and Operations Committee from 2014 to April 2021.

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ITEM 1: ELECTION OF DIRECTORS

Peter J. Taylor	AGE: 63 | DIRECTOR SINCE: 2011

BOARD COMMITTEES:

■  Audit and Finance (Chair)

■  Safety and Operations

■  Pricing

OTHER PUBLIC
COMPANY BOARDS

■  23andMe Holding Co.

■  Western Asset Fund Complex

PROFESSIONAL HIGHLIGHTS

Mr. Taylor has been the president of ECMC Foundation, a nonprofit corporation dedicated to improving educational outcomes for students from underserved backgrounds, since 2014. From 2009 to 2014, he served as executive vice president and chief financial officer for the University of California system, where he oversaw all aspects of financial management at the ten campuses and the five academic medical centers. Prior to that, most of Mr. Taylor’s professional career was in investment banking, with nearly 16 years in municipal finance banking for Lehman Brothers and Barclays Capital.

EDUCATION

Mr. Taylor is a graduate of the University of California Los Angeles and holds a master’s degree in public policy analysis from Claremont Graduate University.

OTHER BOARD SERVICE

Mr. Taylor is a director of 23andMe Holding Co. and a trustee of the Western Asset Fund Complex. He is also a director of several private companies, including Pacific Mutual Holding Company, the Ralph M. Parsons Foundation, the Kaiser Family Foundation and the College Futures Foundation. Mr. Taylor previously served as a member of the Board of Trustees of California State University system, where he chaired the Educational Policy Committee and the Finance Committee. He also previously served as chair of the UCLA Foundation and chair of the UCLA task force on African American Admissions.

QUALIFICATIONS AND ATTRIBUTES

Mr. Taylor provides finance and public policy experience, which is particularly relevant to the Company’s infrastructure investment strategy and highly regulated business. He also brings capital markets experience from his investment banking career. At the University of California, Mr. Taylor had direct responsibility for risk management, accounting and financial reporting, which is valuable as a financial expert and Chair of our Audit and Finance Committee. He also brings safety experience from his years as a senior executive of the University of California, which launched the “Be Smart About Safety” campaign across all campuses during his tenure, and in his oversight role as a member of the Board of Trustees of the California State University. As a California resident with extensive professional experience in the state, Mr. Taylor also understands the perspective of utility customers impacted by California’s wildfires and regulatory environment. Mr. Taylor’s leadership qualities, capital markets experience, public policy insights and understanding of the Company’s strategy, business and regulatory landscape make him well suited to serve as the Company’s next independent Chair of the Board.

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ITEM 1: ELECTION OF DIRECTORS

Keith Trent	AGE: 62 | DIRECTOR SINCE: 2018

BOARD COMMITTEES:

■  Audit and Finance

■  Safety and Operations

OTHER PUBLIC
COMPANY BOARDS

■  Capital Power Corporation

PROFESSIONAL HIGHLIGHTS

Mr. Trent has 14 years of experience as a utility executive, general counsel and internal legal counsel. From 2009 to 2015, he held a variety of senior executive positions with Duke Energy Corporation, with responsibility for long-term grid strategy, regulated utilities, electric transmission, regulated fossil-fuel and hydro generation, health, safety and environment, fuel and system optimization, central engineering and services, and commercial businesses operating in domestic and international retail and wholesale competitive markets. During his tenure, Mr. Trent also had oversight responsibility of Duke Energy’s internal audit function, Sarbanes-Oxley processes, and the financial operations of four of Duke Energy’s electric utilities. Prior to that, Mr. Trent held a variety of positions at Duke with responsibility for corporate strategy, government relations, corporate communications, technology initiatives, legal, internal audit and compliance (as general counsel), and major litigation and government investigations (as lead litigator). He also practiced law for 15 years before joining Duke.

EDUCATION

Mr. Trent is a graduate of Southern Methodist University and received his law degree from the University of Texas School of Law.

OTHER BOARD SERVICE

Mr. Trent is a director of Capital Power Corporation, where he serves as the chair of the Health, Safety and Environment Committee, and TRC Companies, Inc., which was a public company until 2017.

QUALIFICATIONS AND ATTRIBUTES

Mr. Trent provides extensive utility operations, strategic planning, legal and safety experience as an executive of one of the largest electric power companies in the U.S., where he had direct management responsibility for the health and safety of a large workforce. His utility operational experience in, and perspective on, regulation, risk management, safety and cybersecurity are particularly relevant to our business and the regulatory framework in which SCE operates. This experience is particularly valuable to our Audit and Finance and Safety and Operations Committees, and supports his role as the Board’s liaison to the Company’s cybersecurity oversight group (see page 29).

The Board recommends you vote “FOR” each nominee listed in Item 1.

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Corporate Governance

Key Governance Practices

We have established corporate governance standards and practices that we believe create long-term value for our shareholders and other stakeholders. As discussed below, our key corporate governance policies and practices include:

Independent Board Chair	Independent Board Committees	Regular Independent Director Executive Sessions

Director Orientation and Continuing Education Programs	Annual Board and Committee Evaluations	Annual Succession and Talent Planning

Director Retirement at Age 72	Director Stock Ownership Guidelines	Annual Election of Directors

Majority Voting for Directors in Uncontested Elections	10% of Shareholders May Call Special Meetings	Shareholders May Act By Written Consent

Annual Advisory Vote on Executive Compensation	Proxy Access Bylaws with Standard Terms	Oversight of Strategy, Risk and ESG

Corporate Governance Documents

Shareholders and other interested parties may find the following information regarding our corporate governance on our website at www.edison.com/corpgov:

Articles of Incorporation	Bylaws	Corporate Governance Guidelines

Board Committee Composition	Board Committee Charters	Procedures for Communicating with the Board

Ethics and Compliance Code for Directors	Employee Code of Conduct	Supplier Code of Conduct

Sustainability Report	Incentive Compensation Clawback Policy	Political Contribution Policy and Reports

SHAREHOLDER ENGAGEMENT

We engage with our major institutional shareholders regarding strategy and financial and operational performance throughout the course of the year. We also engage with these shareholders on corporate governance, executive compensation and ESG issues at least annually. During the past year, we reached out to the governance teams of our top 25 shareholders representing approximately 68% of our shares and were successful in meeting virtually or by telephone with holders of approximately 50% of our shares. Topics discussed during these engagements included:

■  Board composition, skills and leadership

■  Executive compensation goals, incentives and metrics

■  Progress on our clean energy strategy and wildfire risk mitigation

■  Sustainability goals, reporting and disclosure

■  DEI commitments and reporting

■  Political activity policies, reporting and oversight

The shareholders we engaged with offered constructive feedback on our governance, executive compensation and sustainability initiatives, which was subsequently shared with the Board and its Compensation and Executive Personnel and Nominating and Governance Committees.

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CORPORATE GOVERNANCE

Governance Structure and Processes

Board Leadership Structure

Mr. Sullivan has served as the independent Chair of the Board since 2016. On December 9, 2021, the Board appointed Mr. Taylor to serve as our next Independent Chair, effective upon Mr. Sullivan’s retirement immediately prior to the Annual Meeting. Our Corporate Governance Guidelines require an independent director to serve as our Chair of the Board. The Board believes having an independent Chair is the most appropriate leadership structure for EIX, allowing the CEO to focus on the day-to-day management of the business and on executing our strategic priorities while the independent Chair focuses on leading the Board, facilitating the Board’s independent oversight of management, and providing advice and counsel to the CEO.

The duties of our independent Chair include:

■  Chair the Board meetings and Annual Meetings;

■  With the CEO, create the agenda for the Board meetings;

■  With the Nominating and Governance Committee, oversee the annual evaluations of the Board;

■  Be the principal liaison in synthesizing and communicating to the CEO key issues from the executive sessions of the independent directors;

■  With the Compensation and Executive Personnel Committee Chair, conduct the annual CEO performance review after review with the independent directors; and

■  Attend and participate in all committee meetings as desired.

Director Independence

Our Corporate Governance Guidelines require that the Board be comprised of at least a majority of independent directors and that the Audit and Finance, Compensation and Executive Personnel, and Nominating and Governance Committees be comprised entirely of independent directors. The Company uses the New York Stock Exchange, LLC (“NYSE”) listing standards to determine independence. Directors serving on the Audit and Finance Committee or the Compensation and Executive Personnel Committee must meet additional independence criteria prescribed by the NYSE listing standards and the charters of those Committees.

The Board has determined that the relationships described in Section B of Exhibit A-1 to our Corporate Governance Guidelines, which are on our website at www.edison.com/corpgov, are not material for purposes of determining directors’ independence to serve on the Board. The Board does not consider such relationships in making independence determinations.

For relationships not prohibited by NYSE rules and not covered under the categories of immaterial relationships in our Guidelines, the determination of whether a relationship is material or not, and therefore whether a director is independent or not, would be made in good faith by the directors. A director whose relationship is under consideration would abstain from the vote regarding his or her independence. No such relationships were considered by the Board in 2021.

The Board has determined that all directors other than Mr. Pizarro are independent under NYSE rules and our Corporate Governance Guidelines.

The Board reviews the independence of our directors at least annually, and periodically as needed. On a monthly basis, the Company also monitors director relationships and transactions that might disqualify them as independent. In February 2022, prior to recommending director nominees for election, the Board confirmed that the independent directors had no relationships or transactions that disqualified them as independent.

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CORPORATE GOVERNANCE

Director Nomination Process

The Nominating and Governance Committee, comprised solely of independent directors under NYSE rules and our Corporate Governance Guidelines, recommends director candidates to the Board.

The Committee will consider candidates recommended by shareholders if they are submitted in writing to the Corporate Secretary and include all of the information required by Article II, Section 4 of our Bylaws plus a written description with any supporting materials of:

■	Any direct or indirect business relationships or transactions within the last three years between EIX and its subsidiaries and senior management, on the one hand, and the candidate and his or her affiliates and immediate family members, on the other hand; and
■	The qualifications, qualities, and skills of the candidate that the shareholder deems appropriate to submit to the Committee to assist in its consideration of the candidate.

When actively searching for a candidate, the Committee typically retains a director search firm to identify director candidates, coordinate the interview process and conduct reference and background checks. Ms. Reed, a first-time nominee for election by the shareholders at the Annual Meeting, was recommended by the Committee’s search firm. The Committee uses the same process to evaluate a candidate regardless of the source of the candidate recommendation. If, based on an evaluation of the candidate’s qualifications, qualities and skills, the Committee determines to continue its consideration of a candidate, Committee members interview the candidate. The Committee conducts any further research on the candidate it deems appropriate. The Committee then determines whether to recommend that the candidate be nominated as a director. The Board considers the recommendation and determines whether to nominate the candidate for election.

Board Qualifications and Diversity

For the Nominating and Governance Committee to recommend a director nominee, the candidate must at a minimum possess the qualifications, qualities and skills in our Corporate Governance Guidelines, including:

■	A reputation for integrity, honesty and adherence to high ethical standards;
■	Experience in a generally recognized position of leadership; and
■	The demonstrated business acumen, experience and ability to exercise sound judgment in matters that relate to the current and long-term objectives of the Company.

The Committee also considers other factors and information, including the Board’s composition, the candidate’s potential for increasing the Board’s range of experience, skills and diversity, the candidate’s independence, and skills and experience relevant to our business strategy.

Our Corporate Governance Guidelines reflect the Board’s policy that director nominees should reflect diversity of skills, backgrounds, gender, race, ethnicity and sexual orientation. The Committee considers the diversity of candidates when recommending nominees for election and requires that the initial pool of candidates for every director search includes women and racially or ethnically diverse candidates, commonly known as the Rooney rule. The Committee evaluates its effectiveness in achieving diversity on the Board through its annual review of Board composition, which includes diversity and industry experience, prior to recommending nominees for election.

In nominating candidates for re-election to the Board, the Committee also considers the nature and time invested in a director’s service on other boards, the director’s Board, Board committee and annual meeting attendance, and the vote received at the prior annual meeting. Our Corporate Governance Guidelines limit a director’s service on other boards to three other public company boards; however, a director who is an executive officer of a public company is limited to two public company boards, including the EIX Board and his or her employer’s board.

Our Corporate Governance Guidelines provide that directors should not be nominated for re-election to the Board after reaching age 72 unless there is good cause to extend a director’s Board service after reaching age 72.

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CORPORATE GOVERNANCE

Director Orientation and Continuing Education

New directors receive information about our business, strategy and management team to familiarize them with the Company before their first Board meeting. We also arrange a series of orientation meetings between each new director and senior leaders throughout the organization to help new directors understand the operations of each organizational unit as it relates to their specific Board and committee duties.

We typically provide continuing education to directors annually on specific topics that relate to our strategic priorities. These sessions are typically led by management and often include presentations by external experts and virtual or in-person site visits to our facilities. In 2021, outside experts met with the Board to provide external perspectives on reliability, resiliency, cybersecurity and nuclear decommissioning. Directors may also attend external education programs and are reimbursed by EIX for the cost of those programs.

Board and Committee Evaluation Process

The Nominating and Governance Committee oversees the annual evaluation of the Board and Board committees, and periodically reviews the effectiveness of the process. In 2018, the Committee used a third-party facilitator to conduct the Board’s evaluation by interviewing each director and reporting the results to the Board. In each of the last three years, the Committee asked each director to complete Board and committee questionnaires designed to measure progress and capture feedback in three primary areas:

■	Board composition, scope and practices;
■	Governance and oversight of priority and emerging issues; and
■	Management relations and leadership effectiveness.

The Board and each committee then met in executive sessions to discuss areas of strength and opportunities for improvement based on the questionnaire results.

Proxy Access for Director Elections

In 2015, the Board adopted proxy access for director elections at annual meetings. Our Bylaws provide that EIX will include in its Proxy Statement up to two nominees (or nominees for up to 20% of the EIX Board, whichever is greater) submitted by a shareholder or group of up to 20 shareholders owning at least 3% of EIX Common Stock continuously for at least three years, if the shareholder group and nominee satisfy the requirements in Article II, Section 13 of our Bylaws. The Board made this decision after careful consideration of feedback received from our engagement with shareholders regarding proxy access. These have become standard terms adopted by over 90% of public companies that have proxy access.

A shareholder or group of up to 20 shareholders	Owning at least 3% of EIX shares	Continuously for at least 3 years	May nominate the greater of 2 nominees or 20% of the Board

Director Stock Ownership Guidelines

Within five years from their initial election to the Board, directors must own an aggregate number of shares of EIX Common Stock or derivative securities convertible into EIX Common Stock, excluding stock options, having a value equivalent to five times the annual Board retainer. Until a director satisfies this ownership requirement, the director should elect dividend reinvestment for any EIX Common Stock beneficially owned by the director. All deferred stock units held by a director count toward this ownership requirement. All directors comply with this stock ownership requirement.

EIX ownership as multiple of annual Board retainer 5x	Time period to achieve requirement 5 years	100% of directors comply

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CORPORATE GOVERNANCE

Board and Shareholder Meeting Attendance

Directors are expected to make every effort to attend Board, committee and annual shareholder meetings. The Board met 14 times in 2021 and held executive sessions of the independent directors at six of these meetings. Our directors are highly engaged and committed to their responsibilities, as demonstrated by their attendance, on average, of 99% of our Board and committee meetings held in 2021. Each director attended at least 97% of the total meetings he or she was eligible to attend in 2021. All directors virtually attended the 2021 Annual Meeting.

99% Average Board and committee meeting attendance	Each director attended at least 97% of eligible meetings	100% Annual Meeting attendance

Policy on Shareholder Rights Plans

The Board has a policy to seek prior shareholder approval of the adoption of any shareholder rights plan unless, due to time constraints or other reasons consistent with the Board’s fiduciary duties, a committee consisting solely of independent directors determines that it would be in the best interests of shareholders to adopt the plan prior to shareholder approval. Any rights plan adopted by the Board without prior shareholder approval will automatically terminate one year after adoption of the plan unless the plan is approved by shareholders prior to such termination.

Certain Relationships and Related Party Transactions

The Nominating and Governance Committee conducts a prior review of, and reviews at least annually, any transactions between the EIX companies and a related person in which the amount involved exceeds $120,000 and the related person has a material interest. A related person is a director, a director nominee, an executive officer, or a greater than 5% beneficial owner of any class of voting securities of EIX, and their immediate family members. This policy is stated in writing in the Committee’s charter.

The Committee’s regular procedure is to obtain from directors and management annually, and periodically as needed, a list of the transactions with related persons described above, and to review these transactions at a meeting held before recommending director nominations to the Board. The list is based on information from questionnaires completed by our directors, director nominees, and executive officers, together with information obtained from our accounts payable and receivable records, and is reviewed by legal counsel. The Committee’s procedure is evidenced in the minutes and records for the Committee meeting at which the review occurred.

There are no transactions between the Company and any related person required to be reported under applicable SEC rules.

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CORPORATE GOVERNANCE

Board Committees

The current membership and key responsibilities of the Board’s standing committees are described below. The duties and powers of the Committees are further described in their charters. The Board occasionally creates special Board committees to focus on certain topics.

Audit and Finance Committee

MEETINGS HELD IN 2021: 8

MEMBERS Jeanne Beliveau-Dunn Michael C. Camuñez James T. Morris* Marcy L. Reed* Peter J. Taylor* (Chair) Keith Trent* * Financial Expert

The Audit and Finance Committee is composed of six independent directors. The Committee’s key responsibilities include:

■  Appoint, determine compensation for and oversee the Company’s independent registered public accounting firm (the “Independent Auditor”), taking into consideration:

■  the qualifications, performance and independence of the Independent Auditor;

■  the scope and plans for the annual audit; and

■  the scope and extent of all audit and non-audit services to be performed by the Independent Auditor.

■  Review the financial statements and financial reporting processes, including internal controls over financial reporting.

■  Oversee the internal audit function, including the General Auditor’s performance, the internal audit plan, budget, resources and staffing.

■  Oversee the ethics and compliance program, including the Chief Ethics and Compliance Officer’s performance, helpline calls and investigations, and the employee code of conduct.

■  Discuss guidelines and policies to govern the process by which risk assessment and risk management is undertaken, and the steps taken to monitor and control enterprise level risks.

■  Discuss major financial risk exposures and the steps taken to monitor and control these exposures.

■  Establish and maintain procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters.

■  Review political contribution policies and expenditures, and approve individual contributions that exceed $1 million.

■  Review the charitable contributions budget.

■  Review and monitor capital spending and investments in subsidiaries compared to the annual budget approved by the Board, and review post-completion reports from management on major capital projects.

■  Annually review the financing plans, capital spending and trust investments.

■  Authorize debt financing, redemption and repurchase transactions.

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CORPORATE GOVERNANCE

Compensation and Executive Personnel Committee

MEETINGS HELD IN 2021: 4

MEMBERS Vanessa C.L. Chang (Chair) James T. Morris Timothy T. O’Toole William P. Sullivan Linda G. Stuntz

The Compensation and Executive Personnel Committee is composed of five independent directors. The Committee’s key responsibilities include the following:

■  Review the performance and set the compensation of designated elected officers, including the executive officers.

■  Review director compensation for consideration and action by the Board.

■  Consider the results of shareholders’ advisory votes on the Company’s executive compensation, and approve the design of executive compensation programs, plans and arrangements.

■  Approve stock ownership guidelines for officers and recommend director stock ownership guidelines to the Board.

■  Assess whether any risks arising from compensation policies and practices are reasonably likely to have a material adverse effect on the Company.

■  Annually assess senior leadership talent and their potential successors, the Company’s development plans for these individuals, and the diversity of the succession pipeline.

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CORPORATE GOVERNANCE

Nominating and Governance Committee

MEETINGS HELD IN 2021: 7

MEMBERS Michael C. Camuñez Vanessa C.L. Chang Linda G. Stuntz (Chair) Carey A. Smith William P. Sullivan

The Nominating and Governance Committee is composed of five independent directors. The Committee’s key responsibilities include:

■  Review the appropriate experience, skills and characteristics required of the Board and make recommendations to the Board regarding Board size and composition.

■  Seek out, identify and review a pool of potential candidates for membership on the Board that reflects diversity of skills, backgrounds, gender, race, ethnicity and sexual orientation.

■  Review the background and qualifications of potential director candidates and make recommendations to the Board regarding candidates to fill Board vacancies and the slate of directors for submission to the Company’s shareholders at each annual meeting.

■  Make recommendations to the Board regarding Board committee and committee chair assignments and the EIX independent Board Chair appointment.

■  Review director independence and related party transactions.

■  Periodically review and recommend updates to our Corporate Governance Guidelines and Board committee charters.

■  Review ESG trends and ensure oversight of relevant ESG issues by the Board and Board committees.

■  Advise the Board with respect to corporate governance matters.

■  Oversee the annual evaluation of the Board and Board committees.

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CORPORATE GOVERNANCE

Safety and Operations Committee

MEETINGS HELD IN 2021: 7

MEMBERS Jeanne Beliveau-Dunn Timothy T. O’Toole (Chair) Carey A. Smith Marcy L. Reed Peter J. Taylor Keith Trent

The Safety and Operations Committee is composed of six independent directors with relevant safety experience. The Committee’s key responsibilities include:

■  Review and monitor the Company’s safety programs, policies and practices related to:

■  The Company’s safety culture, goals and risks;

■  Significant safety-related incidents involving employees, contractors or members of the public; and

■  The measures and resources to prevent, mitigate or respond to safety-related incidents.

■  Monitor the Company’s safety, wildfire and operational and service excellence performance metrics.

■  Review and monitor the Company’s operations, significant developments, resources, risks and risk mitigation plans related to:

■  Reliability, affordability and customer service;

■  Wildfires;

■  Cyber and physical security;

■  Business resiliency and emergency response;

■  Information and operational technology;

■  Climate adaptation; and

■  Decommissioning of the San Onofre Nuclear Generating Station.

Pricing Committee

MEETINGS HELD IN 2021: 2

MEMBERS Pedro J. Pizarro (Chair) Peter J. Taylor

The Pricing Committee is composed of two directors. The Committee is responsible for determining the final terms of any offering, issuance, or sale of EIX Common Stock or EIX preferred stock (each, a “Stock Transaction”). The Committee has authority to act on behalf, and with full power, of the Board to determine whether and when to initiate any Stock Transaction, determine the number of shares offered, reserve shares of EIX Common Stock for conversion, and determine the form and terms of any Stock Transaction.

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Board Oversight of Strategy, Risk and ESG

Strategy

One of the Board’s primary functions is to provide management with strategic direction on the Company’s vision and strategy to lead the transformation of the electric power industry toward a clean energy future. The Board reviews and evaluates the Company’s strategic growth, goals and objectives through annual in-depth strategy meetings, education sessions on strategic topics with external experts, regular business and strategy updates at Board meetings, and discussion of emerging issues affecting strategy. Directors with particular expertise in a strategic area also advise management on strategy outside of Board meetings.

The Board regularly collaborates with management to ensure the Company’s clean energy strategy continues to advance federal and state policies and goals to combat climate change. For example, in 2021 the Board engaged on important transportation and building electrification, utility-owned storage and climate adaptation efforts to enable both SCE and California to achieve their long-term GHG net-zero and carbon-free power goals. With the Board’s guidance, SCE also continued to make meaningful progress on its wildfire risk mitigation strategy, achieving important milestones related to covered conductor deployment and other system hardening activities, vegetation management, high fire risk area inspections, and technology and data analytics.

Risk

The Board has broad responsibility for the oversight of significant strategic, operational, financial and reputational risks. The Board periodically reviews the alignment of its risk oversight responsibilities under applicable laws, SEC rules, and NYSE listing standards with the Company’s Bylaws, Corporate Governance Guidelines and Board committee charters. The Board actively reviews our enterprise risk management process and monitors strategic and emerging risks through direct engagement with management and through its committees, which regularly report back to the Board. This includes a review of key risks at least annually and ongoing monitoring throughout the year during management reports and discussions at Board meetings. In addition, the Board conducts periodic strategic reviews that focus on specific risks, such as climate change, reliability and resiliency. At least annually, the Board also reviews corporate goals and approves capital budgets to ensure they are aligned with our strategy.

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BOARD OVERSIGHT OF STRATEGY, RISK AND ESG

The Board believes its leadership and governance structure supports the Board’s risk oversight function. Independent directors chair the Board committees responsible for risk oversight, and the independent Chair of the Board and Committee chairs facilitate communication between management and directors. The Board has assigned committees responsibility for risk oversight in the following areas:

AUDIT AND FINANCE COMMITTEE

■  Guidelines and policies related to the Company’s risk assessment and risk management processes, and the steps taken to monitor and control enterprise level risks

■  Major financial risk exposures and the steps taken to monitor and control these exposures

■  Litigation, internal audits and compliance, as well as “deep dives” on specific risk topics

■  The annual internal audit plan

■  Political contributions and charitable contributions budgets

■  Capital investments, allocation and spending

COMPENSATION AND EXECUTIVE PERSONNEL COMMITTEE

■  Executive compensation program risks, as discussed under How We Make Compensation Decisions - Risk Considerations in the Compensation Discussion and Analysis section

■  The talent, development and diversity of our senior leadership

NOMINATING AND GOVERNANCE COMMITTEE

■  Identification of director candidates with skills and experience to oversee the Company’s key enterprise risks

■  Corporate governance practices, such as Board and committee composition, leadership and self-evaluations

■  ESG trends that impact the Company to ensure appropriate oversight of relevant ESG issues by the Board and Board committees

■  Appropriate allocation of Board committee charter responsibilities

SAFETY AND OPERATIONS COMMITTEE

■  Worker and public safety programs, policies and practices related to the Company’s safety culture, goals, risks and significant incidents

■  Safety, wildfire and operational and service excellence performance metrics and controls

■  Operational developments, resources, risks and risk mitigation plans related to the Committee’s responsibilities described above

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BOARD OVERSIGHT OF STRATEGY, RISK AND ESG

ESG

Sustainability is integral to our strategy, which is aligned with California’s economy-wide goals to combat climate change and reach carbon neutrality by 2045. Our commitment to sustainability is reflected in our ESG priorities, goals and practices described in our annual Sustainability Report.

Our Sustainability Report is prepared in accordance with the Global Reporting Initiative Standards core option and includes disclosures in accordance with other third-party frameworks, including the Sustainability Accounting Standards Board, the Task Force on Climate-related Financial Disclosures, and the United Nations Sustainable Development Goals. Our Sustainability Report along with additional sustainability information and reports are available at www.edison.com/sustainability. These reports and any other information on our website are not part of, nor incorporated by reference into, this Proxy Statement.

ESG issues are incorporated into topics reviewed at Board meetings and the Board’s annual in-depth strategy meeting. The Board regularly reviews and monitors safety, climate change, DEI and other ESG risks including those arising from climate-related events that impact our business, such as wildfires, and provides direction and guidance to management on the mitigation of these risks. The Board and its committees have responsibility for risk and operational oversight of the following ESG-related issues:

BOARD OF DIRECTORS

■  Our clean energy strategy and climate-related legislation and regulation

■  Wildfire risk and other impacts of climate change

■  Key objectives related to climate change, renewable energy, transportation and building electrification, and energy storage

■  Corporate culture, talent planning and DEI initiatives

■  Corporate goals related to safety, reliability, grid modernization, capital spending and DEI program

■  Cybersecurity trends, incidents and programs

AUDIT AND FINANCE COMMITTEE

■  Key risks related to safety, wildfire, climate change and reliability

■  Political and charitable contributions

■  Ethics and Compliance programs, including employee helpline data and ethics survey results on Company culture

■  Capital budgets and spending

NOMINATING AND GOVERNANCE COMMITTEE ■ Board composition and diversity ■ Significant ESG trends and Board and committee oversight of relevant ESG issues ■ Shareholder outreach efforts on ESG issues

COMPENSATION AND EXECUTIVE PERSONNEL COMMITTEE

■  Incentive compensation goals related to wildfires and safety, clean energy, electrification, energy storage, DEI and other ESG issues

■  The talent, development and diversity of our senior leadership

SAFETY AND OPERATIONS COMMITTEE

■  Safety culture, operational goals and risks

■  Employee, contractor and public safety

■  Electric system reliability

■  Cyber and physical security

■  Wildfires

■  Climate adaptation

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BOARD OVERSIGHT OF STRATEGY, RISK AND ESG

Safety

The safety of employees, contractors, customers and the public is essential to the Company’s values and success. As part of its oversight function, the Board engages directly with management on worker and public safety topics, including wildfire safety. The Board’s Safety and Operations Committee maintains joint responsibility with the Board for safety oversight. As discussed above, the Safety and Operations Committee is responsible for oversight of the Company’s safety performance, culture, operational goals and risks, and significant safety-related incidents involving employees, contractors or members of the public, including wildfire safety.

The Safety and Operations Committee receives regular safety reports from management that include performance metrics, reporting on serious incidents, and actions to improve employee, contractor and public safety. The Chair of the Committee then reports to the Board at its next meeting.

In addition, as discussed in the Compensation Discussion and Analysis section, the Compensation and Executive Personnel Committee has made safety a foundational goal that can negatively impact annual incentive compensation of our executives and other employees.

COVID-19

The Board has been actively engaged with management to oversee the continuing effects of COVID-19 on workforce and public health and safety, business operations and resiliency, and customer affordability, among other issues. The Board receives updates at each meeting regarding worker health and safety, legal and public health developments, the Company’s health and safety protocols, and the impact of Company policies on employees working remotely, in the field, or at our facilities.

The Board has aligned its practices with the Company’s COVID-19 health and safety protocols and has held all Board and committee meetings virtually since March 2020. The Nominating and Governance Committee receives periodic updates on the impact of public health guidance, state and local restrictions, and Company policies on the safety, quality and effectiveness of in-person meetings, and makes a decision on behalf of the Board regarding the format for upcoming meetings.

Cybersecurity

The Company has identified cybersecurity as a key enterprise risk. Cybersecurity risks are included in the key risk reports to the Audit and Finance Committee discussed above. In addition, the Board has assigned primary responsibility for cybersecurity operations oversight to the Safety and Operations Committee, which receives regular cybersecurity updates from SCE’s Chief Information Officer and SCE’s Vice President of Cybersecurity on specific topics, including the dynamic cybersecurity landscape and the Company’s defense and risk mitigation strategies. The Board also receives an annual cybersecurity report from an external consultant that includes an assessment of our program and organization.

Management has established a cybersecurity oversight group comprised of a multidisciplinary senior management team to provide governance and strategic direction for the identification of and response to cybersecurity risks. Director Trent serves as the Board liaison to the oversight group where he regularly attends meetings and provides reports to the Safety and Operations Committee. Other Board members are invited to attend meetings and typically attend at least one meeting annually.

Succession and Talent Planning

The Board believes CEO succession planning is one of its most important responsibilities. In accordance with our Corporate Governance Guidelines, the Board annually reviews and evaluates succession planning and management development for our senior officers, including the CEO.

At least annually, the Board meets in executive session with the CEO and Chief Human Resources Officer to discuss talent and succession planning. The discussion includes CEO succession in the ordinary course, CEO succession if an emergency occurs, and succession for other key senior management positions. The frequency of the Board’s CEO succession planning discussions depends in part on the period of time until the CEO’s expected retirement.

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BOARD OVERSIGHT OF STRATEGY, RISK AND ESG

In the succession planning process, internal CEO succession candidates are identified and evaluated based on criteria considered predictive of success at the CEO level, given our business strategy. The Board uses a common talent assessment format for each individual. The assessment includes a development plan for each individual that is then reviewed by the Compensation and Executive Personnel Committee. The Board also considers external CEO succession candidates from time to time and may retain an executive search firm to help identify and assess potential candidates.

We also provide the Board with opportunities to become acquainted with the senior officers and others who may have the potential to handle significant management positions. This occurs through presentations to the Board and Board committees, director education sessions, other business interactions, and social events intended for this purpose. The Compensation and Executive Personnel Committee annually assesses senior leadership talent and their potential successors, our development plans for these individuals, and the diversity of the succession pipeline.

Diversity, Equity and Inclusion

The Board’s commitment to review and guide management on our corporate culture and DEI initiatives is also reflected in our Corporate Governance Guidelines. The Board reviews the Company’s DEI progress semi-annually, and monitors our commitments, metrics and trends related to workforce representation, pay equity, advancement opportunities and employee sentiment. The Board provides guidance to management in advance of the Company’s release of its annual DEI Report, and reviews the subsequent actions taken, feedback received and progress on the Company’s initiatives to enhance transparency and accountability.

Board members are invited to participate in leadership and employee-led business resource group (“BRG”) programs throughout the year to support our DEI initiatives. In 2021, Mses. Beliveau-Dunn, Chang, Smith and Stuntz participated in BRG and women’s leadership programs focused on women in the workplace which allowed them to share their experiences and engage directly with employees.

Political Engagement and Disclosure

Political developments can have a significant impact on the Company and our stakeholders. Therefore, the Company participates in the political process through regular engagement with public officials and policy makers, and by making contributions to candidates, parties and political action committees from across the political spectrum that support policies that help advance our business strategy, including clean energy and electrification.

The Company will only make political contributions that comply with the law and adhere to our Political Contribution Policy, which requires that all contributions or expenditures reflect the Company’s interests. In April 2021, the Company amended the Policy to expressly align our contributions with the Company’s values, business strategy and key policy areas related to healthy democracy, pro-business, and energy and sustainability. All contributions are approved by the most senior officer responsible for government affairs or the President and CEO, and any contribution that exceeds $1 million must be approved by the Audit and Finance Committee. The Audit and Finance Committee annually reviews the Company’s political contribution policy and compliance program, and receives semi-annual reports on the Company’s political expenditures to ensure alignment with our values, business strategy and key policy areas. In February 2022, the Board also received an update on our political engagement strategy and activities.

The Company is a member of certain trade associations that engage in lobbying activity and seeks to ensure these associations are aligned with our clean energy strategy through engagement with their leadership and policy committees. We reviewed the public energy and climate positions of the trade associations where we make payments of at least $50,000 annually and found that these associations are generally aligned with the Company on climate policy. These trade associations are required to report the nondeductible portion of our annual payments used for lobbying activity, which are disclosed in our semi-annual political contribution reports.

Our Political Contribution Policy and political contribution reports are available at www.edison.com/corpgov. In 2021, the Center for Political Accountability assessed our disclosures for its annual CPA-Zicklin Index of Corporate Political Disclosure and Accountability and again designates EIX as a “Trendsetter” (its highest rating) for our commitment to transparency and accountability. This is the sixth consecutive year that EIX has received this designation.

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Director Compensation

The following table presents information regarding the compensation paid for 2021 to our non-employee directors. The compensation paid to Mr. Pizarro, who is also an employee of EIX, is presented in the Summary Compensation Table and the related explanatory tables. Mr. Pizarro is not paid any additional compensation for his service as a director.

Director Compensation Table – Fiscal Year 2021

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
Jeanne Beliveau-Dunn	123,750	152,507	—	—	—	256	276,513
Michael C. Camuñez	123,750	152,507	—	—	—	10,000	286,257
Vanessa C.L. Chang	143,750	152,507	—	—	75,814	10,000	382,071
James T. Morris	123,750	152,507	—	—	22,739	10,000	308,996
Timothy T. O’Toole	140,000	152,507	—	—	18,520	10,000	321,027
Carey A. Smith	123,750	152,507	—	—	7,549	—	283,806
Linda G. Stuntz	138,750	152,507	—	—	7,539	10,000	308,796
William P. Sullivan	198,750	227,511	—	—	—	10,000	436,261
Peter J. Taylor	148,750	152,507	—	—	—	10,000	311,257
Keith Trent	123,750	152,507	—	—	2,138	10,000	288,395
(1)	The amounts reported for stock awards reflect the aggregate grant date fair value of those awards computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions and methodologies used to calculate the amounts reported, see Note 9 (Compensation and Benefit Plans) to the Consolidated Financial Statements included as part of the EIX and SCE combined Annual Report on Form 10-K for the year ended December 31, 2021 (the “2021 Annual Report”). The assumptions and methodologies used to calculate the grant date fair value of deferred stock units were the same as those discussed in such Note 9 for calculating the grant date fair value of restricted stock units.
(2)	Each non-employee director, other than Mr. Sullivan was granted a total of 2,564 shares of EIX Common Stock or fully vested deferred stock units on April 22, 2021, and each share or unit had a value of $59.48 on the grant date. Mr. Sullivan was granted 2,564 fully-vested deferred stock units in connection with his re-election to the Board and 1,261 fully-vested deferred stock units in connection with his re-appointment as Chair of the EIX Board, for a total grant of 3,825 units on April 22, 2021. Each deferred stock unit granted to Mr. Sullivan had a value of $59.48 on the grant date. None of the non-employee directors had unvested stock units as of December 31, 2021.
(3)	We have not granted stock options to our non-employee directors since 2009. None of the non-employee directors had EIX stock options outstanding as of December 31, 2021.
(4)	Amounts reported consist of interest on deferred compensation account balances considered under SEC rules to be at above-market rates.
(5)	EIX has a matching gift program that provides dollar-for-dollar matching gifts of at least $25 up to a prescribed maximum amount per calendar year for employees and directors. Most tax-exempt public charities under section 501(c)(3) of the Internal Revenue Code and U.S. governmental subdivisions as provided by section 170(c)(1) of the Internal Revenue Code are eligible for matching gifts; exceptions include political organizations, organizations that discriminate, and religious and fraternal organizations that serve only their membership. The amounts in this column reflect matching gifts made by EIX pursuant to this program for 2021 gifts by directors. EIX matches each director’s aggregate contributions up to $10,000 per calendar year to eligible organizations. Under the Director Matching Gift Program, matching amounts for non-cash gifts are determined based on the value of the gift on the date given by the director. For purposes of determining the date on which a gift of publicly traded stock is given, the date is based on the date stock ownership transfers to the organization.

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DIRECTOR COMPENSATION

Quarterly Cash Retainer

Compensation for non-employee directors during 2021 included the following quarterly cash retainers for serving as a member of the Board and for serving as Chair of the Board or Chair of a Board Committee:

Quarterly Cash Retainer for Service as	Jan. to Sept. 2021	Oct. to Dec. 2021
Board Member	$30,625	$31,875
Chair of the Board	$18,750	$18,750
Audit and Finance Committee Chair	$6,250	$6,250
Compensation and Executive Personnel Committee Chair	$5,000	$5,000
Safety and Operations Committee Chair	$3,750	$5,000
Nominating and Governance Committee Chair	$3,750	$3,750

Directors were offered the opportunity to receive all of their cash compensation on a deferred basis under the EIX Director Deferred Compensation Plan. All directors are also reimbursed for out-of-pocket expenses for serving as directors and are eligible to participate in the Director Matching Gift Program described in footnote (5) to the Director Compensation Table above. Directors are not paid meeting fees.

Annual Equity Awards

Upon re-election to the Board on April 22, 2021, non-employee directors were granted an annual equity award of EIX Common Stock or deferred stock units with an aggregate grant date value of $152,500. The Board approved increasing the annual equity award to $157,500 or a prorated portion thereof (as explained below), effective for initial elections or re-elections to the Board on or after August 26, 2021.

Upon his re-appointment as Chair of the Board on April 22, 2021, Mr. Sullivan was granted a supplemental annual equity award of EIX Common Stock or deferred stock units with an aggregate grant date value of $75,000.

If the grant date of an award for an initial election to the Board or initial appointment as Chair of the Board occurs after the date of our Annual Meeting for that year, then the grant date value of the award is prorated by multiplying it by the following percentage: 75% if the grant date is in the second quarter of the year; 50% if the grant date is in the third quarter of the year; 25% if the grant date is in the fourth quarter of the year. If the grant date of an award for an initial election to the Board or an initial appointment as Chair of the Board occurs before the date of our Annual Meeting for that year, then the director receives the regular annual equity award upon that initial election or appointment (in the amount of $157,500 for initial election to the Board and $75,000 for initial appointment as Chair of the Board), but is not eligible to receive an additional annual equity award upon re-election or re-appointment at the Annual Meeting. Accordingly, Ms. Reed received an initial election award on February 24, 2022 with a grant date value of $157,500 and will not receive an additional equity award if she is re-elected at the Annual Meeting.

The number of shares or units granted is determined by dividing the grant date value of the equity award by the closing price of EIX Common Stock on the grant date and rounding up to the next whole share. Each award is fully vested when granted.

The annual equity award for an initial election to the Board is made in the form of deferred stock units. For re-election awards and the additional equity award for appointment or re-appointment as Chair of the Board, directors have the opportunity to elect in advance to receive such awards entirely in EIX Common Stock, entirely in deferred stock units, or in any combination of the two. A deferred stock unit is a right to receive one share of EIX Common Stock. Deferred stock units are credited to the director’s account under the EIX Director Deferred Compensation Plan described below. Deferred stock units cannot be voted or sold. They accrue dividend equivalents on the ex-dividend date, if and when dividends are declared on EIX Common Stock. The accrued dividend equivalents are converted to additional deferred stock units.

Each director’s equity award in 2021 and Ms. Reed’s initial election award on February 24, 2022 were granted under the EIX 2007 Performance Incentive Plan.

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DIRECTOR COMPENSATION

EIX Director Deferred Compensation Plan

Non-employee directors are eligible to defer up to 100% of their cash compensation into the EIX Director Deferred Compensation Plan. These deferrals accrue interest until paid to the director at a rate equal to the average monthly Moody’s Corporate Bond Yield for Baa Public Utility Bonds over a 60-month period ending September 1 of the prior year.

Any portion of a director’s annual equity award that he or she elects to receive as deferred stock units is automatically deferred into the Director Deferred Compensation Plan and earns dividend equivalents as discussed above.

Any amounts deferred (including deferred stock units) may be deferred until a specified date or may become payable in connection with the director’s death or other separation from service. Directors have sub-accounts for each annual deferral for which the director may elect payment in the form of a single lump-sum or annual installments.

Payments triggered by death or other separation from service begin at a specified time following the applicable triggering event. Payments are subject to certain administrative payment rules and may be delayed or accelerated if permitted or required under Section 409A of the Internal Revenue Code.

Benefits under the EIX Director Deferred Compensation Plan are unfunded and thus depend on the continued solvency of the Company.

Determination of Director Compensation

The Board makes all decisions regarding director compensation. These decisions are usually made after receiving recommendations from the Compensation and Executive Personnel Committee. The Committee makes its recommendations after receiving input from its independent compensation consultant and management. The Committee retained Pay Governance LLC (“Pay Governance”) to evaluate and make recommendations regarding director compensation for 2021. Pay Governance’s assistance included helping the Committee identify industry trends and norms for director compensation, reviewing and identifying peer group companies, and evaluating director compensation data for these companies. The changes made to director compensation in 2021 were based on analysis and recommendations provided by Pay Governance. Management’s input focuses on legal, compliance, and administrative issues.

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Stock Ownership

Directors, Director Nominees and Executive Officers

The following table shows the number of shares of EIX Common Stock beneficially owned as of March 4, 2022 by each of our directors, director nominees, and officers named in the Summary Compensation Table (“NEOs”), and our current directors and executive officers as a group. None of the persons in the table beneficially owns any other equity securities of EIX or its subsidiaries. The table includes shares that the individual has a right to acquire through May 3, 2022.

Name of Beneficial Owner	Category	Deferred Stock Units(1)	Stock Options(2)	Common Stock Shares	Total Shares Beneficially Owned(3)	Percent of Class(4)
Jeanne Beliveau-Dunn	Director/Nominee	5,723	—	—	5,723	*
Michael C. Camuñez	Director/Nominee	9,527	—	—	9,527	*
Vanessa C.L. Chang	Director/Nominee	8,585	—	5,656	14,241	*
James T. Morris	Director/Nominee	2,085	—	1,681	3,766	*
Timothy T. O’Toole	Director/Nominee	9,061	—	5,000	14,061	*
Pedro J. Pizarro	Director/Nominee NEO	—	1,653,398	112,101	1,765,499	*
Marcy L. Reed	Director/Nominee	—	—	—	—	*
Carey A. Smith	Director/Nominee	3,419	—	—	3,419	*
Linda G. Stuntz	Director/Nominee	1,417	—	6,458	7,875	*
William P. Sullivan	Director	11,873	—	10,519	22,392	*
Peter J. Taylor	Director/Nominee	—	—	19,076	19,076	*
Keith Trent	Director/Nominee	629	—	8,182	8,811	*
Maria Rigatti	NEO	—	398,463	34,753	433,216	*
Adam S. Umanoff	NEO	—	397,876	25,071	422,947	*
Steven D. Powell	NEO	—	87,463	5,343	92,806	*
J. Andrew Murphy	NEO	—	187,769	9,618	197,387	*
Kevin M. Payne(5)	NEO	—	354,257	16,307	370,564	*
Directors and Executive Officers as a Group (20 individuals)		52,319	3,244,970	280,913	3,578,202	*
(1)

In accordance with SEC rules, the reported number consists only of deferred stock units that could be settled in shares of EIX Common Stock within 60 days at the director’s discretion under the payment elections previously made by the director under the EIX Director Deferred Compensation Plan (for example, a director who elected settlement of deferred stock units upon retirement could retire). However, all deferred stock units held by a director count toward the stock ownership requirement for directors.

In addition to the deferred stock units reported in this table, Messrs. Camuñez, Morris, O’Toole and Taylor hold 2,651, 10,990, 2,651 and 3,966 fully vested deferred stock units, and Mses. Beliveau-Dunn, Chang, Reed, Smith and Stuntz hold 2,651, 36,990, 2,663, 2,651 and 12,983 fully vested deferred stock units, respectively. These additional deferred stock units will also be settled in shares of EIX Common Stock, but in accordance with SEC rules are not included in the table because they cannot be settled in shares of EIX Common Stock within 60 days at the director’s discretion.

(2)	Except as follows, each individual has sole voting and investment power. Shared voting and sole investment power: Ms. Rigatti 5,553; Mr. Umanoff 4,799; Mr. Payne 3,734; all directors and executive officers as a group 14,352. Shared voting and shared investment power: all directors and executive officers as a group 22.
(3)	Includes shares listed in the three columns to the left.
(4)	Each individual beneficially owns less than 1% of the shares of EIX Common Stock.
(5)	Mr. Payne retired as President and CEO of SCE effective December 1, 2021. His EIX share ownership is reported as of December 1, 2021.

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STOCK OWNERSHIP

Delinquent Section 16(a) Reports

On December 23, 2021, Ms. Chang filed a Form 4 reporting the April 2, 2019 sale of 113 shares held by her spouse.

The sale was executed by an investment manager for a managed account maintained by Ms. Chang’s spouse. The sale was the result of an oversight by the investment manager, who did not follow an instruction by Ms. Chang’s spouse to not sell the 113 shares. Ms. Chang and her spouse became aware of the sale shortly before filing the Form 4.

On March 3, 2022, Mr. Sullivan filed a Form 4 reporting the July 6, 2020 purchase of 22 shares that was executed by an investment manager for managed family trust accounts. The purchase was the result of an oversight by the investment manager, who did not follow an instruction by Mr. Sullivan to not purchase any shares of EIX Common Stock. Mr. Sullivan became aware of the purchase shortly before filing the Form 4.

Based on the written representations of our directors and officers, our review of copies of reports filed with the SEC, and our records, we believe that all other reports that were required to be filed during the 2019 to 2021 period under Section 16(a) of the Exchange Act of 1934 were timely filed.

Other Shareholders

The following are the only shareholders known to beneficially own more than 5% of EIX Common Stock as of December 31, 2021:

Name of Beneficial Holder	Address	Amount and Nature of Beneficial Ownership	Percent of Class
The Vanguard Group	100 Vanguard Blvd. Malvern, PA 19355	43,798,385(1)	11.5%
BlackRock Inc.	55 East 52nd Street New York, NY 10055	35,628,603(2)	9.4%
State Street Corporation	One Lincoln Street Boston, MA 02111	26,124,905(3)	6.88%
Capital Research Global Investors	333 South Hope Street, 55th Fl. Los Angeles, CA 90071	21,567,094(4)	5.7%
(1)	This information is based on a Schedule 13G filed with the SEC on February 9, 2022. The Vanguard Group reports it has shared voting power over 758,080 shares, sole investment power over 42,082,095 shares, and shared investment power over 1,716,290 shares.
(2)	This information is based on a Schedule 13G filed with the SEC on February 1, 2022. BlackRock Inc. reports it has sole voting power over 30,562,004 shares and sole investment power over all shares.
(3)	This information is based on a Schedule 13G filed with the SEC on February 14, 2022. Acting in various fiduciary capacities, State Street reports it has shared voting power over 23,927,753 shares and shared investment power over 26,108,046 shares. This includes approximately 5,632,110 shares, or 1.5% of the class, held by State Street as the trustee of the Edison 401(k) Savings Plan (the “401(k) Plan”), through which participants may hold interests in EIX shares through the EIX Stock Fund. 401(k) Plan shares are voted in accordance with instructions given by participants, whether vested or not. 401(k) Plan shares for which instructions are not received will be voted by the 401(k) Plan trustee in the same proportion to the 401(k) Plan shares voted by other participants in the 401(k) Plan who hold interests in EIX shares through the EIX Stock Fund (the “401(k) Plan Shareholders”), unless contrary to the Employee Retirement Income Security Act of 1974 (“ERISA”).
(4)	This information is based on a Schedule 13G filed with the SEC on February 11, 2022. Capital Research Global Investors reports it has sole voting power over 21,565,577 shares and sole investment power over all shares.

Edison International  |  2022 Proxy Statement    35

Item 2:	Ratification of the Independent Registered Public Accounting Firm The Board recommends you vote “FOR” Item 2

The Audit and Finance Committee is directly responsible for the appointment, compensation, retention and oversight of the Independent Auditor retained to audit the Company’s financial statements. The Committee has selected PwC as the Company’s Independent Auditor for calendar year 2022. The Company is asking shareholders to ratify this appointment.

PwC is an international accounting firm which provides leadership in public utility accounting matters. Representatives of PwC are expected to attend the Annual Meeting to respond to appropriate questions and to make a statement if they wish.

PwC has been retained as the Company’s Independent Auditor continuously since 2002. The Committee has adopted restrictions on hiring certain persons formerly associated with PwC into an accounting or financial reporting oversight role to help ensure PwC’s continuing independence.

At least annually, the Committee meets in executive session without PwC present to evaluate the quality of PwC’s audit services and its performance, including PwC’s industry knowledge from an accounting and tax perspective, PwC’s continued independence and professional skepticism, the Committee’s discussions with management about PwC’s performance, and information available from Public Company Accounting Oversight Board (“PCAOB”) inspection reports.

The Committee annually considers whether the Independent Auditor firm should be reappointed for another year. The lead engagement partner is required to rotate off the Company’s audit after five years. In connection with the mandated rotation of PwC’s lead engagement partner effective beginning with PwC’s audit of the Company’s 2022 financial statements, the Company interviewed two candidates proposed by PwC who met professional, industry and personal criteria. The Committee Chair then selected the lead engagement partner taking into account management’s recommendation.

The Committee considered several factors when determining whether to reappoint PwC as the Company’s Independent Auditor, including:

■	The length of time PwC has been engaged;
■	PwC’s knowledge of the Company and its personnel, processes, accounting systems and risk profile;
■	The quality of the Committee’s ongoing discussions with PwC, its independence and professional skepticism;
■	An assessment of the professional qualifications, utility industry experience and past performance of PwC, its lead engagement partner, and other members of the core engagement team;
■	PwC’s use of technology and data analytics in its audits; and
■	Other accounting firms with comparable professional qualifications and utility industry expertise.

The Committee and the Board believe that the continued retention of PwC to serve as the Company’s Independent Auditor is in the best interests of the Company and its investors.

The Company is not required to submit this appointment to a shareholder vote. Ratification would be advisory only. However, if shareholders do not ratify the appointment, the Committee will investigate the reasons for rejection by the shareholders and will reconsider the appointment.

The Board recommends you vote “FOR” Item 2.

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ITEM 2: RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent Auditor Fees

The following table sets forth the aggregate fees billed by PwC to EIX (consolidated total including EIX and its subsidiaries) for the fiscal years ended December 31, 2021 and December 31, 2020:

	EIX and Subsidiaries ($000)
Type of Fee	2021	2020
Audit Fees(1)	$ 6,506	$ 6,415
Audit-Related Fees(2)	130	255
Tax Fees(3)	335	296
All Other Fees(4)	777	1,359
Total	$ 7,748	$ 8,325
(1)	These represent fees for professional services provided in connection with the audit of the Company’s annual financial statements and internal controls over financial reporting, and reviews of the Company’s quarterly financial statements.
(2)	These represent fees for assurance and related services related to the performance of the audit or review of the financial statements and not reported under “Audit Fees” above.
(3)	These represent fees for tax-related compliance and other tax-related services to support compliance with federal and state tax reporting and payment requirements, including tax return review and review of tax laws, regulations or cases.
(4)	These represent fees for miscellaneous services. For fiscal year ended December 31, 2021, “All Other Fees” include independent program management assessment of SCE’s new billing system.

The Audit and Finance Committee annually approves all proposed audit fees in executive session without PwC present, considering several factors, including a breakdown of the services to be provided, proposed staffing and hourly rates, and changes in the Company and industry from the prior year. The audit fees are the culmination of a process which included a comparison of the prior year’s proposed fees to actual fees incurred and fee proposals for known and anticipated 2021 services in the audit, audit-related, tax and other categories. The Committee’s deliberations consider balancing the design of an audit scope that will achieve a high-quality audit that drive efficiencies from both the Company and PwC while compensating PwC fairly.

The Committee is required to pre-approve all audit and permitted non-audit services performed by PwC to ensure these services will not impair the firm’s independence. The Committee has delegated to the Committee Chair the authority to pre-approve services between Committee meetings, provided that any pre-approval decisions are presented to the Committee at its next meeting. PwC must assure that all audit and non-audit services provided to the Company have been approved by the Committee.

During the fiscal year ended December 31, 2021, all services performed by PwC were pre-approved by the Committee, irrespective of whether the services required pre-approval under the Securities Exchange Act of 1934.

Audit Committee Report

The Audit and Finance Committee is composed of six independent directors and operates under a charter adopted by the Board, which is posted on our website at www.edison.com/corpgov.

The Board has determined that each Committee member is independent and financially literate, and that at least one member has accounting or other related financial management expertise, as such qualifications are defined by NYSE rules, our Corporate Governance Guidelines, and/or the Committee charter. The Board has also determined that directors Morris, Reed, Taylor and Trent each qualify as an “audit committee financial expert” as defined by SEC rules.

Management is responsible for the Company’s internal controls and the financial reporting process, including the integrity and objectivity of the financial statements. The Independent Auditor performs an independent audit of the Company’s financial statements under the standards of the PCAOB and issues a report on the financial statements. The Audit and Finance Committee monitors and oversees these processes. The Committee members are not accountants or auditors by profession and therefore have relied on certain representations from management and the Independent Auditor in carrying out their responsibilities.

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ITEM 2: RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In discharging our oversight responsibilities in connection with the December 31, 2021 financial statements, the Committee:

■	Reviewed and discussed the audited financial statements with the Company’s management and the Independent Auditor;
■	Discussed various matters with the Independent Auditor, including matters required by the PCAOB’s standard “Communications with Audit Committees;” and
■	Received the written disclosures and Independent Auditor letter confirming its independence from the Company, and discussed such independence with the Independent Auditor.

Based upon these reviews and discussions, the Audit and Finance Committee recommended to the Board that the audited financial statements be included in the Company’s 2021 Annual Report to be filed with the SEC.

Audit Committee

Peter J. Taylor (Chair)
Jeanne Beliveau-Dunn
Michael C. Camuñez
James T. Morris
Keith Trent

Marcy L. Reed joined the Committee on February 24, 2022, after the Committee made its recommendation to the Board.

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Item 3:	Advisory Vote to Approve Executive Compensation The Board recommends you vote “FOR” Item 3.

The advisory vote to approve EIX’s executive compensation, commonly known as “Say on Pay,” gives shareholders the opportunity to endorse or not endorse the compensation of our named executive officers. This advisory vote is required by SEC rules to be provided at least once every three years. However, our shareholders have voted in favor of holding the advisory vote every year, and the Board determined that it would be held annually. Our Say-on-Pay proposal received support from approximately 95% of the votes cast in 2021.

Our executive compensation program is described under Compensation Discussion and Analysis below. We encourage you to read it carefully. Our executive compensation program is reviewed and approved by the Compensation and Executive Personnel Committee. The Committee and the Board believe our executive compensation structure is competitive, aligns compensation with shareholder value and serves shareholders well.

The Company requests shareholder approval of the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement under the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables.

The Company values constructive dialogue with shareholders on compensation and other important governance matters. Because your vote is advisory, it will not be binding on the Committee, the Board or the Company and will not be construed as overruling a decision by the Committee, the Board or the Company. However, the Committee will consider the outcome of the vote and any constructive feedback from shareholders when making future executive compensation decisions. See Compensation Summary – Shareholder Communication and Compensation Program for 2022.

We expect the next Say-on-Pay vote will occur at the 2023 Annual Meeting.

The Board recommends you vote “FOR” Item 3.

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Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes the principles of our executive compensation program, how we applied those principles in compensating our named executive officers (“NEOs”) for 2021, and how we use our compensation program to drive performance. We also discuss the roles and responsibilities of our Compensation and Executive Personnel Committee (the “Committee”) in determining executive compensation. The CD&A is organized as follows:

1 Compensation Summary	2 What We Pay and Why: Elements of Total Direct Compensation	3 How We Make Compensation Decisions	4 Post-Employment and Other Benefits	5 Other Compensation Policies and Guidelines

The CD&A contains information relevant to your decision regarding the advisory vote to approve our executive compensation (Item 3 on your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form).

1	Compensation Summary

Certain key information about our executive compensation program is highlighted in this Compensation Summary.

Executive Compensation Practices

Our executive compensation program is designed with the objective of strongly linking pay with performance. The table below highlights our current compensation practices for NEOs, including practices we believe drive performance and are aligned with good governance principles, and practices we have not implemented because we do not believe they would serve our shareholders’ or other stakeholders’ long-term interests.

What We Do	What We Don’t Do

■  We tie pay to performance by making the majority of compensation “at risk” and linking it to stakeholders’ interests

■  We regularly review the structure of our programs for alignment with stakeholder interests and best practices

■  We target a competitive range around the market median for base salary and annual and long-term incentives

■  We compare executive compensation to a peer group defined by a recognized market index

■  We use a balanced system of absolute and relative metrics in our annual and long-term incentive programs

■  We have double-trigger change in control provisions for equity award vesting

■  We regularly seek shareholder feedback on our executive compensation program and we share the feedback with the Committee

■  We maintain rigorous stock ownership guidelines that impose sales restrictions on officers

■  We maintain an incentive compensation clawback policy

■  Our Committee’s compensation consultant is independent and does not provide any other services to the Company

■  All long-term incentive grants are denominated and settled in EIX Common Stock

■  We do not have any employment contracts

■  We do not provide excise tax gross-ups on change in control payments

■  We do not have individually negotiated change in control agreements

■  We do not provide perquisites

■  We do not provide personal use of any corporate aircraft

■  We do not reprice or allow the cash buyout of stock options with exercise prices below the current market value of EIX Common Stock

■  We do not permit pledging of Company securities by directors or executive officers

■  We do not permit short sales, trading in derivatives or hedging of Company securities by directors or employees

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COMPENSATION DISCUSSION AND ANALYSIS

NEOs for 2021

Our NEOs are identified below.

Pedro J. Pizarro EIX President and Chief Executive Officer (“CEO”)	Maria Rigatti EIX Executive Vice President (“EVP”) and Chief Financial Officer (“CFO”)	Adam S. Umanoff EIX EVP and General Counsel

Steven D. Powell SCE President and CEO effective Dec. 1, 2021; SCE EVP through Nov. 30, 2021	J. Andrew Murphy EIX Senior Vice President (“SVP”)	Kevin M. Payne SCE President and CEO through Nov. 30, 2021

Elements and Objectives of Total Direct Compensation(1)

BASE SALARY
Establish a pay foundation to attract and retain highly qualified executives

+

ANNUAL CASH INCENTIVES
Focus executives’ attention on specific safety, operational, financial and strategic objectives of the Company that we believe will increase long-term shareholder value and benefit customers

+

LONG-TERM EQUITY OPPORTUNITIES
Directly align executive pay with long-term value provided to shareholders, and benefit customers by enhancing executives’ focus on the Company’s long-term goals

		% of LTI Grant Value
Form	Key Objective	2021	2022
TSR performance shares	Reward relative total shareholder return (“TSR”) performance compared to peers	12.5%	25%
EPS performance shares	Reward earnings per share (“EPS”) performance compared to pre-established targets	12.5%	25%
Stock options	Provide significant incentive to create value for shareholders using a simple performance metric	50%	25%
Restricted stock units	Encourage retention and ownership, with value tied to absolute shareholder return	25%	25%

(1)	In this CD&A, “Total direct compensation” or “TDC” means the sum of base salary, the actual annual incentive award paid for the year and the grant date fair value of long-term incentive (“LTI”) awards (columns (c), (e), (f) and (g) of the Summary Compensation Table) for the NEO for the year. “% of LTI Grant Value” means the percentage of the total grant date fair value of each NEO’s LTI awards for the year allocated to that form of LTI.

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COMPENSATION DISCUSSION AND ANALYSIS

Pay-for-Performance Philosophy

A significant portion of our executives’ total direct compensation is tied to company performance. The following charts show that incentive compensation represented 88% of the 2021 target total direct compensation(2) for our CEO and 74% of the 2021 target total direct compensation for our other NEOs. This pay mix reflects the Committee’s emphasis on strongly linking pay with performance.

Pay Mix for EIX CEO(3)	Average Pay Mix for Other NEOs(3)

Realized CEO Pay is Aligned with Performance

The Company’s annual and long-term incentive awards provide significant upside and downside potential, help focus executives’ attention on our safety, operational, financial and strategic objectives and shareholder returns, and benefit customers.

The following chart shows the strong alignment over the past five years (2017-2021) between our CEO’s realized total direct compensation (“Realized TDC”)(4) and our TSR.(5) For this chart, we are using an indexed TSR that represents the value of an initial investment of $100 in EIX Common Stock made at the beginning of the five-year period and assumes that dividends are reinvested on the ex-dividend date. Mr. Pizarro’s target total direct compensation for 2017 was approximately $8 million, so the indexed TSR line begins at that level on the left side of the chart below.

(2)	In this CD&A, “Target total direct compensation” means the sum of the NEO’s salary, target annual incentive award, and grant date fair value of long-term incentive awards for the particular year.
(3)	The EIX CEO pay mix for 2021, rounded to the nearest hundredth of a percentage point, was: base salary 12.38%; target annual cash incentives 16.16%; and target long-term equity opportunity 71.46%. The average 2021 pay mix for other NEOs, rounded to the nearest hundredth of a percentage point, was: base salary 25.59%; target annual cash incentives 19.25%; and target long-term equity opportunity 55.17%. The pie charts reflect the pay mix data rounded to the nearest hundredth of a percentage point, while the amounts included in the section labels for the pie charts have been rounded to the nearest whole percentage point or tenth of a percentage point.
(4)	In this CD&A, Realized TDC means the sum of: base salary for the year (column (c) of the Summary Compensation Table); the actual annual incentive award paid for the year (column (g) of the Summary Compensation Table); the “Value Realized on Vesting” for the year for performance shares and restricted stock units (column (e) of the Option Exercises and Stock Vested Table); and the value realized on vesting for the year for stock options (calculated for each stock option that vested during 2021 as the difference between the closing price of EIX Common Stock on December 31, 2021 and the exercise price of that option, regardless of whether or not the option was exercised).
(5)	In this Proxy Statement, for all purposes other than performance share payouts, TSR is calculated using the difference between (i) the closing stock price for the relevant stock on the last NYSE trading day preceding the first day of the relevant period and (ii) the closing stock price for the relevant stock on the last trading day of the relevant period, and assumes all dividends during the period are reinvested on the ex-dividend date. Under this methodology, EIX’s TSR for the 2019-2021 performance period was 14th among the 20 companies comprising the Philadelphia Utility Index on December 31, 2021. A different methodology is used to determine performance share payouts: TSR is calculated using the difference between (i) the average closing stock price for the stock for the 20 trading days ending with the last NYSE trading day preceding the first day of the performance period and (ii) the average closing stock price for the stock for the 20 trading days ending with the last trading day of the performance period, and assumes all dividends are reinvested on the ex-dividend date (see Long-Term Incentive Awards below). Under this methodology, EIX’s TSR for the 2019-2021 performance period was 11th out of the 20 companies in the index.

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COMPENSATION DISCUSSION AND ANALYSIS

EIX CEO Realized TDC vs. Indexed EIX TSR 2017-2021

As the chart above reflects, Mr. Pizarro’s Realized TDC strongly aligns with our TSR.

It is important to note that Realized TDC is not reported in the Summary Compensation Table. For long-term incentive awards, the Summary Compensation Table reports only the grant date fair value of the awards granted during the applicable year. The difference between the grant date fair value and the realized value can be significant and is driven by Company performance, including changes in stock price.

The impact of Company performance on realized value is most clear in performance share payouts. The following chart shows, for the three most-recently completed performance periods, the difference between the grant date fair value of performance shares granted to our CEO (as reported in the Summary Compensation Table) and the actual value realized at payout (determined by multiplying (i) the number of shares paid pursuant to the award by (ii) the closing price of EIX Common Stock on the date the Committee determined performance for the applicable performance period).

EIX CEO Performance Shares - Grant Date Fair Value vs. Realized Value

The realized value at payout for 2017 and 2018 performance share awards averaged 59% of the respective grant date fair values. Two metrics are used to determine performance share payouts—relative TSR and core earnings(6) per share (“EPS”) compared to target—with each metric weighted 50%. The metrics are explained in Long-Term Incentive Awards below. TSR performance shares granted during 2017 and 2018 were forfeited in their entirety because EIX’s relative TSR performance

(6)	Core earnings is defined on a consolidated basis for EIX as earnings attributable to EIX shareholders less non-core items. Non-core items include income or loss from discontinued operations and income or loss from significant discrete items that management does not consider representative of ongoing earnings, such as write downs, asset impairments and other income and expense related to changes in law, outcomes in tax, regulatory or legal proceedings, and exit activities, including sale of certain assets and other activities that are no longer continuing. For a reconciliation of core earnings to net income determined under GAAP, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Management Overview –Highlights of Operating Results” included as part of the Company’s 2021 Annual Report.

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COMPENSATION DISCUSSION AND ANALYSIS

was below the threshold for payout for each of the three-year performance periods starting in 2017 and 2018, respectively. This occurred primarily due to the significant impact of wildfires on EIX’s relative TSR beginning December 2017 (see Impact of Wildfires on NEO Compensation below). The entire realized value at payout shown above for the 2017 and 2018 performance share awards was from EPS performance shares. EIX’s strong EPS performance compared to target during those performance periods resulted in above-target payouts for EPS performance shares granted during 2017 and 2018.

For 2019 performance shares awards, overall performance was approximately at target: EIX’s TSR performance was slightly below target, but EIX’s EPS performance was slightly above target (see Performance Shares below for details), resulting in a payout of 99% of the target number of performance shares. The realized value at payout as a percentage of grant date fair value was also 99% because the decrease in stock price from the March 5, 2019 grant date through the February 23, 2022 payout date offset the impact of accumulated dividend equivalents.

CEO Pay Comparison: EIX vs. Peer Group

The following chart compares our CEO’s total direct compensation for each of the last five years, as reported in the Summary Compensation Table, to the median total direct compensation for the chief executive officers of the companies in the Philadelphia Utility Index peer group for such year.(7) (The 2021 Peer Median TDC in the chart is the same as the 2020 Peer Median TDC, since peer group data for 2021 was generally unavailable in time to include in this Proxy Statement.)

EIX CEO vs. Peer Group Median Total Direct Compensation (TDC)

As the chart shows, Mr. Pizarro’s TDC has consistently been less than the peer group median for chief executive officers. 2017 was Mr. Pizarro’s first full year as EIX’s CEO, and the Committee set his target TDC at a level that was below the peer group median, with an opportunity for increases in subsequent years as the Committee evaluated his performance as our CEO. For 2018, the Committee increased Mr. Pizarro’s target TDC, but his actual TDC decreased and was significantly below the peer median because he did not receive an annual incentive award for 2018 (see Impact of Wildfires on NEO Compensation below).

For each of 2019, 2020, and 2021, the Committee increased Mr. Pizarro’s target TDC to a level that was approximately at the peer median target TDC. For each of those years, his earned annual incentive award payouts—and therefore his actual TDC—were at or above target, as discussed in our previous Proxy Statements and in the Annual Incentive Awards section below, respectively. However, the median annual incentive award payout for peer CEOs was significantly above-target for 2019 and 2020.

(7)	See page 56 for the companies in the Philadelphia Utility Index in 2021. See previous Proxy Statements for the companies in the Philadelphia Utility Index in previous years.

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COMPENSATION DISCUSSION AND ANALYSIS

Impact of Wildfires on NEO Compensation

In 2019, the Committee(8) decided, in consultation with management and with its full support and agreement, that no annual incentive award would be paid for 2018 to Messrs. Pizarro, Umanoff, Payne, and Nichols (SCE’s President at that time) and Ms. Rigatti in light of the impact of wildfires on communities within SCE’s service territory.(9) In addition, TSR performance shares granted in 2015, 2016, 2017, and 2018 had an aggregate payout of $0, largely as a result of the wildfires in SCE’s territory in December 2017 and November 2018. The realized and realizable value of stock options, EPS performance shares, and restricted stock units also decreased significantly due to the impact of the wildfires on the price of EIX Common Stock.

The Committee also responded by increasing the weighting of safety and resiliency goals under our annual incentive plan, as reflected in the following table.(10)

Progression of Annual Incentive Plan Safety Goals

	2018	2019	2020	2021	2022
Foundational Safety Goals (target is no deduction)	No employee fatalities;(11) no serious injuries to the public from system failures; no significant non-compliance events
Total Target Weighting of Other Safety and Resiliency Goals	10%	30%	45%	50%	55% for SCE 50% for EIX

The Committee believes that no other compensation action is advisable at this time in response to the wildfires that occurred in 2017 and 2018, or associated claims, settlements, or regulatory actions.

Shareholder Communication and Compensation Program for 2022

As discussed under Shareholder Engagement in the Corporate Governance section above, we regularly reach out to our major institutional shareholders to discuss the Company’s executive compensation, among other issues. Management shares compensation-related feedback with the Committee.

EIX’s Say-on-Pay proposal received support from approximately 95% of the votes cast at our 2021 annual meeting. After considering the shareholder support reflected in the vote results, trends in executive compensation, and the best interests of shareholders, the Committee approved maintaining our executive compensation program with certain changes for 2022 focused on simplifying the compensation program, increasing the tie between pay and performance, and aligning severance practices more closely with market. Key changes are summarized below. More information is under Long-Term Incentive Awards, Potential Payments Upon Termination or Change in Control, Executive Retirement Plan, and Annual Incentive Awards.

(8)	Unless otherwise indicated, references in this CD&A and in the “Executive Compensation” section to decisions by the “Committee” with respect to the compensation of Messrs. Payne and Powell refer to the SCE Compensation and Executive Personnel Committee and/or the EIX Compensation and Executive Personnel Committee, individually or collectively, as the context may require. The SCE Compensation and Executive Personnel Committee consists of the same members as the EIX Compensation and Executive Personnel Committee.
(9)	This Committee action was not a reflection on the performance of the Company or these NEOs.
(10)	See our previous Proxy Statements and the Annual Incentive Awards section below for additional information.
(11)	The respective foundational safety goal for 2018 through 2020 was “no worker fatalities.” It was changed to “no employee fatalities” for 2021 and 2022.

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COMPENSATION DISCUSSION AND ANALYSIS

Key Executive Compensation and Benefit Changes for 2022

■  Long-Term Incentive (“LTI”) Awards

●  Equalize weighting of LTI vehicles: Increase weighting of performance shares and reduce weighting of options, so LTI award values for 2022 grants will be allocated 25% to TSR performance shares, 25% to EPS performance shares, 25% to stock options, and 25% to restricted stock units.

●  Standardize vesting horizons: 2022 grants will have 3-year cliff vesting for performance shares and restricted stock units (same as for 2021 grants), and 3-year ratable vesting for stock options (2021 grants had 4-year ratable vesting).

●  Eliminate extra year of age and service credit for severance: Executives who receive their first LTI grants on or after January 1, 2022 will not be eligible to receive an extra year of age and service credit towards LTI vesting if they are involuntarily terminated without cause. A similar change went into effect for the EIX Executive Retirement Plan: individuals who become executives on or after January 1, 2022 will not be eligible to receive an extra year of age and service credit for benefits or vesting under the EIX Executive Retirement Plan benefits if they are involuntarily terminated without cause.

■  Annual Incentive Awards

●  Safety and Resiliency goal category: 55% target weighting for SCE (up from 50% in 2021) and 50% target weighting for EIX (the same as in 2021).

●  Increased focus on quantitative goals: 13 of the 15 success measures for EIX’s 2022 annual incentive goals are quantitative.

●  Require continued employment to receive payout: Beginning with annual incentive awards for 2022, an executive must remain employed through the payout date or the award will be forfeited, except in cases of death or retirement.

2	What We Pay and Why: Elements of Total Direct Compensation

We generally target a competitive range of +/-15% around the market median for each element of total direct compensation offered under our program: base salaries, annual cash incentives, and long-term equity-based incentives. The reasons for the Committee’s decision to target the competitive range around the median level include:

■   Above-median compensation usually is not needed, and the +15% end of the range provides flexibility when above-median compensation is needed for recruitment and retention purposes and to reward exceptional performers; and

■   In the aggregate, below-median compensation would create retention and recruitment difficulties, but the -15% end of the range provides flexibility for newly promoted executives or other circumstances where below-median compensation is appropriate for a time.

Base Salary

For 2021, each NEO’s base salary was evaluated according to his or her position and performance. For each position, a market base salary range was determined. The midpoint of the range was the market median level of base salaries for comparable positions. We do not have employment contracts and our NEOs do not have contractual rights to receive fixed base salaries.

The Committee increased the annual base salary rates of Messrs. Pizarro, Umanoff, and Payne, and Ms. Rigatti for 2021 to bring them either to the market median base salary for their respective positions or 1-3% higher than the market median.

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COMPENSATION DISCUSSION AND ANALYSIS

Annual Incentive Awards

NEOs are eligible for annual incentive awards under the EIX Executive Incentive Compensation Plan for achieving safety, operational, financial and strategic goals tied to the key elements of our vision and strategy described on pages iii-iv.

The 2021 annual incentive award target value for each NEO was set as a percentage of the NEO’s base salary (the “Annual Incentive Target %”). The Committee increased the Annual Incentive Target % for Mr. Pizarro and Ms. Rigatti to bring them closer to the market median for their respective positions.

The minimum annual incentive award is $0. The maximum award is 200% of target, which the Committee’s independent compensation consultant, Pay Governance, advised is the most prevalent practice among the peer group companies. The actual 2021 awards to NEOs were determined by the Committee based on both corporate performance and the NEO’s individual performance for the year.

The corporate performance factor is based on performance with respect to the goal categories established in February 2021. For each goal category, the Committee assigned a target score and potential score range reflecting the relative weight given that goal category. In February 2022, the Committee determined the score achieved for each 2021 goal category, depending on the extent to which the goals were unmet, met or exceeded, and taking into account the manner in which the performance was accomplished.

Separate 2021 goals were established for EIX and SCE. However, as is reflected in the corporate performance scoring matrices below, since EIX’s primary operating business is SCE, there was significant overlap in the goals for the two companies. The EIX corporate performance factor applies to the annual incentive awards for all NEOs other than Messrs. Powell and Payne. The SCE corporate performance factor applies for Messrs. Powell and Payne.

Based on 2021 performance, the corporate performance factors for both EIX and SCE were 120% of target. These factors were determined by adding the Actual Scores in the corporate performance scoring matrices below. The Committee decided not to exercise its discretion to increase or decrease the corporate performance factor from this 120% of target level.

2021 EIX Corporate Performance Scoring Matrix – Goal Categories

Goal Category	Target Score for Goal Category(1)	Actual Score for Goal Category(2)
Foundational Goals	Target is no deduction	No deduction
Safety & Resiliency	50	51
Financial Performance	40	54
Operational Excellence & Strategic Advancement	10	15
	Total Target: 100	Total Actual: 120
(1)	The potential Actual Score for each goal category (other than Foundational Goals, which can result in the reduction or elimination of annual incentive awards for 2021 for all or some plan participants, depending upon severity) ranges from zero to twice the Target Score for the goal category. The potential total Actual Score is from zero to 200.
(2)	See the Goal Details on the next page for key goals and performance contributing to the Actual Score.

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2021 EIX Corporate Performance Scoring Matrix - Goal Details

Goal Category	Key Goals/Performance Contributing to Actual Score				Actual Score for Goal(2)
	Key Goals/Success Measures(1)		Key Performance(1)
Foundational Goals(3)	■	No employee fatalities and no serious injuries to public from system failure	■	Met	No deduct
	■	No significant non-compliance events	■	Met	No deduct
	■	Maintain effective controls and cybersecurity measures to prevent and mitigate significant disruption, data breach or system failure	■	Met	No deduct
Safety and Resiliency	■	Worker Safety: EEI SIF injury rate ≤ 0.086; DART injury rate ≤ 0.77; enhance programs	■	Met/Exceeded: SIF rate of 0.062; DART rate of 1.05; programs enhanced re: safety awareness and corrective actions from cause evaluations	12
	■	Public Safety: 47% of surveyed public aware of safety around electric lines; replace ≥ 130 circuit miles of overhead conductor; vegetation line clearing ≥ 85% of trims within 60 days of plan	■	Met: 52% of surveyed public aware; 146 miles replaced under Overhead Conductor Program (“OCP”); 79% of trims completed within 60 days	6
	■	Wildfire Resiliency: install ≥ 1,400 miles of covered conductor; complete scope of overhead inspections and remediate ≥ 70% of P2 findings 30 days before due; CPUC reportable ignitions in HFRAs ≤ 42; complete ≥ 90% of hazard tree assessment and mitigation within 180 days of plan; improve PSPS customer experience	■	Partially Met: 1,454 miles of covered conductor installed (not including 50 miles installed under the OCP); overhead inspection scope completed and remediation timing better than target; 48 reportable ignitions in HFRAs; completed 82% of hazard tree assessment and mitigations within 180 days; PSPS performance mixed	18
	■	Cybersecurity: deploy key cybersecurity tools on ≥ 98% of desktops/laptops and ≥ 90% of servers; click rate ≤ 4% on internal phishing program	■	Exceeded: tools deployed on 99% of personal computers and 95% of servers; 0.64% click rate	8
	■	Safety and Resiliency Capabilities: improve pole and wire data quality; complete risk analysis of critical business records; advance inspection and vegetation management applications	■	Partially Met: met or exceeded all milestones for improving data quality and records analysis; some field and work management tool development behind schedule	5
	■	Contractor Management: implement improved contractor management, including redesigned scorecards and performance consequences	■	Partially Met: scorecards, consequences, and accountability improved, but revised end-to-end process delayed	2
Financial Performance	■	Core earnings: $1.646 billion(4)	■	Exceeded: $1.751 billion(4)	54
Operational Excellence and Strategic Advancement	■	Capital Deployment: efficiently deploy capital budget of $5.520 billion combined CPUC and FERC-jurisdictional for customer needs	■	Met/Exceeded: capital deployment of $5.364 billion; additional utility-owned storage investment; efficient execution of financing in support of capital deployment and ratings (10-K, pgs. 8, 23-25, 28)	3
	■	Policy Outcomes: California legislative and regulatory developments aligned with SCE’s strategy	■	Exceeded: WMP approved; positive Clean Energy Pathway developments; GRC Track 1 and securitization of AB 1054 capital generally in line with business needs; utility-owned storage approval (10-K, pgs. 6-9, 19-20)	8
	■	Diversity and Inclusion: Complete 10 commitments in DEI Report	■	Met: completed 10 commitments to advance DEI	1
	■	Customer Service Re-Platform: meet re-platform targets	■	Met: met or exceeded most targets, but certain billings delayed	1
	■	SONGS Decommissioning: safely manage critical path activities (10-K, pgs. 25-26)	■	Met: contractor performance within expected constraints	1
	■	Growth Beyond SCE: execute EE goals and minority investment goals	■	Met: EE financial results above target; investments progressing	1
Total:					120

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(1)	The parenthetical “10-K” page references in the “Key Performance” column refer to pages in the combined Form 10-K filed by EIX and SCE for the fiscal year ended December 31, 2021 (“10-K”). The referenced pages contain additional information about some of the relevant topics, but do not address annual incentive plan goals or the scoring of the performance for purposes of this matrix. “EEI” means Edison Electric Institute. “SIF” means Serious Injury and Fatality. “DART” means Days Away, Restricted, and Transfer. “P2 findings” are the second tier of priority. “HFRA” means High Fire Risk Area. “PSPS” means Public Safety Power Shutoffs. “CPUC” means the California Public Utilities Commission. “FERC” means the Federal Energy Regulatory Commission. “GRC” means SCE’s General Rate Case. “AB 1054” is California Assembly Bill 1054, which was enacted July 12, 2019. “DEI Report” means the Company’s 2020 DEI report, which is available on our website at www.edison.com/sustainability. “SONGS” means San Onofre Nuclear Generating Station. “EE” means Edison Energy, LLC and its subsidiaries.
(2)	Score determinations are generally made in the judgment of the Committee after assessing overall performance against goals.
(3)	The Committee established an overarching goals framework. The goals must be achieved while living the Company’s values, which include safety. Safety and compliance are foundational and events such as fatalities or significant non-compliance issues can result in the reduction or elimination of annual incentive awards for 2021 for all or some plan participants, depending upon severity. The Committee considered lapses in compliance when evaluating the foundational goals, but determined that no significant non-compliance events occurred in 2021.
(4)	See footnote 6 on page 43 for information regarding the determination of core earnings. The Committee established the financial performance goal in February 2021. The threshold level of core earnings was set at $1.366 billion (the annual incentive payout may be eliminated if core earnings fall below the threshold). The level at which the financial performance score would be zero and the target and maximum financial performance score levels were set at $1.402 billion, $1.707 billion and $2.012 billion, respectively. These financial performance score levels included a deduction for pro forma dividends on EIX preferred stock (“Pro Forma Deduction”) and the Committee specified in February 2021 that the final core earnings performance would be adjusted to include the same Pro Forma Deduction instead of a deduction for the actual dividends declared on EIX preferred stock (if any). When the Committee established the 2021 financial performance goal in February 2021, the CPUC had not yet issued a proposed or final decision in SCE’s 2021 GRC. The GRC is a significant driver of the Company’s budgeting process and earnings outcome. Accordingly, in February 2021, the Committee also established an adjustment framework it would apply after the final 2021 GRC decision was issued if the final 2021 GRC decision deviated from the assumptions on which the 2021 financial performance goal had been established. The 2021 GRC decision was issued a few days before the Committee’s August 2021 meeting. At the next Committee meeting (after the August meeting), the Committee decreased the threshold, zero, target, and maximum financial performance score levels to be $1.317 billion, $1.350 billion, $1.646 billion, and $1.942 billion, respectively, in accordance with the adjustment framework it established in February 2021. Linear interpolation between the revised target of $1.646 billion and the revised maximum score level of $1.942 billion was used to determine the actual financial performance score of 54.

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COMPENSATION DISCUSSION AND ANALYSIS

2021 SCE Corporate Performance Scoring Matrix

Goal Category	Target Score for Goal Category(1)	Key Goals/Performance Contributing to Actual Score				Actual Score for Goal(3)	Actual Score for Goal Category(3)
		Key Goals/Success Measures(2)		Key Performance(2)
Foundational Goals(4)	Target is no deduction(4)	■	See EIX Matrix for overview of foundational goals	■	See EIX Matrix for overview of foundational performance	No deduct	No deduct(4)
Safety and Resiliency	50	■	See EIX Matrix for key goals/success measures regarding Worker Safety, Public Safety, Wildfire Resiliency, Cybersecurity, Safety and Resiliency Capabilities, and Contractor Management	■	See EIX Matrix for key performance	51	51
Financial Performance	25	■	Core earnings: $1.848 billion(5)	■	Exceeded: $1.943 billion(5)	38	38
Operational Excellence and Strategic Advancement		■	Reliability: SAIDI for repair outages ≤ 86 minutes	■	Partially Met: 102 minutes, with significant impact from Fire Climate Zone restrictions	1
		■	Diversity and Inclusion: Complete 10 commitments in DEI Report; Diverse Business Enterprise (DBE) spend ≥ 38%	■	Met: completed 10 commitments to advance DEI; DBE spend 38%	4
	25	■	Capital Deployment: efficiently deploy capital budget of $5.520 billion combined CPUC and FERC-jurisdictional for customer needs	■	Met: capital deployment of $5.364 billion; additional utility-owned storage investment (10-K, pgs. 8, 23-25)	4	31
		■	Policy Outcomes: see EIX Matrix for key goals/success measures	■	Exceeded: see EIX Matrix for key performance	16
		■	Customer Service Re-Platform: see EIX Matrix for key goals/success measures	■	Met: see EIX Matrix for key performance	4
		■	SONGS Decommissioning: see EIX Matrix for key goals/success measures	■	Met: see EIX Matrix for key performance	2
Total:	100						120
(1)	The potential Actual Score for each goal category (other than Foundational Goals, which are discussed in footnote (4) below) ranges from zero to twice the Target Score for the goal category. The potential total Actual Score is from zero to 200.
(2)	“EIX Matrix” refers to the 2021 EIX Corporate Performance Scoring Matrix - Goal Details above. “SAIDI” means the System Average Interruption Duration Index. See footnote (1) to the EIX Matrix above for additional defined terms.
(3)	Score determinations are generally made in the judgment of the Committee after assessing overall performance against goals.
(4)	The SCE Committee established an overarching goals framework. The goals must be achieved while living SCE’s values, which include safety. Safety and compliance are foundational and events such as fatalities or significant non-compliance issues can result in the reduction or elimination of annual incentive awards for 2021 for all or some plan participants, depending upon severity. The SCE Committee considered lapses in compliance when evaluating the foundational goals, but determined that no significant non-compliance events occurred in 2021.
(5)	See footnote 6 on page 43 for information regarding the determination of core earnings. The SCE Committee established the financial performance goal in February 2021. The threshold level of core earnings was set at $1.527 billion (the annual incentive payout may be eliminated if core earnings fall below the threshold). The level at which the financial performance score would be zero and the target and maximum financial performance score levels were set at $1.718 billion, $1.909 billion and $2.100 billion, respectively. When the SCE Committee established the 2021 financial performance goal in February 2021, the CPUC had not yet issued a proposed or final decision in SCE’s 2021 GRC. The GRC is a significant driver of SCE’s budgeting process and earnings outcome. Accordingly, in February 2021, the SCE Committee also established an adjustment framework it would apply after the final 2021 GRC decision was issued if the final 2021 GRC decision deviated from the assumptions on which the 2021 financial performance goal had been established. The 2021 GRC decision was issued a few days before the SCE Committee’s August 2021 meeting. At the next SCE Committee meeting (after the August meeting), the SCE Committee decreased the threshold, zero, target, and maximum financial performance score levels to be $1.478 billion, $1.663 billion, $1.848 billion, and $2.033 billion, respectively, in accordance with the adjustment framework it established in February 2021. Linear interpolation between the revised target of $1.848 billion and the revised maximum score level of $2.033 billion was used to determine the actual financial performance score of 38.

2021 Annual Incentive Award Payouts

The Committee determined the annual incentive award for each NEO by multiplying the annual incentive target percentage for the NEO by the 120% corporate performance factor (see the scoring matrices above) and an individual performance factor. The Committee assessed the 2021 performance of all the NEOs as strong or exemplary, but decided to use an individual performance factor of 100% for Messrs. Pizarro and Payne (and for Mr. Powell for the one month he served as SCE’s CEO in 2021) because the Committee believes it is important to align CEOs’ annual incentive award payouts with the corporate performance factor and focus their attention on leading their respective companies to achieve and exceed corporate goal targets.

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The following table shows the annual incentive awards paid to our NEOs for 2021 as a percentage of salary and as a percentage of target:

NEOs(1)	Annual Incentive Target as % of Salary(2)	Corporate Performance Factor	Individual Performance Factor(3)	Annual Incentive Award as % of Salary(2)(3)	Annual Incentive Award as % of Target(2)(3)
Pedro J. Pizarro	130%	120%	100%	156%	120%
Maria Rigatti	80%	120%	115%	110%	138%
Adam S. Umanoff	75%	120%	115%	104%	138%
Steven D. Powell(4)	71%	120%	113%	102%	136%
J. Andrew Murphy	70%	120%	105%	88%	126%
Kevin M. Payne(5)	75%	120%	100%	90%	120%
(1)	Target and actual annual incentive awards for our NEOs for 2021 are shown in the Grants of Plan-Based Awards Table and the Summary Compensation Table, respectively.
(2)	The 2021 annual incentive award for each NEO was based on the annual base salary rate for the NEO that was set by the Committee effective mid-February 2021 (except as otherwise provided in footnote (4) below for Mr. Powell): Mr. Pizarro $1,330,000; Ms. Rigatti $710,000; Mr. Umanoff $605,000; Mr. Powell $475,000; Mr. Murphy $475,000; and Mr. Payne $700,000.
(3)	The amounts shown have been rounded to the nearest whole percentage point for purposes of the table.
(4)	Other than the corporate performance factor, all of the amounts shown for Mr. Powell reflect a weighted average based on the number of workdays in 2021 that he served as SCE EVP (from January 1, 2021 to November 30, 2021) and the number of workdays he served as SCE President and CEO (from December 1, 2021 to December 31, 2021). For the period in 2021 that Mr. Powell served as SCE EVP, his Annual Incentive Target as % of Salary was 70% applied to a base salary rate of $475,000, and the Committee determined that his individual performance factor was 115%. For the period in 2021 that he served as SCE President and CEO, his Annual Incentive Target as % of Salary was 75% applied to a base salary rate of $650,000, and the Committee determined that an individual performance factor of 100% should be used (for the same reasons as discussed above that the Committee used a 100% individual performance factor for Messrs. Pizarro and Payne).
(5)	The amounts shown for Mr. Payne for Annual Incentive Award as % of Salary and as % of Target are before proration. The actual annual incentive award to Mr. Payne was prorated due to his retirement, based on the ratio of (i) the number of workdays from January 2021 through his last day worked of November 30, 2021, to (ii) the total number of workdays in 2021. The actual annual incentive award for 2021, after proration, is reported for Mr. Payne in the Summary Compensation Table below.

Beginning with annual incentive awards for 2022, an executive must be employed on the date the awards are paid in order to receive the award; otherwise the award is forfeited, except in cases of death or retirement.

Long-Term Incentive Awards

All of our long-term incentives are awarded as equity instruments reflecting, or valued by reference to, EIX Common Stock. They are therefore directly linked to the value provided to EIX shareholders. The equity awards also align executives’ interests with the long-term interests of customers by enhancing executives’ focus on the Company’s long-term goals.

Seventy-five percent (75%) of our long-term equity mix is performance-based: the performance shares that comprise 50% of the long-term incentive award value for 2022 grants and comprised 25% of the value for 2021 grants; and the non-qualified stock options that comprise 25% of the award value for 2022 grants and comprised 50% of the value for 2021 grants. Our performance shares use a relative TSR metric to reward strong TSR performance relative to peers and an EPS metric to incentivize strong financial performance. We believe stock options are performance-based because NEOs will realize value only if the market value of EIX Common Stock appreciates. It is a simple-to-understand performance metric that provides a significant incentive to create value for shareholders. Restricted stock units comprise the remaining 25% of award value and are intended to encourage retention and stock ownership by our executives.

Long-term incentive awards are made under the EIX 2007 Performance Incentive Plan.

Long-Term Incentive Value

On February 24, 2021, the Committee approved 2021 long-term incentive award values for the NEOs as a percentage of base salary (the “Long-Term Incentive % of Salary”). The Committee also approved the methodology for converting those awards values into the number of performance shares, stock options, and restricted stock units granted to each NEO on the March 1, 2021 grant date. The grant date value of each award as determined under applicable accounting rules is listed in the Grants of Plan-Based Awards Table below.

For 2021, the Committee increased the target total direct compensation for Ms. Rigatti by increasing her base salary and Annual Incentive Target %, and returning her Long-Term Incentive % of Salary back down to the market median for her

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COMPENSATION DISCUSSION AND ANALYSIS

position. The Committee increased the grant value for Mr. Payne’s long-term incentive grant for 2021 by increasing his base salary and returning his Long-Term Incentive % of Salary back down to the Philadelphia Utility Index median for his position.

Performance Shares

Performance shares reward performance over three years against pre-established relative and absolute metrics. Each performance share awarded is a right to receive one share of EIX Common Stock or its cash equivalent if performance and continued service vesting requirements are satisfied. The actual payout can range from zero to 200% of target performance shares, depending on actual performance against pre-established metrics. The performance share awards provide for reinvested dividend equivalents. For each dividend declared for which the ex-dividend date falls within the performance period and after the date of grant, the NEO will be credited with an additional number of target performance shares having a value equal to the dividend that would have been payable on the target performance shares subject to the award. The performance shares credited as dividend equivalents have the same vesting and other terms and conditions as the original performance shares and are forfeited if the underlying shares are not earned.

A conversion formula is used to determine the number of performance shares awarded to each NEO. For the portion of performance shares subject to the TSR metric discussed below, the award value approved by the Committee is divided by the grant date value of the TSR performance shares using a standard Monte Carlo simulation model based on the same assumptions and principles used to determine the grant date fair value of performance-based awards for purposes of EIX’s financial reporting. For the portion of performance shares subject to the EPS metric discussed below, the respective award value is converted into a specific number of EPS performance shares by dividing the award value by the closing price of a share of EIX Common Stock on the grant date.

Performance shares granted in 2018 were payable in 2021 solely in cash based on the closing price of EIX Common Stock on the date on which the Committee certifies performance for the applicable performance period. Under the Executive Deferred Compensation Plan, NEOs may elect to defer payment of performance shares payable in cash. Performance shares granted in 2019 and subsequent years are payable in EIX Common Stock, a portion of which will be withheld or sold to the extent necessary to satisfy tax withholding or governmental levies.

Performance Share Awards: TSR Metric

Two metrics are used to measure performance share payouts, with each metric weighted 50%. The first performance metric is based on the percentile ranking of EIX’s TSR for the three-year performance period beginning January 1 in the year of grant compared to the TSR of each company in the Philadelphia Utility Index. For performance share grants made in 2018 or 2019, the metric uses the companies in the Philadelphia Utility Index at the end of the performance period. For performance shares grants made in 2020 and subsequent years, the metric uses the companies in the Philadelphia Utility Index at the beginning of the performance period that continue to be publicly traded through the performance period, with adjustment for certain mergers and other corporate transactions, to determine the “Comparison Group.” The following table provides the percentile ranking and corresponding payout levels:

Payout Levels	TSR Ranking	Payout
Below Threshold	<25th Percentile	0
Threshold	25th Percentile	25% of Target
Target	50th Percentile	Target
Maximum	≥75th Percentile	200% of Target

If EIX achieves a TSR ranking between the 25th percentile and the 50th percentile or between the 50th percentile and the 75th percentile, the number of shares paid is interpolated on a straight-line basis.

To determine performance share payouts, TSR is calculated using the difference between (i) the average closing stock price for the stock for the 20 trading days ending with the last NYSE trading day preceding the first day of the performance period and (ii) the average closing stock price for the stock for the 20 trading days ending with the last trading day of the performance period, and assumes all dividends are reinvested on the ex-dividend date.

EIX’s three-year TSR from 2019-2021 ranked at the 45th percentile among the comparison group under the methodology used to calculate TSR for performance shares. This resulted in a payout of TSR performance shares granted in 2019 at 85% of target.

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COMPENSATION DISCUSSION AND ANALYSIS

Performance Share Awards: EPS Metric

The second performance metric is based on EIX’s three-year average annual core EPS,(12) measured against target levels. The Committee establishes the EPS target for each calendar year in February of that year.

The performance multiple for a calendar year is based on EIX’s actual EPS performance for that year as a percentage of the EPS target for that year, in accordance with the following table:

Performance Level	Actual EPS as % of Target EPS	EPS Performance Multiple
Below Threshold	<80%	0
Threshold	80%	0.25x
Target	100%	1.0x
Maximum	≥120%	2.0x

If EIX’s EPS for a year as a percentage of target EPS is between 80% and 100% or between 100% and 120%, the EPS performance multiple is interpolated on a straight-line basis, with discrete intervals at every 4th percentage point. The EPS performance multiples achieved for each calendar year in the three-year performance period are averaged, and the resulting average determines the performance share payout as a multiple of target.

In February 2022, the Committee determined that the average of the EPS performance multiples for the 2019, 2020, and 2021 calendar years that comprised the performance period for the 2019 grant was 1.13x, as reflected in the table below. Accordingly, the Committee approved pay out of EPS performance shares granted in 2019 at 113% of target.

Year	Actual EPS(1)	Target EPS(1)(2)	Actual EPS as % of Target EPS	EPS Performance Multiple
2019	$4.90	$4.69	104%	1.20x
2020	$4.65	$4.56	102%	1.00x
2021	$4.62	$4.34	106%	1.20x
Average of performance multiples (actual payout):				1.13x
(1)	The Committee believes that it is appropriate to hold the share count constant for purposes of EPS performance shares so that decisions regarding share buybacks and issuances are not influenced by the impact on performance share payouts. Accordingly, the Committee used the respective number of shares of EIX Common Stock outstanding at the beginning of 2019, 2020, and 2021, respectively, as the denominator to calculate the target EPS and actual EPS for each of 2019, 2020, and 2021: 325,811,206 shares for 2019; 361,985,133 shares for 2020; and 378,907,147 shares for 2021. Similarly, the Committee believes that it is appropriate to use a pro forma deduction for dividends on EIX preferred stock (instead of a deduction for the actual dividends declared on EIX preferred stock, if any) to calculate both the target EPS and the actual EPS, in order to eliminate the differential impact on earnings from decisions to issue common versus preferred stock or to vary dividend rates (e.g., under GAAP, dividends on preferred stock reduce earnings, but dividends on common stock do not). In anticipation of EIX beginning to issue preferred stock, the Committee in February 2021 approved a Pro Forma Deduction of $50 million for 2021 target and actual EPS.
(2)	In February 2019, the Committee established a target EPS of $4.58 for 2019. At that time, the CPUC had not yet issued a proposed or final decision in SCE’s 2018 General Rate Case (“GRC”). The GRC is a significant driver of the Company’s budgeting process and earnings outcome. Accordingly, when the Committee established the 2019 EPS target at its February 2019 meeting, it also established an adjustment framework it would apply after the final 2018 GRC decision was issued if the final 2018 GRC decision deviated from the assumptions on which the target level of EPS had been established. The 2018 GRC decision was issued in May 2019. At the next Committee meeting, the Committee increased the target EPS for 2019 by $0.11 (to $4.69) in accordance with the adjustment framework it established in February 2019.
The target 2020 EPS of $4.56 is based on a target of higher core earnings than the actual 2019 core earnings. However, the target 2020 EPS was set at less than the actual 2019 EPS to take into account the dilutive effect of EIX Common Stock issuances during 2019. See footnote (1) above for the number of shares used for the EPS performance share calculations.
In February 2021, the Committee established a target EPS of $4.51 for 2021. This 2021 EPS goal was based on a target of core earnings for 2021 that was higher than actual 2020 core earnings, but the increase was limited by the impact of the Pro Forma Deduction for 2021 (see footnote (1) above) and additional debt issuances to pay wildfire claims; the target 2021 EPS was less than actual 2020 EPS because the increase in the core earnings target was outweighed by the dilutive effect of EIX Common Stock issuances during 2020. See footnote (1) above for the number of shares used for the EPS performance share calculations. When the Committee established the 2021 EPS target, the CPUC had not yet issued a proposed or final decision in SCE’s 2021 GRC. As discussed above, the GRC is a significant driver of the Company’s budgeting process and earnings outcome. Accordingly, when the Committee established the 2021 EPS target, it also established an adjustment framework it would apply after the final 2021 GRC decision was issued if the final 2021 GRC decision deviated from the assumptions on which the target level of EPS had been established. The 2021 GRC decision was issued a few days before the Committee’s August 2021 meeting. At the next Committee meeting (after the August meeting), the Committee decreased the target EPS for 2021 by $0.17 (to $4.34) in accordance with the adjustment framework it established in February 2021.

(12)	See footnote 6 on page 43 for information regarding the determination of core earnings.

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COMPENSATION DISCUSSION AND ANALYSIS

Stock Options

Each stock option granted may be exercised to purchase one share of EIX Common Stock at an exercise price equal to the closing price of a share of EIX Common Stock on the grant date. Options granted in 2022 vest ratably over a three-year period, while options granted in 2021 and prior years vest ratably over a four-year period, in each case subject to continued employment. Options have a ten-year term.

The number of options granted to each NEO was determined by dividing the option award value approved by the Committee for that NEO by the grant date value of an option using a Black-Scholes Merton valuation model based on the same assumptions and principles used to determine the grant date fair value of options generally for purposes of EIX’s financial reporting.

Restricted Stock Units

Each restricted stock unit awarded is a right to receive one share of EIX Common Stock after the vesting requirement of three years of continued service is satisfied. The restricted stock units for NEOs provide for reinvested dividend equivalents. For each dividend declared for which the ex-dividend date falls within the vesting period, the NEO will be credited with an additional number of restricted stock units having a value equal to the dividend that would have been payable on the number of restricted stock units subject to the award. The restricted stock units credited as dividend equivalents have the same vesting and other terms and conditions as the original restricted stock units and are forfeited if the underlying units do not vest.

The restricted stock units are paid in EIX Common Stock, a portion of which is withheld or sold to the extent necessary to satisfy tax withholding or governmental levies. The Committee may elect to pay any restricted stock units in cash rather than shares of EIX Common Stock if and to the extent that payment in shares would exceed the applicable share limits of the EIX 2007 Performance Incentive Plan.

The number of restricted stock units granted to each NEO was determined by dividing the award value approved by the Committee for that NEO by the closing price of a share of EIX Common Stock on the grant date. At payout, NEOs realize an increase or decrease in value (compared to the grant date value) commensurate with the increase or decrease in value realized by shareholders from changes in the stock price and dividends over the three-year vesting period.

3	How We Make Compensation Decisions

Role of Compensation Committee and Executive Officers

The Committee is responsible for reviewing and determining the compensation paid to executive officers. The Committee annually reviews all components of compensation for our CEO and other executive officers, including base salary and annual and long-term incentives. The Committee also reviews significant benefits, including retirement and non-qualified deferred compensation plans.

Each February, the Committee sets the base salary and the target and maximum potential annual and long-term incentive award values for the current year for each executive officer. At that time, the Committee also determines annual incentive awards for the prior year and performance share payouts for the prior performance period. Base salary changes are generally effective between mid-February and early March of each year.

For the February Committee meeting, our CEO provides recommendations regarding the compensation of other executive officers. Executive officers other than our CEO participate in developing and reviewing executive compensation recommendations, but do not participate in recommendations regarding their own compensation.

The Committee evaluates our CEO’s performance relative to goals and determines his compensation in executive session without him present. The Committee Chair reports to the Board in an independent director executive session regarding the compensation determination.

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COMPENSATION DISCUSSION AND ANALYSIS

Except as otherwise noted, the Committee’s executive officer compensation determinations are subjective and the result of the Committee’s business judgment, which is informed by the experiences of the Committee members and input from the Committee’s independent compensation consultant.

In accordance with 2019 California Assembly Bill 1054, the structure of the compensation provided to SCE’s executive officers, including Mr. Powell (and prior to his retirement, Mr. Payne), is subject to annual approval by the Office of Energy Infrastructure Safety, a department under the California Natural Resources Agency (prior to July 1, 2021, the approval was provided by the Wildfire Safety Division of the CPUC).

Tally Sheets

The Committee periodically reviews tally sheets for executive officers. Tally sheets provide the Committee with information about the following components of compensation, including compensation paid over the preceding three calendar years:

■	Cash compensation (base pay and annual incentives);
■	Long-term incentive award values (performance shares, stock options, and restricted stock units); and
■	Changes in pension values and non-qualified plan earnings.

The tally sheets also provide the value realizable from vested and unexercised stock options, unvested long-term incentive awards, and other compensation in the event of voluntary or involuntary separation from service, death or disability, or a change in control resulting in termination.

The Committee also reviews additional information regarding long-term incentives, including stock program statistics on share usage, analysis of current exercise values of prior option grants, and a summary of current and past performance share results.

Role of the Committee’s Independent Compensation Consultant

The Committee retained Pay Governance to assist in evaluating executive officer compensation for 2021; however, the Committee decides our executive officers’ compensation. Pay Governance’s assistance included helping the Committee identify industry trends and norms for executive compensation, reviewing and identifying appropriate peer group companies and pay surveys, and evaluating executive compensation data for these companies.

During 2021, Pay Governance provided the following services:

■	Conducted a competitive analysis of executive reward practices at EIX and its peers;
■	Provided a presentation on executive compensation trends;
■	Reviewed Committee agendas and supporting materials before each meeting, and raised questions/issues with management and the Committee Chair, as appropriate;
■	Performed an analysis of the alignment between the Company’s realizable pay and performance relative to peers;
■	Provided an analysis of incentive plan design and metrics in the industry;
■	Conducted a competitive analysis of outside director compensation;
■	Reviewed drafts of the CD&A for the Proxy Statement and related compensation tables; and
■	Provided advice to the Committee on EIX CEO compensation at its February meeting, without review by the EIX CEO.

In addition, a Pay Governance representative attended Committee meetings and communicated directly with the Committee as needed. Pay Governance did not perform any services for the Company in 2021 unrelated to the Committee’s responsibilities for our compensation programs, and all interactions by the consultants with management were related to their work for the Committee and conducted in accordance with the directions of the Committee or its Chair.

The Committee retains sole authority to hire its compensation consultant, approve its compensation, determine the nature and scope of its services, evaluate its performance, and terminate its engagement. Pursuant to SEC rules, the Committee assessed and determined that no conflict of interest exists with respect to the engagement of Pay Governance as the Committee’s compensation consultant.

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COMPENSATION DISCUSSION AND ANALYSIS

Use of Competitive Data

The Committee generally targets a competitive range of +/-15% around the “market median” for comparable positions for each element of total direct compensation.(13) The Committee exercises its judgment in setting each executive officer’s compensation levels within the competitive range, and may vary time to time from the competitive range, after taking into account the executive officer’s experience, time in position, individual performance, internal equity, retention concerns, or other factors it considers relevant under the circumstances.

The Committee used peer group data and data from pay surveys by Willis Towers Watson to determine the market median for 2021. The peer group data was for companies in the Philadelphia Utility Index, which has been used by the Committee since 2005 for benchmarking executive officer compensation and company performance. The Committee believes use of an established market index for peer group purposes is consistent with the way shareholders evaluate performance across companies within an industry.

2021 Peer Group Companies - Philadelphia Utility Index

AES Corporation	Ameren	American Electric Power	American Water Works

CenterPoint Energy	Consolidated Edison	Dominion Energy	DTE Energy

Duke Energy	Entergy	Eversource Energy	Exelon

FirstEnergy	NextEra Energy	Pinnacle West	Public Service Enterprise Group

Southern Company	WEC Energy Group	Xcel Energy

EIX is near the peer group median in revenues and market capitalization. For calendar year 2021, EIX had revenues of $14.9 billion compared to the peer group median of $12.6 billion (ranking 7th out of the 20 companies in the peer group), based on reported revenues. As of December 31, 2021, EIX’s market capitalization was $25.9 billion compared to the peer group median of $31 billion (ranking 13th out of 20).

As part of the process of setting 2021 target total direct compensation for NEOs, Pay Governance provided the Committee with benchmarking data from peer group proxy statements. In addition, the Committee received base salary, target annual incentive, and target long-term incentive grant value data from the Willis Towers Watson 2020 Energy Services and the Willis Towers Watson 2020 General Industry pay surveys. The pay survey data included compensation information from utilities, other energy companies, and companies in other industries with comparable revenues, in order to reflect the range of the Company’s competitors for executive talent and provide a robust set of information to make compensation decisions. The pay survey data was presented to the Committee in aggregated form. The Committee does not consider the identities of the individual companies in the survey data to be material for its decision-making process, and the individual companies were not provided to the Committee.

The components of the market data and the relative weighting used to calculate a market median varied for each NEO position, based on the availability of sufficient comparative data for the position, and were reviewed by Pay Governance. Market median levels for 2021 were projected from available data with input from Pay Governance.

Risk Considerations

The Company’s executive compensation policy directs that our total compensation structure should not encourage inappropriate or excessive risk-taking. The Committee takes risk into consideration when reviewing and approving executive compensation.

As specified in its charter, and with the assistance of Pay Governance and Company management, the Committee reviewed the compensation programs of the Company and its subsidiaries, for executives and for employees generally, and has concluded these programs do not create risks reasonably likely to have a material adverse effect on the Company.

(13)	The term “market median” is used in this CD&A to mean the median level of pay, for that particular element of compensation and for comparable positions, based on peer group data and data from pay surveys provided by Willis Towers Watson.

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COMPENSATION DISCUSSION AND ANALYSIS

In concluding that the current executive compensation program does not encourage inappropriate or excessive risk-taking, the Committee noted the following characteristics that limit risk:

■	Annual incentives are balanced with long-term incentives to lessen the risk that short-term objectives might be pursued to the detriment of long-term value creation;
■	Goals for annual incentive programs are varied (not focused on just one metric), include safety and compliance goals, and are subject to Committee review and discretion as to the ultimate award payment for executives;
■	Long-term incentive awards are subject to a multi-year vesting schedule;
■	The ultimate value of equity grants is not solely dependent on stock price due to the use of relative TSR and EPS for performance shares;
■	Annual incentive and performance share payouts are capped at 200% of target;
■	Stock ownership guidelines require Vice Presidents and more senior officers to own Company stock worth one to six times their base salary and prohibit sales of EIX Common Stock acquired from long-term incentive awards if the required ownership level has not been achieved;
■	All directors and employees, including NEOs, are prohibited from short sales, trading in derivatives and hedging of Company securities;
■	Executive officers are prohibited from pledging Company securities, as are Vice Presidents and more senior officers who report directly to the CFO;
■	The Company has an incentive compensation clawback policy that allows the Committee or the Board to recoup incentive compensation overpayments in the event of a restatement of Company financial statements; and
■	Executive retirement and deferred compensation benefits are unfunded and thus depend on the continued solvency of the Company.

4	Post-Employment and Other Benefits

Post-Employment and Disability Benefits

The NEOs receive retirement benefits under qualified and non-qualified defined-benefit and defined-contribution retirement plans. The SCE Retirement Plan and the 401(k) Plan are both qualified retirement plans in which the NEOs participate on substantially the same terms as other participating employees.

Due to limitations imposed by ERISA and the Internal Revenue Code, the benefits payable to the NEOs under the SCE Retirement Plan and the 401(k) Plan are limited. The Executive Retirement Plan and the Executive Deferred Compensation Plan allow our NEOs to receive some of the benefits that would be paid under the qualified plans but for such limitations, and certain additional benefits.

For descriptions of the tax-qualified and non-qualified defined benefit pension plans and the Executive Deferred Compensation Plan, see the narrative to the Pension Benefits Table and Non-Qualified Deferred Compensation Table, respectively.

The Company also sponsors an executive disability benefit plan in which the NEOs were eligible to participate in 2021.

The Committee believes these programs help us to attract and retain highly qualified executives.

2021 Change in Pension Value

Our executives hired before 2018, including our NEOs, participate in the SCE Retirement Plan and receive a final average pay benefit under the EIX Executive Retirement Plan. Executives hired on or after January 1, 2018 do not. See the Pension Benefits Table section below for details.

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COMPENSATION DISCUSSION AND ANALYSIS

We are required to calculate an NEO’s change in pension value each year based on applicable accounting rules. This accounting-based value is disclosed in column (h) of the Summary Compensation Table and included in the standard total compensation column of the Summary Compensation Table (the “SEC Total” in column (j) of the table). However, the accounting-based methodology for determining the change in pension value is sensitive to interest rate levels and other assumptions, and changes in those assumptions may result in large swings in disclosed value from year-to-year, particularly for long-service executives who receive a final average pay benefit, such as Messrs. Pizarro and Payne and Ms. Rigatti, each of whom has more than 20 years of service as employees of the Company or its subsidiaries.

To help shareholders understand the impact of these changes in pension value, we have included an “Adjusted Total” compensation column in the Summary Compensation Table that shows “SEC Total” compensation minus the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” amounts reported in column (h) of the Summary Compensation Table. Mr. Pizarro’s “Adjusted Total” compensation has been much less volatile than his SEC Total compensation. For example, Mr. Pizarro’s “SEC Total” compensation increased by 34% from 2019 to 2020 and then decreased by 11% from 2020 to 2021, largely due to fluctuations in change in pension value, while his “Adjusted Total” compensation increased by 4% from 2019 to 2020 and then by another 4% for 2021.

It is important to note that the accounting-based assumptions used to calculate the change in pension value are generally outside the control of the Committee and many of them vary from the assumptions and payment elections used to calculate actual pension benefit amounts and payment streams under the SCE Retirement Plan and EIX Executive Retirement Plan.

Severance and Change in Control Benefits

Our policy regarding severance protection for NEOs stems from its importance in retaining and recruiting executives. Executives have attractive opportunities with other companies or are recruited from well-compensated positions in other companies. We believe offering approximately one year’s worth of compensation and benefits if any officer is involuntarily severed without cause provides financial security to offset the risk of leaving another company or foregoing an opportunity with another company. Severance benefits are not offered for resignation for “good reason,” except if a “change in control” occurs (these terms are defined in the Severance Plan).

The current executive compensation plans offer additional benefits if a change in control of EIX occurs. We believe the occurrence, or expected occurrence, of a change-in-control transaction would create uncertainty regarding continued employment for NEOs. This uncertainty would result from the fact that many change-in-control transactions result in significant organizational changes, particularly at the senior executive level. To encourage the NEOs to remain employed with the Company during a time when their prospects for continued employment following the change in control would be uncertain, and to permit them to remain focused on the Company’s interests, NEOs are provided with enhanced severance benefits if their employment is actually or constructively terminated without cause within a defined period of time around a change in control of EIX. Constructive termination (or a resignation for “good reason”) would include occurrences such as a material diminution in duties or salary, or a substantial relocation.

Given that none of the NEOs has an employment agreement that provides for fixed positions or duties, or for a fixed base salary or annual incentive award, we believe a constructive termination severance trigger is needed to prevent an acquirer from having an incentive to constructively terminate an NEO’s employment to avoid paying any severance benefits. We do not provide excise tax gross-ups on change-in-control severance benefits for any of our executives. We do not believe NEOs should be entitled to receive their cash severance benefits merely because a change-in-control transaction occurs. Therefore, the payment of cash severance benefits is subject to a double-trigger where an actual or constructive termination of employment must also occur before payment.

However, if a change in control occurs where EIX is not the surviving corporation, and following the transaction, outstanding equity awards would not be continued or assumed, then NEOs and other holders of awards under our equity incentive plan would receive immediate vesting of their outstanding equity awards as described under Potential Payments Upon Termination or Change in Control. We believe it is appropriate to fully vest equity awards in change-in-control situations where EIX is not the surviving corporation and the equity awards are not assumed, whether or not employment is terminated, because such a transaction ends the NEOs’ ability to realize any further value with respect to the equity awards.

For detailed information on the estimated potential payments and benefits payable to NEOs if they terminate employment, including following a change in control of the Company, see Potential Payments Upon Termination or Change in Control.

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COMPENSATION DISCUSSION AND ANALYSIS

Perquisites

In general, we provide no perquisites for our NEOs. If a Company-oriented security concern exists, the Company may pay for reasonable security services. Given the nature of these concerns and costs, the Company does not consider the security services to be a perquisite. From time to time, the Company may provide retirement gifts to retiring executives in recognition of long and dedicated service. Any such security services and retirement gifts are taken into account when determining the total amount of perquisites for an NEO for purposes of the $10,000 disclosure threshold. This threshold was not reached for any NEO for 2021.

5	Other Compensation Policies and Guidelines

Tax-Deductibility

Federal income tax law generally prohibits a publicly held company from deducting compensation paid to a current or former NEO that exceeds $1 million during the tax year. Certain amounts payable to former executives pursuant to a written binding contract that was in effect on November 2, 2017 may qualify for an exception to the $1 million deductibility limit. There can be no assurance that any compensation the Committee intended to be deductible will in fact be deductible.

Although the potential deductibility of compensation is one of the factors the Committee generally considers when designing the Company’s executive compensation program, the Committee has the flexibility to take any compensation-related actions it determines are in the best interests of the Company and its shareholders, including awarding compensation that will not be deductible for tax purposes.

Stock Ownership Guidelines

To underscore the importance of linking executive and shareholder interests, the Company has stock ownership guidelines that require Vice Presidents and more senior officers to own EIX Common Stock or equivalents in an amount ranging from one to six times their annual base salary. The stock ownership guidelines for NEOs who were employed on December 31, 2021 are as follows:

Executive	Stock Ownership Guideline as Multiple of Base Salary
EIX President and CEO	6x
EIX CFO; EIX General Counsel	3x
SCE President and CEO	3x
EIX SVP	2x

The NEOs are expected to achieve their ownership targets within five years from the date they became subject to the guidelines. EIX Common Stock owned outright, shares held in the 401(k) Plan, and vested and unvested restricted stock units which do not depend on performance measures are included in determining compliance with the guidelines. Shares that NEOs may acquire through the exercise or payout of stock options and performance shares are not included in determining compliance until the options or performance shares are exercised, or paid, as the case may be, and the shares are acquired. Based on ownership as of March 1, 2022, all NEOs are in compliance with the guidelines.

The guidelines provide that an officer subject to the guidelines may not sell EIX Common Stock acquired pursuant to an EIX long-term incentive award (“Acquired Stock”) if the officer does not meet his or her ownership requirement under the guidelines. An officer whose ownership satisfies the guidelines may not sell Acquired Stock to the extent the sale would cause his or her ownership to fall below the applicable guideline level. These transfer limitations do not apply to transfers to satisfy the exercise price of an EIX stock option or to satisfy tax obligations with respect to an EIX long-term incentive award.

The guidelines also provide that officers should elect dividend reinvestment on shares of EIX Common Stock owned by them if they have not met their guideline level.

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COMPENSATION DISCUSSION AND ANALYSIS

Hedging and Pledging Policy

Under the Company’s Insider Trading Policy, the following activities related to Covered Securities, including EIX shares,(14) are prohibited for all directors and employees, including NEOs:

■	Hedging related to Covered Securities. The Insider Trading Policy provides the following examples of hedging transactions: (i) selling security futures contracts related to Covered Securities; (ii) entering into prepaid variable forward contracts, equity swaps, or zero cost collars related to Covered Securities; and (iii) contributing a Company security to an exchange fund in exchange for an interest in the fund.
■	Trading in derivatives related to Covered Securities.
■	Purchasing Covered Securities on margin. Any Covered Securities purchased in the open market must be paid for fully at the time of purchase. Cashless exercises are permitted for stock options granted by the Company as compensation under the EIX 2007 Performance Incentive Plan.
■	Short sales of Covered Securities. Any Covered Securities sold by the director or employee must be owned by or her at the time of sale. Cashless exercises are permitted for stock options granted by the Company as compensation under the EIX 2007 Performance Incentive Plan.

In addition, directors, executive officers, and Vice Presidents and more senior officers who report directly to the CFO may not pledge Covered Securities as collateral for loans.

Clawback Policy

The Company maintains an incentive compensation clawback policy that allows the Board or the Committee to recoup incentive compensation if the Company restates its financial statements. The policy applies to cash or equity-based incentive compensation to current and former NEOs and other executive officers that is paid, granted, vested or accrued in any fiscal year within the three-year period preceding the filing of the restatement. The policy allows recoupment of the difference between the incentive compensation paid, granted, vested or accrued under the original results and the incentive compensation that would have been paid, granted, vested or accrued under the restated results. The policy can be enforced by reducing or cancelling outstanding and future incentive compensation, and by a claim for repayment.

The SEC and NYSE may issue rules requiring public companies to adopt clawback policies to recover incentive compensation overpayments from executive officers under certain conditions involving accounting restatements. If such guidance is issued, the Committee or the Board will review the existing clawback policy and determine whether changes are needed.

(14)	The Insider Trading Policy defines “Covered Securities” as all of the securities of EIX and its consolidated subsidiaries, including: common, preferred and preference stocks or other equity securities; debt securities; and derivative, convertible and exchangeable securities related to these securities, whether or not issued by EIX or any of its subsidiaries.

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee Report

The Compensation and Executive Personnel Committee is composed of the five independent directors listed below and operates under a charter adopted by the Board, which is posted on our website at www.edison.com/corpgov.

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis section of this Proxy Statement. Based upon this review and the discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis section be included in the Company’s 2021 Annual Report and this Proxy Statement.

Compensation and Executive Personnel Committee

Vanessa C.L. Chang (Chair)

James T. Morris

Timothy T. O’Toole

William P. Sullivan

Linda G. Stuntz

Compensation Committee Interlocks and Insider Participation

Ms. Stuntz joined the Compensation Committee on April 22, 2021. The other Committee members whose names appear on the Compensation Committee Report above served during all of 2021. Under applicable SEC rules, there were no interlocks or insider participation on the Committee.

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Executive Compensation

Summary Compensation Table – Fiscal Years 2019, 2020 and 2021

The following table presents information regarding compensation of our NEOs for service during 2021, 2020 and 2019. The table was prepared in accordance with SEC requirements. The total compensation presented below does not necessarily reflect the actual total compensation received by our NEOs. The amounts under “Stock Awards” and “Option Awards” do not represent the actual amounts paid to or realized by our NEOs for these awards during 2019-2021, but represent the aggregate grant date fair value of awards granted in those years as determined for financial reporting purposes. Likewise, the amounts under “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” do not reflect amounts paid to or realized by our NEOs during 2019-2021.

We have included an “Adjusted Total” compensation column that provides important supplemental information by showing “SEC Total” compensation minus the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” amounts. The change in pension value amounts are based on accounting rules and incorporate changes in discount rates and other assumptions that are outside the control of the Committee and may not reflect the actual amounts that ultimately will be paid to the individual, since the assumptions used for pension plan benefit accruals and payments may differ from assumptions used for accounting purposes and may change from time to time. See footnote (5) below for additional information.

						Non-Equity	Change in Pension Value and Non-Qualified Deferred
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Incentive Plan Compensation ($)	Compensation Earnings(3) ($)	All Other Compensation(4) ($)	SEC Total ($)	Adjusted Total(5) ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Pedro J. Pizarro EIX President and CEO	2021	1,325,249	—	3,823,832	3,823,755	2,074,800	3,289,304	27,400	14,364,340	11,075,036
	2020	1,281,813	—	3,708,866	3,708,757	1,612,500	5,446,963	27,100	15,785,999	10,339,036
	2019	1,225,000	—	3,521,960	3,521,875	1,684,375	1,781,692	26,800	11,761,702	9,980,010
Maria Rigatti EIX EVP and CFO	2021	707,981	—	887,582	887,504	783,840	1,307,104	17,400	4,591,411	3,284,307
	2020	688,844	—	914,844	914,763	576,923	1,589,757	17,100	4,702,231	3,112,474
	2019	660,000	—	910,924	910,805	544,500	712,601	16,800	3,755,630	3,043,029
Adam S. Umanoff EIX EVP and General Counsel	2021	603,604	—	665,517	665,504	626,175	361,249	17,400	2,939,449	2,578,200
	2020	589,692	—	652,756	652,578	493,881	369,412	17,100	2,775,419	2,406,007
	2019	565,000	—	649,801	649,758	466,125	262,129	16,800	2,609,613	2,347,484
Steven D. Powell SCE President and CEO(6)	2021	481,513	—	458,244	458,140	469,967	430,345	17,400	2,315,609	1,885,264

J. Andrew Murphy EIX SVP	2021	475,000	—	356,260	356,256	418,950	264,381	17,400	1,888,247	1,623,866
	2020	475,000	—	356,397	356,255	352,450	290,894	17,100	1,848,096	1,557,202
	2019	475,000	—	391,922	391,878	387,695	276,562	16,800	1,939,857	1,663,295
Kevin M. Payne Former SCE President and CEO(6)	2021	629,186	—	857,635	857,505	574,483	857,306	241,342	4,017,457	3,160,151
	2020	620,864	—	785,240	785,174	467,363	2,075,286	17,100	4,751,027	2,675,741
	2019	605,000	—	835,046	834,908	499,125	837,445	21,800	3,633,324	2,795,879

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EXECUTIVE COMPENSATION

(1)

Stock awards consist of performance shares and restricted stock units granted under the 2007 Performance Incentive Plan in the year indicated. The performance share and restricted stock unit amounts shown in the Summary Compensation Table reflect the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718. For performance shares, the value is reported as of the grant date based on the probable outcome of performance conditions, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. For a discussion of the assumptions and methodologies used to calculate these amounts, see the discussion contained in (i) Note 9 (Compensation and Benefit Plans) to Consolidated Financial Statements, included as part of the Company’s 2021 Annual Report and (ii) similar Notes to the Company’s Consolidated Financial Statements for prior years when the awards were granted. In accordance with the terms and conditions of the awards, one-twelfth of the awards granted in 2021 to Mr. Payne terminated for no value on November 30, 2021 in connection with his retirement. The amount shown in the Summary Compensation Table is presented before taking this forfeiture into account.

The table below shows the maximum value of performance share awards included in the Summary Compensation Table at the grant date assuming that the highest level of performance conditions will be achieved. For the grant date fair value of each award based on the probable outcome of the applicable performance conditions, see the Grants of Plan-Based Awards Table below. The performance period for the 2019 performance share awards ended on December 31, 2021. EIX’s TSR ranked at the 45th percentile among the comparison group TSR for the TSR performance shares granted in 2019, resulting in a payout of TSR performance shares granted in 2019 at 85% of target. The performance periods for the 2020 and 2021 performance shares have not ended.

Name	Maximum Performance Share Potential as of Grant Date for 2021 Awards ($)	Maximum Performance Share Potential as of Grant Date for 2020 Awards ($)	Maximum Performance Share Potential as of Grant Date for 2019 Awards ($)
Pedro J. Pizarro	3,823,842	3,708,859	3,522,045
Maria Rigatti	887,598	914,892	910,974
Adam S. Umanoff	665,525	652,815	649,851
Steven D. Powell	458,266	—	—
J. Andrew Murphy	356,263	356,426	391,970
Kevin M. Payne	857,686	785,284	835,092
(2)	Option awards consist of non-qualified stock options granted under the 2007 Performance Incentive Plan in the year indicated. The option amounts shown in the Summary Compensation Table reflect the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions and methodologies used to calculate these amounts, see the discussion of options contained in (i) Note 9 (Compensation and Benefit Plans) to Consolidated Financial Statements, included as part of the Company’s 2021 Annual Report and (ii) similar Notes to the Company’s Consolidated Financial Statements for prior years when the awards were granted. In accordance with the terms and conditions of the awards, one-twelfth of the options granted in 2021 to Mr. Payne terminated for no value on November 30, 2021 in connection with his retirement. The amount shown in the Summary Compensation Table is presented before taking this forfeiture into account.
(3)	The reported amounts for 2021 include: (i) 2021 interest on deferred compensation account balances considered under SEC rules to be at above-market rates for Mr. Pizarro $101,567; Ms. Rigatti $34,324; Mr. Umanoff $114,900; Mr. Powell $10,599; Mr. Murphy $8,549; and Mr. Payne $59,985; and (ii) the 2021 aggregate change in the actuarial present value of the accumulated benefit under the SCE Retirement Plan and the EIX Executive Retirement Plan for Mr. Pizarro $3,187,737; Ms. Rigatti $1,272,780; Mr. Umanoff $246,349; Mr. Powell $419,746; Mr. Murphy $255,832; and Mr. Payne $797,321.
(4)	Amounts reported for 2021 represent EIX or SCE contributions to the 401(k) Plan for each NEO other than Messrs. Pizarro and Payne. For Mr. Pizarro, the amount reported for 2021 includes (i) $17,400 for company matching contributions to the 401(k) Plan and (ii) $10,000 in charitable matching gifts under the Director Matching Gift Program described in footnote (5) to the Director Compensation Table above. For Mr. Payne, the amount reported for 2021 includes (i) $17,400 for company matching contributions to the 401(k) Plan, (ii) $2,500 in charitable matching gifts under the Director Matching Gift Program described in footnote (5) to the Director Compensation Table above, and (iii) $221,442 as payment for accrued and unused vacation in connection with his retirement.
(5)

“Adjusted Total” represents SEC Total compensation, as determined under applicable SEC rules (column (j) in the table above), minus the amount reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column (column (h)).

We believe the “Adjusted Total” column provides important supplemental information because the change in pension value amounts reported in column (h) and footnote (3) are based on accounting rules and incorporate changes in discount rates and other assumptions that are outside the control of the Committee and may not reflect the actual amounts that ultimately will be paid to the NEO. The assumptions used for pension plan benefit accruals and payments may differ from assumptions used for accounting purposes and may change from time to time.

In addition, the large change in pension value amounts for Messrs. Pizarro and Payne and Ms. Rigatti in 2020 and 2021 compared with prior years are in part due to the Committee’s decision in February 2019 to not pay annual incentive awards to these NEOs for 2018. That decision suppressed the change in pension value for 2019 and created a situation where the slightly above-target annual incentive awards that the Committee approved in February 2020 and 2021 had an outsized impact on the 2020 and 2021 change in pension value. See Pension Benefits Table below for an explanation of pension benefit formulas. As discussed in the 2019 Proxy Statement, the Committee’s decision to not pay annual incentive awards to certain top officers for 2018 was made in consultation with management and with its full support and agreement, and was not a reflection on the performance of the officers or the Company.

The non-qualified deferred compensation earnings reported in column (h) and footnote (3) are relatively small amounts that are excluded from the “Adjusted Total” to show the impact of excluding column (h). The “Adjusted Total” column is not a substitute for the amounts required to be reported in the “SEC Total” column (column (j)) pursuant to SEC regulations.

(6)	Mr. Powell became SCE’s President and CEO effective December 1, 2021; he was an SCE EVP from January 1, 2021 through November 30, 2021. Mr. Payne was SCE’s President and CEO from June 7, 2019 through November 30, 2021; he was SCE’s CEO from January 1, 2019 through June 6, 2019.

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EXECUTIVE COMPENSATION

Grants of Plan-Based Awards Table – Fiscal Year 2021

The following table presents information regarding the incentive plan awards granted to our NEOs during 2021 under the EIX 2007 Performance Incentive Plan and the potential 2021 target and maximum amount of performance-based annual incentive awards payable under the EIX Executive Incentive Compensation Plan (“EICP”). See the CD&A above for further information regarding award terms reported in the table below and for discussions regarding NEO stock ownership guidelines, dividends paid on equity awards, and allocations between short-term and long-term compensation.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock	All Other		Grant Date Fair
Name	Grant Date(1)	Date of Committee Action	Threshold ($)	Target ($)	Maximum ($)	Threshold Number of Shares of Stock or Units (#)	Target Number of Shares of Stock or Units (#)	Maximum Number of Shares of Stock or Units (#)	Awards: Number of Shares of Stock or Units (#)	Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Value of Stock and Option Awards(4) ($)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Pedro J. Pizarro
TSR Performance Shares	3/1/2021	2/24/2021				3,926	15,702	31,404				955,938
EPS Performance Shares	3/1/2021	2/24/2021				4,353	17,410	34,820				955,983
Stock Options	3/1/2021	2/24/2021								529,606	54.91	3,823,755
Restricted Stock Units	3/1/2021	2/24/2021							34,819			1,911,911
Annual Incentive				1,729,000	3,458,000
Maria Rigatti
TSR Performance Shares	3/1/2021	2/24/2021				911	3,645	7,290				221,908
EPS Performance Shares	3/1/2021	2/24/2021				1,010	4,041	8,082				221,891
Stock Options	3/1/2021	2/24/2021								122,923	54.91	887,504
Restricted Stock Units	3/1/2021	2/24/2021							8,082			443,783
Annual Incentive				568,000	1,136,000
Adam S. Umanoff
TSR Performance Shares	3/1/2021	2/24/2021				683	2,733	5,466				166,385
EPS Performance Shares	3/1/2021	2/24/2021				758	3,030	6,060				166,377
Stock Options	3/1/2021	2/24/2021								92,175	54.91	665,504
Restricted Stock Units	3/1/2021	2/24/2021							6,060			332,755
Annual Incentive				453,750	907,500
Steven D. Powell
TSR Performance Shares	3/1/2021	2/24/2021				366	1,463	2,926				89,067
EPS Performance Shares	3/1/2021	2/24/2021				406	1,622	3,244				89,064
Stock Options	3/1/2021	2/24/2021								49,343	54.91	356,256
Restricted Stock Units	3/1/2021	2/24/2021							3,244			178,128
TSR Performance Shares	12/31/2021	10/25/2021				83	330	660				25,476
EPS Performance Shares	12/31/2021	10/25/2021				94	374	748				25,526
Stock Options	12/31/2021	10/25/2021								9,639	68.25	101,884
Restricted Stock Units	12/31/2021	10/25/2021							747			50,983
Annual Incentive				346,159	692,318

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			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock	All Other		Grant Date Fair
Name	Grant Date(1)	Date of Committee Action	Threshold ($)	Target ($)	Maximum ($)	Threshold Number of Shares of Stock or Units (#)	Target Number of Shares of Stock or Units (#)	Maximum Number of Shares of Stock or Units (#)	Awards: Number of Shares of Stock or Units (#)	Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Value of Stock and Option Awards(4) ($)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
J. Andrew Murphy
TSR Performance Shares	3/1/2021	2/24/2021				366	1,463	2,926				89,067
EPS Performance Shares	3/1/2021	2/24/2021				406	1,622	3,244				89,064
Stock Options	3/1/2021	2/24/2021								49,343	54.91	356,256
Restricted Stock Units	3/1/2021	2/24/2021							3,244			178,128
Annual Incentive				332,500	665,000
Kevin M. Payne(5)
TSR Performance Shares	3/1/2021	2/24/2021				881	3,522	7,044				214,419
EPS Performance Shares	3/1/2021	2/24/2021				976	3,905	7,810				214,424
Stock Options	3/1/2021	2/24/2021								118,768	54.91	857,505
Restricted Stock Units	3/1/2021	2/24/2021							7,809			428,792
Annual Incentive				478,736	957,471
(1)	Performance shares, options, and restricted stock units were granted to each NEO on March 1, 2021 as part of the NEO’s compensation package for his or her position as of that date. Additional performance shares, options, and restricted stock units were granted to Mr. Powell in connection with his election as SCE President and CEO effective December 1, 2021 (the actual grant date of December 31, 2021 was the last New York Stock Exchange trading date for that quarter).
(2)	Maximum amounts reported reflect 200% of the applicable annual incentive target under the EICP. For information regarding the description of performance-based conditions under the EICP, see Annual Incentive Awards in the CD&A above.
(3)	One-half of each NEO’s 2021 performance share award value was granted in performance shares subject to a TSR vesting metric and the other half of the award value was granted in performance shares subject to an EPS vesting metric. The TSR and EPS components of each NEO’s award are subject to different threshold and other vesting requirements. In order to reflect these differences, the table above reports the TSR and EPS components of each NEO’s 2021 performance share award as separate awards. See Long-Term Incentive Awards in the CD&A above and Potential Payments on Termination or Change in Control below for information regarding the terms of the awards, the description of performance-based vesting conditions, the criteria for determining the amounts payable, and the consequences of a termination of employment in certain circumstances.
(4)	The amounts shown for performance shares, options, and restricted stock units represent the grant date fair value of the awards in 2021 determined in accordance with FASB ASC Topic 718. There is no guarantee that, if and when the awards vest, they will have this value. Assumptions used in the calculation of these amounts are referenced in footnotes (1) and (2) to the Summary Compensation Table. The amounts shown for each NEO other than Mr. Powell were based on the following Long-Term Incentive % of Salary that the Committee approved for the March 1, 2021 total grant date fair value of stock and option awards as a percentage of annualized base salary, with 50% of the total grant date fair value allocated to stock options, 12.5% to TSR performance shares, 12.5% to EPS performance shares, and 25% to restricted stock units: Mr. Pizarro 575%, Ms. Rigatti 250%; Mr. Umanoff 220%; Mr. Murphy 150%; and Mr. Payne 245%. For Mr. Powell, the amounts shown for the March 1, 2021 grant date reflect a Long-Term Incentive % of Salary of 150%, while the amounts shown for the December 31, 2021 grant date reflect a total grant value equal to 25% of the difference between (i) a Long-Term Incentive % of Salary of 235% applied to his new annual rate of base salary as SCE President and CEO as of December 1, 2021, and (ii) a Long-Term Incentive % of Salary of 150% applied to his annual rate of base salary as SCE EVP as of March 1, 2021, with 50% of the total grant date fair value allocated to stock options, 12.5% to TSR performance shares, 12.5% to EPS performance shares, and 25% to restricted stock units.
(5)	In accordance with the terms and conditions of the awards, one-twelfth of the performance shares, options, and restricted stock units awarded in 2021 to Mr. Payne terminated for no value in connection with his retirement. The annual incentive award to Mr. Payne was prorated, based on (i) the ratio of the number of workdays from January 2021 through November 30, 2021, compared to (ii) the total number of workdays in 2021. The amounts shown in the Grants of Plan-Based Awards Table are presented before taking these terminations and proration, respectively, into account.

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Outstanding Equity Awards Table – Fiscal Year-End 2021

The following table presents information regarding the outstanding equity awards held by our NEOs at the end of 2021. Outstanding equity awards consist of EIX non-qualified stock options, performance shares, and restricted stock units. Column (d) “Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options” (which is used to reflect option awards subject to performance-based vesting requirements) has been omitted in accordance with SEC rules because no such awards were outstanding at the end of 2021.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable(1) (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2)(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)(4) ($)
(a)		(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Pedro J. Pizarro	12/31/2014	65,879	—	65.48	1/2/2024	—	—	—	—
	3/2/2015	111,608	—	63.72	1/2/2025	—	—	—	—
	3/1/2016	116,785	—	66.88	1/2/2026	—	—	—	—
	9/30/2016	75,836	—	72.25	1/2/2026	—	—	—	—
	3/1/2017	249,942	—	79.38	1/4/2027	—	—	—	—
	3/1/2018	280,107	93,369	60.78	1/3/2028	—	—	—	—
	3/5/2019	201,250	201,250	62.50	1/2/2029	31,952	2,180,718	—	—
	3/5/2020	112,797	338,390	69.01	1/2/2030	29,414	2,007,492	33,192	2,265,339
	3/1/2021	—	529,606	54.91	1/2/2031	36,407	2,484,780	52,826	3,605,390
Maria Rigatti	9/30/2014	18,386	—	55.92	1/2/2024	—	—	—	—
	3/2/2015	22,500	—	63.72	1/2/2025	—	—	—	—
	3/1/2016	22,103	—	66.88	1/2/2026	—	—	—	—
	9/30/2016	22,294	—	72.25	1/2/2026	—	—	—	—
	3/1/2017	60,197	—	79.38	1/4/2027	—	—	—	—
	3/1/2018	66,405	22,132	60.78	1/3/2028	—	—	—	—
	3/5/2019	52,046	52,046	62.50	1/2/2029	8,264	564,007	—	—
	3/5/2020	27,822	83,463	69.01	1/2/2030	7,255	495,150	8,187	558,761
	3/1/2021	—	122,923	54.91	1/2/2031	8,451	576,754	12,262	836,871
Adam S. Umanoff	3/2/2015	83,572	—	63.72	1/2/2025	—	—	—	—
	3/1/2016	76,015	—	66.88	1/2/2026	—	—	—	—
	3/1/2017	52,672	—	79.38	1/4/2027	—	—	—	—
	3/1/2018	50,385	16,795	60.78	1/3/2028	—	—	—	—
	3/5/2019	37,130	37,128	62.50	1/2/2029	—	—	—	—
	3/5/2020	19,848	59,541	69.01	1/2/2030	—	—	5,842	398,742
	3/1/2021	—	92,175	54.91	1/2/2031	—	—	9,194	627,493

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		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable(1) (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2)(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)(4) ($)
(a)		(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Steven D. Powell	3/1/2013	4,077	—	48.48	1/3/2023	—	—	—	—
	3/3/2014	6,852	—	51.90	1/2/2024	—	—	—	—
	3/2/2015	6,925	—	63.72	1/2/2025	—	—	—	—
	3/1/2016	8,328	—	66.88	1/2/2026	—	—	—	—
	3/1/2017	7,763	—	79.38	1/4/2027	—	—	—	—
	3/1/2018	7,638	2,545	60.78	1/3/2028	—	—	—	—
	9/28/2018	1,071	354	67.68	1/3/2028	—	—	—	—
	3/5/2019	7,308	7,308	62.50	1/2/2029	1,161	79,257	—	—
	9/30/2019	2,592	2,592	75.42	1/2/2029	415	28,329	—	—
	3/5/2020	7,361	22,080	69.01	1/2/2030	1,920	131,034	2,166	147,861
	3/1/2021	—	49,343	54.91	1/2/2031	3,392	231,501	4,922	335,905
	12/31/2021	—	9,639	68.25	1/2/2031	747	50,983	1,078	73,574
J. Andrew Murphy	9/30/2015	22,471	—	63.07	1/2/2025	—	—	—	—
	3/1/2016	28,995	—	66.88	1/2/2026	—	—	—	—
	3/1/2017	25,258	—	79.38	1/4/2027	—	—	—	—
	3/1/2018	32,586	10,860	60.78	1/3/2028	—	—	—	—
	3/5/2019	22,394	22,392	62.50	1/2/2029	3,555	242,646	—	—
	3/5/2020	10,835	32,505	69.01	1/2/2030	2,826	192,890	3,189	217,674
	3/1/2021	—	49,343	54.91	1/2/2031	3,392	231,501	4,922	335,905
Kevin M. Payne	3/1/2013	13,790	—	48.48	1/3/2023	—	—	—	—
	3/3/2014	13,159	—	51.90	1/2/2024	—	—	—	—
	3/31/2014	2,319	—	56.61	1/2/2024	—	—	—	—
	3/2/2015	16,195	—	63.72	1/2/2025	—	—	—	—
	3/1/2016	16,882	—	66.88	1/2/2026	—	—	—	—
	6/30/2016	20,795	—	77.67	1/2/2026	—	—	—	—
	3/1/2017	50,164	—	79.38	1/4/2027	—	—	—	—
	3/1/2018	53,952	17,984	60.78	1/3/2028	—	—	—	—
	3/5/2019	47,710	47,708	62.50	1/2/2029	—	—	—	—
	3/5/2020	23,880	71,640	69.01	1/2/2030	—	—	7,028	479,667
	3/1/2021	—	108,871	54.91	1/2/2031	—	—	10,861	741,292
(1)	Subject to each NEO’s continued employment, each unvested stock option grant becomes vested in equal annual installments over a four-year vesting period, with the first installment vesting on January 2 in the year following the year in which the grant occurs and the following three installments vesting on the next three anniversaries of that date (if January 2 falls on a holiday or weekend, then vesting occurs either on the preceding business day or the next business day on which the New York Stock Exchange is open, depending on the terms applicable to the grant). In accordance with the terms and conditions of the awards, one-twelfth of the options granted on March 1, 2021 to Mr. Payne terminated for no value on November 30, 2021 in connection with his retirement. With respect to these 2021 options, the amount shown in the Outstanding Equity Awards Table is presented after taking this forfeiture into account.
(2)	Subject to each NEO’s continued employment, restricted stock units become vested and payable on January 2 at the end of a three-year vesting period beginning with the year in which the grant occurs (if January 2 falls on a holiday or weekend, then vesting occurs on the next business day on which the New York Stock Exchange is open).
(3)	The values shown in columns (h) and (j) of the table are determined by multiplying the number of shares or units reported in column (g) or (i), respectively, by the closing price of EIX Common Stock on December 31, 2021.

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(4)	Subject to each NEO’s continued employment, approximately half of each NEO’s 2020 and 2021 performance share grants become earned and vested based on EIX’s comparative TSR during the relevant three-year performance period (“TSR Performance Shares”) and the remainder become earned and vested based on EIX’s average annual core EPS measured against target levels for the three calendar years in the relevant performance period (“EPS Performance Shares”). The number of performance shares included for each NEO in column (i) of the table above is the aggregate number of shares that may become earned if EIX’s TSR for the 2020-2022 performance period turns out to be at the 25th percentile of the comparison group of companies, EIX’s TSR for the 2021-2023 performance period turns out to be at the 50th percentile, and EIX’s EPS turn out to be equal to or greater than 120% of the target level each year in the performance periods. These are the threshold (i.e., 25% of target) number of 2020 TSR Performance Shares, the target (i.e., 100% of target) number of 2021 TSR Performance Shares, and the maximum (i.e., 200% of target) number of 2020 and 2021 EPS Performance Shares that may become payable (including shares added by reinvestment of dividend equivalents). These payout assumptions are presented in accordance with SEC guidance and are provided only for purposes of illustration and not as an expectation or projection about the future. In accordance with the terms and conditions of the stock awards, one-twelfth of the performance shares granted on March 1, 2021 to Mr. Payne terminated for no value on November 30, 2021 in connection with his retirement. With respect to these 2021 performance share grants, the amounts shown in the Outstanding Equity Awards Table are presented after taking these forfeitures into account.

Option Exercises and Stock Vested Table – Fiscal Year 2021

The following table presents information regarding the exercise of stock options by our NEOs and vesting of stock awards during 2021. The stock awards listed in the following table represent the value realized on the vesting of restricted stock units during 2021, and the value realized on the vesting of 2019 performance share awards payable for the 2019-2021 performance period.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(1) (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(2) (#)	Value Realized on Vesting(2)(3) ($)
(a)	(b)	(c)	(d)	(e)
Pedro J. Pizarro	—	—	57,840	3,727,177
Maria Rigatti	—	—	14,348	926,976
Adam S. Umanoff	—	—	11,767	803,124
Steven D. Powell	—	—	2,326	151,859
J. Andrew Murphy	—	—	6,580	423,475
Kevin M. Payne	—	—	33,738	2,260,154
(1)	There were no option exercises by our NEOs in 2021.
(2)	For Mr. Umanoff, the amounts reported in columns (d) and (e) above include 6,336 restricted stock units awarded in 2021 with a December 31, 2021 value, including dividend equivalents, of $432,458 that are considered vested for this purpose because the units would have been payable in accordance with the retirement provisions of the award had he elected to retire on December 31, 2021. In accordance with the terms and conditions of the restricted stock units granted in 2021 to Mr. Payne, one-twelfth of those restricted stock units terminated for no value on November 30, 2021 in connection with his retirement. The amounts shown in the Option Exercises and Stock Vested Table are presented after taking this forfeiture into account. For Mr. Payne, the amounts reported in columns (d) and (e) above include restricted stock units awarded in 2019, 2020, and 2021 (a total of 21,287 units with a December 31, 2021 value, including dividend equivalents, of $1,452,859), that are considered vested for this purpose as a result of the retirement vesting provisions applicable to the award. In accordance with applicable SEC rules, the units for Messrs. Umanoff and Payne discussed in this footnote are also reported as 2021 registrant contributions in the Non-Qualified Deferred Compensation Table below because, while the units vested or are considered to have vested for certain purposes, they were not yet payable on December 31, 2021.
(3)	With the exception of the restricted stock units discussed in footnote (2) above (which are valued in accordance with footnote (2)), the value for stock awards equals the market price of EIX Common Stock on the vesting date (January 4, 2021 for restricted stock units granted in 2018 and December 31, 2021 for performance shares granted in 2019) multiplied by the number of shares or units, as applicable, that vested.

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Pension Benefits Table

The following table presents information regarding the present value of accumulated benefits that may become payable to, and payments made to, our NEOs under the qualified and non-qualified defined-benefit pension plans sponsored by SCE or EIX.

Name	Plan Name	Number of Years Credited Service(1) (#)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year(3) ($)
(a)	(b)	(c)	(d)	(e)
Pedro J. Pizarro	SCE Retirement Plan	22.2	659,340	—
	Executive Retirement Plan	22	14,668,168	—
Maria Rigatti	SCE Retirement Plan	22.2	794,764	—
	Executive Retirement Plan	22	5,112,516	21,315
Adam S. Umanoff	SCE Retirement Plan	7.0	142,422	—
	Executive Retirement Plan	7	1,427,262	—
Steven D. Powell	SCE Retirement Plan	21.5	330,794	—
	Executive Retirement Plan	22	1,708,490	—
J. Andrew Murphy	SCE Retirement Plan	6.3	128,016	—
	Executive Retirement Plan	6	1,102,283	—
Kevin M. Payne	SCE Retirement Plan	34.9	888,090	—
	Executive Retirement Plan	35	7,528,586	—
(1)	The years of credited service are presented as of December 31, 2021 (except that for Mr. Payne the amount shown is his credited service through November 30, 2021, his last day worked) and reflect all years of credited service with EIX and its affiliates.
(2)	The amounts reported in column (d) for “Present Value of Accumulated Benefit” (“PVAB”) are actual retirement benefits for those who retired during 2021 or actuarial estimates of the present value of each NEO’s accumulated benefits under the SCE Retirement Plan and the Executive Retirement Plan, using the same measurement date (December 31, 2021) and material assumptions used for year-end 2021 financial reporting purposes, except that it is assumed for purposes of the amounts reported in column (d) that each NEO retires at the later of December 31, 2021, 5 years of service, or age 61, the youngest age at which an unreduced retirement benefit is available from the SCE Retirement Plan and the Executive Retirement Plan. The following assumptions were used to calculate the PVAB: (i) discount rate of 2.75% for the SCE Retirement Plan and 2.48% for the Executive Retirement Plan; (ii) the Pri-2012 White Collar Mortality Table projected with the MP-2021 projection table (adjusted through 2023 to reflect anticipated slow recovery from COVID-19); (iii) 85% of benefits under the SCE Retirement Plan are paid in the form of a lump sum and 15% are paid in the form of a single life annuity, while 100% of benefits under the Executive Retirement Plan are paid in the form of a lump sum; and (iv) lump sum amounts are determined using an interest rate of 4.00%.
(3)	Payments were made to Ms. Rigatti in accordance with plan terms pursuant to her 2014 termination of employment from Edison Mission Energy, an indirect wholly owned subsidiary of EIX that in 2014 had substantially all of its assets and liabilities discharged in bankruptcy or transferred to third parties. These payments were included in the 2021 change in pension value amounts reported in column (h) of the Summary Compensation Table and footnote (3) to that table.

SCE Retirement Plan

The SCE Retirement Plan is a non-contributory defined-benefit pension plan subject to ERISA. The Retirement Plan was a traditional final average pay plan with a Social Security offset until April 1, 1999, when for most participants a transition to cash balance features was adopted. Employees hired on or after December 31, 2017 are not eligible to participate in the plan.

Form of Payment

Eligible participants may elect a lump sum, life annuity, joint and survivor annuity (if married), or a contingent annuity. For married participants, payment in a joint and 50% survivor annuity is the automatic form of benefit, absent an alternative election. The cost of the spousal survivor annuity benefit is fully subsidized by EIX and SCE. For single participants, the single life annuity option is the automatic payment method. Participants can choose to start receiving benefit payments after separation from service or can effectively defer commencement of payments until age 72.

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Cash Balance Benefits

Eligible employees have cash balance accounts that earn interest monthly based on the third segment rate of a corporate bond yield curve specified by the Internal Revenue Service for the month of August preceding the plan year.

Eligible employees of participating companies also earn a monthly pay credit ranging from 3% to 9% of base pay, depending on the number of age plus service “points” the participant has earned. The pay credits are received for each month the participant has an hour of service with the participating company. An additional credit of $150 per month is applied each month to the cash balance account of each participant who is eligible to receive a pay credit for that month.

Grandfathered Benefits

Eligible participants (at least age 50 or with 60 combined age and service points as of March 31, 1999) are considered “grandfathered” and accrue benefits under prior plan formulas.

Upon separation, the grandfathered participant will be eligible to receive the greater of the benefit calculated under the prior plan formulas (offset by any profit sharing account balance in the 401(k) Plan) or the value of the new cash balance account.

An actuarial reduction of the normal age 65 benefit applies if a grandfathered participant either terminates prior to age 55 and commences benefits prior to age 65, or retires and commences benefits after attaining age 55 but prior to age 61. The pension benefit commencing at age 55 for an employee terminating prior to age 55 with at least five years of service is 53.6% of the normal age 65 benefit, while the pension benefit commencing at age 55 for an employee retiring at age 55 with at least five years of service is 77% of the normal age 65 benefit. Lesser early retirement reductions are applied for benefit commencement after age 55 but prior to age 61. An unreduced early retirement benefit is available from age 61 through age 64.

No NEO is eligible for grandfathered benefits under the SCE Retirement Plan.

Vesting

Full vesting occurs after three years of service, upon attainment of age 65, or upon death while employed.

Executive Retirement Plan

The Executive Retirement Plan is an unfunded benefit plan permitted by ERISA and designed to allow NEOs and other executives to receive benefits that would be paid under the SCE Retirement Plan or 401(k) Plan but for limitations under ERISA and the Internal Revenue Code, and certain additional benefits. In connection with the adoption of Internal Revenue Code Section 409A, the Executive Retirement Plan was separated into two plan documents in 2008. The grandfathered plan document applies to benefits accrued, determined and vested prior to January 1, 2005, while the 2008 plan document applies to benefits accrued, determined or vested on or after January 1, 2005.

Eligibility and Vesting

Company executives, including the NEOs, are eligible to participate in the Executive Retirement Plan. Benefits vest after five years of service, upon death or disability, or upon qualifying for severance benefits under the Severance Plan.

Final Average Pay Benefit Formula Prior to 2018

Executives who participated in the Executive Retirement Plan prior to January 1, 2018, including all the NEOs, accrued an age 65 benefit calculated using the following final average pay formula:

(1.75% x Total Compensation for each year up to 30 years) + (1% x Total Compensation for each year over 30 years).

Total Compensation is the NEO’s base salary and annual incentive award earned in the 36 consecutive months when the total of these payments was the highest (the 36 months need not be consecutive for those grandfathered in the provisions effective prior to 2008).

Because he was a senior executive prior to January 1, 2006, Mr. Pizarro accrued an additional service percentage of 0.75% per year for his first ten years of service.

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The actual benefit payable is reduced and offset by (i) all amounts payable under the SCE Retirement Plan described above, (ii) up to 40% of the executive’s primary Social Security benefits and (iii) the value of 401(k) Plan accounts derived from company profit sharing contributions, if any.

Executive Retirement Account Formula for New Executives After 2017

The Committee changed the Executive Retirement Plan benefit effective January 1, 2018 in order to simplify the plan for new executives and decrease the portion of executives’ compensation and benefits packages not tied directly to performance. An individual who first participates in the plan on or after January 1, 2018 will not receive a final average pay benefit. Instead, the individual’s Executive Retirement Plan benefit will be based on the total credits in his or her Executive Retirement Account (“ERA”). Executives first participating in the Executive Retirement Plan on or after January 1, 2018 receive the following ERA credits: (i) ERA Salary Credits equal to 12% of the differential between the executive’s actual salary for a year and the executive’s earnings taken into account for purposes of determining deferrals under the 401(k) Plan for that year (unless the executive was employed as a non-executive by the Company prior to 2018 and is receiving cash balance credits under the SCE Retirement Plan, in which case the ERA Salary Credits are calculated in the same manner as described in Benefit Formula for Other Executives below); (ii) 12% of the executive’s annual incentive paid under the Executive Incentive Compensation Plan, beginning with the annual incentive for 2018 (“ERA Bonus Credits”); and (iii) interest on the ERA balance based on the average monthly Moody’s Corporate Bond Yield for Baa Public Utility Bonds over a sixty-month period preceding September 1 of the prior year (“ERA Interest Credits”). EIX may change the interest rate for ERA Interest Credits on a prospective basis for all plan participants.

Benefit Formula for Other Executives

Individuals who participated in the Executive Retirement Plan prior to 2018 and were executives on January 1, 2018, including all the NEOs, will receive a benefit that is the lesser of: (i) the lump sum value of the final average pay benefit determined as described above in Final Average Pay Benefit Formula Prior to 2018 (determined taking into account service before and after January 1, 2018); or (ii) the sum of (x) the lump sum value of the final average pay benefit determined as described above in Final Average Pay Benefit Formula Prior to 2018 but substituting 1% for 1.75% and 0.5% for 1% in the final average pay benefit formula as to years of service accrued after 2017 and (y) the total credits in the participant’s Executive Retirement Account. The aggregate benefit under the Executive Retirement Plan (i.e., totaling the final average pay benefit, if applicable, and the ERA benefit) is expected to be reduced for most executives and will be unchanged for the rest.

Executives who participated in the Executive Retirement Plan prior to 2018 received the following ERA credits for 2021:

■	2021 Trued-Up Salary Credits equal to: 12% of the executive’s actual salary for 2021; minus an assumed match of 6% of the executive’s earnings taken into account for purposes of determining deferrals under the 401(k) Plan for 2021; minus the executive’s cash balance pay credits for 2021 under the SCE Retirement Plan. If this calculation resulted in a negative number (“Bonus Adjustment”), the executive received no 2021 Trued-Up Salary Credits and the Bonus Adjustment was applied to the executive’s 2021 Trued-Up Bonus Credits.

■	2021 Trued-Up Bonus Credits equal to: 12% of the executive’s actual bonus for 2021 under the EICP; as adjusted downward by applying any Bonus Adjustment.

■	ERA Interest Credits.

Severance Benefit

If an NEO becomes entitled to severance benefits under the EIX 2008 Executive Severance Plan (the “Severance Plan”), or any successor plan, the NEO will receive additional service and age credits for purposes of the final average pay benefit and/or additional ERA credits, as applicable, to calculate the NEO’s benefit under the Executive Retirement Plan as described under Potential Payments Upon Termination or Change in Control below. These severance benefit protections are provided to attract and retain qualified executives.

Payment of Plan Benefits

Benefits that become payable under the grandfathered plan document are generally payable as follows. Upon a vested participant’s retirement at or after age 55 or death, the normal form of benefit is a life annuity, paid monthly, with a 50% spousal survivor benefit following the death of the participant (if the surviving spouse is more than five years younger than the participant, the spousal benefit will be reduced to an amount less than 50% of the pre-death benefit to account for the

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EXECUTIVE COMPENSATION

longer projected payout period). The cost of this spousal survivor benefit is fully subsidized by EIX and SCE. A contingent annuity benefit for a survivor other than a spouse is also available, but without company subsidy.

Participants may elect to receive an alternative form of benefit, such as a lump-sum payment or monthly payments over 60 or 120 months. If the participant’s employment terminates for any reason other than death, retirement, permanent and total disability, or involuntary termination not for cause, vested benefits will be paid after the participant attains age 55 in an annuity only. If a participant’s employment is terminated for cause, all benefits will be forfeited.

Benefits that become payable under the 2008 plan document are generally payable as follows. Participants have sub- accounts for annual accruals for which they may elect payment in the form of a single lump-sum, annual installments, a life annuity with a 50% spousal survivor benefit following the participant’s death, or a contingent annuity. Participants may elect to have their designated form of payment triggered by their separation from service; however, payment will not occur before a participant reaches age 55 other than in the case of death.

Payments triggered by separation from service begin upon a specified time following the applicable triggering event. Payments may be delayed or accelerated under the 2008 plan document if permitted or required under Section 409A of the Internal Revenue Code; if payments are delayed after the later of the applicable triggering event or age 55, interest is credited at a rate based on the average monthly Moody’s Corporate Bond Yield for Baa Public Utility Bonds over a sixty- month period preceding September 1 of the prior year. EIX established this interest rate for all plan participants, and may change the interest rate on a prospective basis.

The annuity options available under the 2008 plan document have the same features as the annuity options available under the grandfathered plan document. Account balances payable in installments under the 2008 plan document earn interest at a rate of interest determined in the same manner as described in the preceding paragraph for delayed payments.

The final average pay benefit formula includes benefit reductions for termination prior to age 55, or early retirement after attaining age 55 but prior to age 61, similar to the formula for the SCE Retirement Plan discussed above. If an NEO terminates prior to age 55 but with a total of 68 years of age and service, the benefit formula includes a special early retirement benefit reduction based on the SCE Retirement Plan formula for early retirement. As of December 31, 2021, no NEOs were eligible for this special early retirement benefit. An unreduced early retirement benefit is available for retirement at age 61 through age 64. Mr. Payne will receive unreduced early retirement benefits in connection with his retirement during 2021; Mr. Umanoff was eligible to receive this benefit as of December 31, 2021.

Non-Qualified Deferred Compensation Table – Fiscal Year 2021

The following table presents information regarding the contributions to and earnings on our NEOs’ deferred compensation balances during 2021, and the total deferred amounts for the NEOs at the end of 2021. All deferrals are under the Executive Deferred Compensation Plan (“EDCP”), except for restricted stock units (“RSUs”) that vested or are considered to have been vested for certain purposes at the end of 2021 as a result of the retirement vesting provisions applicable to the RSUs.

Name(1)		Executive Contributions in Last Fiscal Year(2) ($)	Registrant Contributions in Last Fiscal Year(2) ($)	Aggregate Earnings in Last Fiscal Year(3) ($)	Aggregate Withdrawals/ Distributions(4) ($)	Aggregate Balance at Last Fiscal Year End ($)
(a)		(b)	(c)	(d)	(e)	(f)
Pedro J. Pizarro	EDCP	—	—	139,419	—	3,293,688
Maria Rigatti	EDCP	57,692	—	47,116	4,715	1,121,207
Adam S. Umanoff	EDCP	149,013	—	157,720	—	3,727,714
	RSUs	—	432,458	90,453	309,075	1,199,967
Steven D. Powell	EDCP	98,968	—	14,549	157,173	288,174
J. Andrew Murphy	EDCP	47,196	—	11,735	—	291,849
Kevin M. Payne	EDCP	—	—	82,339	—	1,945,216
	RSUs	—	1,452,859	—	—	1,452,859

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(1)	The balances shown represent compensation already reportable in the Summary Compensation Table in this and prior Proxy Statements, except for the portion of interest not considered above-market under SEC rules. Although the contributions to the EDCP reflect compensation that was earned, the officers chose not to have the compensation paid, but instead deferred it, essentially lending to the Company as unsecured general creditors, in return for interest paid at a rate based on Moody’s Corporate Bond Yield for Baa Public Utility Bonds over a 60-month period ending September 1 of the prior year.

(2)	The amounts reported as executive and registrant contributions in 2021 also are included as compensation in the appropriate columns of the Summary Compensation Table above, except as otherwise noted in this footnote (2) with respect to certain RSUs awarded to Messrs. Umanoff and Payne. The RSUs awarded to Messrs. Umanoff and Payne during 2019, 2020, and 2021 are reported in the Stock Awards column of the Summary Compensation Table above for the year of grant (based on their respective grant date fair values), while in this Non-Qualified Deferred Compensation Table the units that became vested (or deemed vested for certain purposes during 2021 as a result of the retirement vesting provisions applicable to these awards) are reported as registrant contributions based on the closing price of EIX Common Stock on December 31, 2021 and include dividend equivalents accrued as of December 31, 2021. All of the RSUs awarded to Mr. Umanoff in 2021, eleven-twelfths of the RSUs awarded to Mr. Payne in 2021, and all of the RSUs awarded to Mr. Payne in 2019 and 2021 became vested for certain purposes during 2021 as a result of the retirement vesting provisions applicable to these awards. In accordance with applicable SEC rules, these units are reflected in this table because, while the units are considered to have been vested for certain purposes at the end of 2021, they had not yet become payable.

(3)	Only the portion of earnings on deferred compensation that is considered to be at above-market rates under SEC rules is included as compensation in column (h) of the Summary Compensation Table above.

(4)	Distributions to Ms. Rigatti were made in accordance with plan terms pursuant to her 2014 termination of employment from Edison Mission Energy, an indirect wholly owned subsidiary of EIX that in 2014 had substantially all of its assets and liabilities discharged in bankruptcy or transferred to third parties. Distributions to Mr. Powell were made in accordance with plan terms pursuant to his in-service payment elections.

Executive Deferred Compensation Plan

As part of the 2008 Internal Revenue Code Section 409A amendments, the Executive Deferred Compensation Plan was separated into two plan documents. The grandfathered plan document applies to deferrals earned, determined and vested prior to January 1, 2005, while the 2008 plan document applies to deferrals earned, determined or vested on or after January 1, 2005.

Contributions

Each NEO may elect to defer up to 75% of base salary. Each NEO may also elect to defer up to 85% of any annual incentive award earned or 100% of the cash portion (less the tax withholding due in connection with the deferral) of performance share payouts. All such deferrals are fully vested.

The Committee changed the Executive Deferred Compensation Plan effective January 1, 2018 to eliminate matching contributions, in order to simplify the plan and decrease the portion of executives’ compensation and benefits packages not tied directly to performance. For matching contributions that were made prior to this plan change, vesting occurs after five years of service, upon death or disability, or a separation from service where the NEO becomes entitled to severance benefits under the Severance Plan.

Interest

Amounts deferred (including earnings and matching contributions) accrue interest until paid. The interest crediting rate on each NEO’s account balance is the average monthly Moody’s Corporate Bond Yield for Baa Public Utility Bonds over a sixty-month period ending September 1. EIX established this interest rate for all plan participants, and has discretion to change the interest rate on a prospective basis.

Payment of Grandfathered Benefits

Benefits under the grandfathered plan document may be deferred until a specified date, retirement, death or termination of employment. At the participant’s election, compensation deferred until retirement or death may be paid as a lump sum, in monthly installments over 60, 120, or 180 months, or in a combination of a partial lump sum and installments. Deferred compensation is paid as a single lump sum or in three annual installments upon any other termination of employment. However, if a participant’s employment is terminated without cause, the participant may elect to receive payment at such time or a later date when the participant turns age 55, and the same payment options available for retirement will generally be applicable.

Each NEO was permitted to elect at the time of deferral to receive payment of such deferral on a fixed date in accordance with procedures established under the grandfathered plan document, and deferred amounts may also be paid in connection with a change in control of EIX or SCE in certain circumstances.

Certain amounts deferred under the grandfathered plan document may be withdrawn at any time at the election of an NEO; however, any amounts withdrawn are subject to a 10% early withdrawal penalty. Emergency hardship withdrawals without penalty also may be permitted at EIX’s discretion.

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EXECUTIVE COMPENSATION

Payment of 2008 Plan Benefits

Benefits under the 2008 plan document may be deferred until a specified date, death, or other separation from service. Participants have sub-accounts for each annual deferral for which payment may be elected in the form of a single lump-sum or annual installments.

Payments triggered by separation from service begin upon a specified time following the applicable triggering event. Payments are subject to certain administrative earliest payment date rules, and may be delayed or accelerated under the 2008 plan document if permitted or required under Section 409A of the Internal Revenue Code.

Potential Payments Upon Termination or Change in Control

The following plans provide benefits that may become payable to NEOs, depending on the circumstances surrounding their termination of employment with the Company. When listing the potential payments to the NEOs under the plans described below, it is assumed that the applicable triggering event (retirement or other termination of employment) occurred on December 31, 2021 and that the price per share of EIX Common Stock is equal to the closing price as of the last NYSE trading day in 2021. Except in Long-Term Equity below, this section does not address Mr. Payne since he retired during 2021.

2008 Executive Severance Plan

EIX provides severance benefits and change-in-control benefits to executives, including all NEOs, under the 2008 Executive Severance Plan (the “Severance Plan”). In addition, severance benefits are provided through other plans or agreements included in the following description of severance benefits.

To receive any severance benefits, an NEO must release EIX and its affiliates from all claims arising out of the officer’s employment relationship and agree to certain confidentiality and non-solicitation restrictions in favor of EIX and its affiliates.

Severance Benefits – No Change in Control

Under the Severance Plan, an eligible executive is generally entitled to severance benefits if his or her employment is involuntarily terminated without “cause” and other than due to the executive’s “disability” (as these terms are defined in the Severance Plan).

As in effect during 2021, Severance Plan benefits payable upon an involuntary termination without cause include:

■	A lump sum cash payment equal to the total of (i) a year’s base salary at the highest rate in effect during the preceding 24 months, (ii) an amount equal to the executive’s base salary at the highest rate in effect during the preceding 24 months multiplied by the executive’s highest target annual incentive percentage in effect during the preceding 24 months, and (iii) an amount equal to a pro-rata portion, based on the weekdays employed in the year of severance, of the executive’s base salary at the highest rate in effect during the preceding 24 months multiplied by the executive’s highest target annual incentive percentage in effect during the preceding 24 months;

■	Eligibility for early retiree health care coverage if the NEO would have been eligible for early retiree health care coverage under the terms of an applicable non-executive severance plan, and if not, then an additional 12 to 18 months of health benefits (no additional health benefits are provided if the NEO is eligible for retiree health care under the terms applicable to non-executive non-severed employees);

■	Reimbursement of up to $20,000 for outplacement costs incurred within two years following separation from service; and

■	Reimbursement for educational costs up to $5,000 or $10,000, whichever is the applicable maximum amount allowed under the applicable non-executive severance plan.

The Severance Plan was amended, effective for terminations occurring on or after January 1, 2022, to (i) delete all references to highest base salary rate or highest target annual incentive percentage in effect during the preceding 24 months and replace them with the base salary rate and target annual incentive percentage in effect at the time of termination and (ii) provided that the lump sum cash benefit includes a pro rata amount equivalent to the target bonus payable for the prior year that was forfeited under the annual incentive plan because of the termination.

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In addition to Severance Plan benefits, other benefits payable to an eligible executive upon an involuntary termination without cause generally include the following (except the references to an additional year of service and age do not apply to individuals who became executives on or after January 1, 2022):

■	An additional year of service and age for purposes of determining eligibility for retirement vesting for outstanding long-term incentives (as described below in “Long-Term Equity”). If the executive does not qualify for retirement vesting with the additional year of service and age, then the following benefits apply: (i) vesting in a pro-rata portion of outstanding stock options and restricted stock units with one additional year of vesting credit applied under the award terms; (ii) vesting in a pro-rata portion of outstanding performance shares that become earned based on Company performance with one additional year of vesting credit applied under the award terms; and (iii) a period of up to one year to exercise any vested stock options;

■	Full vesting and an additional year of service and age credits and/or ERA credits for purposes of calculating the executive’s benefit under the Executive Retirement Plan; and

■	Vesting in any unvested amounts under the Executive Deferred Compensation Plan.

Severance Benefits – Change in Control

The severance benefits described above would be enhanced if the NEO’s employment is terminated for a qualifying reason during a period that started six months before and ended two years after a change in control of EIX. Qualifying reasons are defined to include an involuntary termination of the NEO’s employment for any reason other than cause or disability, or the NEO’s voluntary termination of employment for a “good reason” (as this term is defined in the Severance Plan). Except as noted below, these benefits are not triggered automatically by a change in control absent an actual or constructive termination of the NEO’s employment by the Company without cause.

Upon a qualifying termination, outstanding stock options, restricted stock units and performance shares and related dividend equivalents would become fully vested, with performance shares and related dividend equivalents only becoming earned if actual performance during the performance period results in a payout, and with stock options remaining exercisable for up to three years. Absent a qualifying termination, stock options and performance shares would continue to vest on their normal schedule unless the awards were not continued or assumed.

The EIX 2007 Performance Incentive Plan and terms and conditions of awards under the plan provide for special rules that would apply if outstanding equity awards were not continued or assumed in connection with any dissolution, sale of all or substantially all of the assets or stock, merger or reorganization, or other event where EIX is not the surviving corporation. Following such a transaction, and regardless of whether an NEO’s employment were terminated, outstanding stock options and performance shares and any related dividend equivalents would become fully vested. Options that became vested with a change in control would be exercised prior to the change in control or “cashed-out” in connection with the change-in-control transaction.

Performance shares and related dividend equivalents would be earned based on a shortened performance period. The performance period applicable to the performance shares would be deemed to end on the day before the change in control, and performance shares would vest and become payable, if at all, based on EIX’s TSR ranking or achievement of EPS target, as applicable, during the shortened performance period. Any performance shares that became payable during the shortened performance period associated with a change in control would be paid in cash within 74 days after the change in control, and any performance shares that did not become payable would terminate for no value on the date of the change in control.

In such a change in control transaction described above, the restricted stock units would generally continue to vest and become payable according to their original vesting schedule, unless the restricted stock units are terminated in accordance with special rules under Code Section 409A, in which case they would become fully vested.

For Messrs. Pizarro, Powell, and Umanoff and Ms. Rigatti, the enhanced change-in-control severance benefits would be:

■	Three times the cash severance amount payable for involuntary termination absent a change in control (except that the pro-rated annual incentive payment amount for the year of termination would not be trebled);

■	Health benefits for the maximum period the NEO would be entitled to continuation coverage under COBRA (unless eligible for retiree health care);

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■	Three years of service and age credits and/or ERA credits under the Executive Retirement Plan (this benefit does not apply to individuals who become executives on or after January 1, 2022); and

■	Reimbursement of up to $50,000 for outplacement costs.

For Mr. Murphy, the enhanced change-in-control severance benefits would be:

■	Two times the cash severance amount payable for involuntary termination absent a change in control (except that the pro-rated annual incentive payment amount for the year of termination would not be doubled);

■	Health benefits for the maximum period the NEO would be entitled to continuation coverage under COBRA (unless eligible for retiree health care);

■	Two years of service and age credits and/or ERA credits under the Executive Retirement Plan (this benefit does not apply to individuals who become executives on or after January 1, 2022); and

■	Reimbursement of up to $30,000 for outplacement costs.

Long-Term Equity

If an NEO terminates employment after reaching age 65, or age 61 with five years of service, (i) stock options will vest and continue to become exercisable as scheduled, (ii) performance shares will be retained with vesting based on the applicable performance metrics, and (iii) restricted stock units will vest and become payable as scheduled; in each instance, as though the NEO’s employment had continued through the vesting period and subject to a prorated reduction if the NEO retires within the year of grant. These provisions applied to Mr. Payne’s outstanding equity awards upon his retirement during 2021. Mr. Umanoff would be eligible for these special vesting provisions upon retirement. If an NEO dies (or, for grants before 2021, becomes disabled) while employed, stock options and restricted stock units will immediately vest and become exercisable and payable, respectively, and performance shares will be retained, with vesting based on the applicable performance metrics.

Deferred Compensation Plans

Upon an NEO’s retirement or other termination of employment, the NEO generally will receive a payout of any non-qualified deferred compensation balances under the Executive Deferred Compensation Plan. The Non-Qualified Deferred Compensation Table and related discussion above describe these deferred compensation balances and payment terms. In the event of involuntary termination not for cause or qualifying termination in a change in control, unvested amounts derived from Company contributions would vest. No NEOs had such unvested amounts as of December 31, 2021.

SCE Retirement Plan and Executive Retirement Plan

In connection with an NEO’s termination of employment, the NEO will generally receive a payout of his or her vested retirement benefits under the SCE Retirement Plan and the Executive Retirement Plan. See Pension Benefits Table above for a discussion of these retirement payments and associated survivor benefits.

Potential Payments Upon Termination or Change in Control

The following table presents the estimated payments and benefits that would have been payable as of December 31, 2021 to the NEOs who were employed on that date by EIX or SCE, in the event of involuntary termination of employment without cause (severance), separation in connection with a change in control of the Company (enhanced severance), and separation due to death or disability. The amounts reported in the table do not include benefits that would have been payable to the NEO if the triggering event had not occurred.

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Name	Severance ($)	Enhanced Change in Control Severance(1) ($)	Death/ Disability ($)
Pedro J. Pizarro
Lump sum cash	3,059,000	9,177,000	—
Health care coverage(2)	—	—	—
Retirement plan benefits(3)	673,292	2,019,876	—
Equity acceleration(4)	9,530,668	18,679,520	18,679,520
Reimbursable expenses(5)	30,000	60,000	—
Survivor benefits	—	—	—
Maria Rigatti
Lump sum cash	1,278,000	3,834,000	—
Health care coverage(2)	—	—	—
Retirement plan benefits(3)	272,203	816,784	—
Equity acceleration(4)	2,316,628	3,652,557	3,652,557
Reimbursable expenses(5)	30,000	60,000	—
Survivor benefits	—	—	—
Adam S. Umanoff
Lump sum cash	1,058,750	3,176,250	—
Health care coverage	13,420	20,130	—
Retirement plan benefits(3)	229,979	690,120	—
Equity acceleration(4)	—	—	—
Reimbursable expenses(5)	30,000	60,000	—
Survivor benefits	—	—	—
Steven D. Powell
Lump sum cash	1,137,500	3,412,500	—
Health care coverage	20,079	30,119	—
Retirement plan benefits(3)	81,902	245,706	—
Equity acceleration(4)	745,105	1,169,117	1,169,117
Reimbursable expenses(5)	30,000	60,000	—
Survivor benefits	—	—	—
J. Andrew Murphy
Lump sum cash	807,500	1,615,000	—
Health care coverage	13,420	20,130	—
Retirement plan benefits(3)	186,834	373,855	—
Equity acceleration(4)	1,825,886	1,825,886	1,825,886
Reimbursable expenses(5)	30,000	40,000	—
Survivor benefits	—	—	—

(1)	The benefits in the table for a hypothetical change-in-control severance would be in lieu of (not in addition to) the severance benefits as disclosed for an involuntary termination without cause.

(2)	Mr. Pizarro and Ms. Rigatti would each have been eligible for retiree health care benefits due to retirement, regardless of eligibility to receive severance benefits.

(3)	The amounts reported for severance and change-in-control severance include the actuarial values of the additional years of age and service that would have been credited under the Executive Retirement Plan for the hypothetical severance and change-in-control severance.

(4)	The values shown for equity acceleration assume (only for purposes of illustration and not as an expectation or projection about the future) that the performance as of December 31, 2021 for outstanding performance shares will continue at the same level through the remainder of the respective performance periods: 2020 and 2021 TSR Performance shares will have payment multiples of 0.0x and 0.61x, respectively; and 2020 and 2021 EPS Performance shares will have payment multiples of 1.07x and 1.07x, respectively. The values shown also assume for purposes of illustration that equity awards would be continued following a change-in-control transaction. If equity awards were to be terminated in connection with a change-in-control transaction, triggering accelerated vesting of the awards in connection with the termination of the awards, then the same equity award acceleration value shown in the table above would have been triggered had such a change in control and termination of the awards occurred on December 31, 2021. In such circumstances, that equity acceleration value would not also be included in severance benefits for the NEO as the benefit would have already been provided in connection with the change in control. If Mr. Murphy had received severance benefits as of December 31, 2021, his equity would have qualified for retirement vesting. Mr. Umanoff’s equity would have vested due to retirement, regardless of eligibility to receive severance benefits. Disability ceased to be a trigger for equity acceleration beginning with 2021 grants, so the value for equity acceleration upon disability would have been as follows as of December 31, 2021 due to acceleration of vesting for grants made before 2021: Mr. Pizarro $7,116,872; Ms. Rigatti $1,788,652; Mr. Umanoff $0; Mr. Powell $369,957; and Mr. Murphy $748,611 (the amounts in the column for Death/Disability only show the value upon death for equity acceleration, not the value upon disability).

(5)	Includes outplacement and educational assistance benefits.

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CEO Pay-Ratio Disclosure

Pursuant to the Securities Exchange Act of 1934, as amended, EIX is required to disclose in this Proxy Statement the ratio of the total annual compensation of our CEO to the median of the total annual compensation of all employees of EIX and its consolidated subsidiaries other than our CEO (collectively, “EIX Employees”).

Based on SEC rules for this disclosure and applying the median employee identification process described below, EIX has determined that our CEO’s total compensation for 2021 was $14,408,862, and the median of the total 2021 compensation of EIX Employees was $175,717. Accordingly, EIX estimates the ratio of our CEO’s total compensation for 2021 to the median of the total 2021 compensation of EIX Employees to be 82 to 1.

As explained in footnote (5) to the Summary Compensation Table, we believe that “Adjusted Total” compensation provides important supplemental information. The “Adjusted Total” column in the Summary Compensation Table shows “SEC Total” compensation minus the change in pension value amounts included in “SEC Total” compensation and reported in column (h) of the Summary Compensation Table. The change in pension value amounts are based on accounting rules and incorporate changes in discount rates and other assumptions that are outside the control of the Committee and may not reflect the actual amounts that ultimately will be paid to the individual, since the assumptions used for pension plan benefit accruals and payments may differ from assumptions used for accounting purposes and may change from time to time. Excluding change in pension value,(1) our CEO’s total compensation for 2021 was $11,119,558, the median of the total 2021 compensation of EIX employees was $172,365, and the ratio of our CEO’s total compensation for 2021 to the median of the total 2021 compensation of EIX Employees was 65 to 1.

EIX identified the median EIX Employee for the pay-ratio disclosure in EIX’s 2021 Proxy Statement, along with the methodology used to identify the median EIX Employee. EIX believes that it did not experience changes from 2020 to 2021 with respect to its employee population or employee compensation arrangements that would significantly impact its pay-ratio disclosure for 2021. Accordingly, as permitted by SEC rules, the median EIX Employee identified for the pay-ratio disclosure in EIX’s 2021 Proxy Statement was used as the median EIX Employee for this pay-ratio disclosure in this Proxy Statement.

The total annual compensation for 2021 for the median employee and for our CEO was determined using the same rules that apply to reporting NEO compensation in the “Total” column of the Summary Compensation Table above, except that compensation under non-discriminatory benefit plans was also included in the calculation of the total annual compensation for 2021 for the median employee and our CEO for purposes of this pay-ratio disclosure. Mr. Pizarro received $44,522 in 2021 compensation under non-discriminatory benefit plans.

(1)	The non-qualified deferred compensation earnings reported in column (h) of the Summary Compensation Table and footnote (3) to that table are relatively small amounts. As discussed in footnote (5) to that table, those amounts, like the change in pension value amounts also reported in column (h) of that table, are excluded from the “Adjusted Total” column in that table. For consistency, they are also excluded from this supplemental pay-ratio calculation.

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13,000+
employees across Edison International and consolidated subsidiaries

50,000
SQUARE MILES
of SCE service area, across coastal, central and southern California

SCE SERVICE AREA COVERS
15M
residents

MORE THAN
85% of SCE-delivered power from third-party sources

42%
of SCE-delivered power from carbon-free resources

1.3+ GW
of renewable energy agreements executed for Edison Energy customers in 2021

22
of the Fortune 100
served by Edison Energy

$5.4B+
per year in SCE capital investments for grid hardening, electrification and transmission

$20M
total in philanthropic funding donated by Edison International

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38%
procurement spend with Diverse Business Enterprises at SCE, totaling
$2.4B

EDISON INTERNATIONAL®

2244 Walnut Grove Avenue
Rosemead, CA 91770
www.edison.com

EDISON INTERNATIONAL
ATTN: CORPORATE GOVERNANCE
2244 WALNUT GROVE AVENUE
ROSEMEAD, CA 91770

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. You may vote 24 hours a day, 7 days a week, until 8:59 p.m. Pacific Time on April 27, 2022, except for Edison 401(k) Savings Plan shareholders who must vote by 8:59 p.m. Pacific Time on April 26, 2022. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone phone to transmit your voting instructions. You may vote 24 hours a day, 7 days a week, until 8:59 p.m. Pacific Time on April 27, 2022, except for Edison 401(k) Savings Plan shareholders who must vote by 8:59 p.m. Pacific Time on April 26, 2022. Have your proxy card in hand when you call and follow the instructions to vote.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the envelope provided or return it to: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy card must be received by Broadridge by 9:00 a.m. Pacific Time on April 28, 2022, except proxy cards for Edison 401(k) Savings Plan shareholders must be received by Broadridge by 8:59 p.m. Pacific Time on April 26, 2022.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D70770-P66482	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
EDISON INTERNATIONAL

The Board of Directors recommends you vote FOR the following proposals:

1.	Election of Directors:		For	Against	Abstain

	1a.	Jeanne Beliveau-Dunn	☐	☐	☐
	1b.	Michael C. Camuñez	☐	☐	☐
	1c.	Vanessa C.L. Chang	☐	☐	☐
	1d.	James T. Morris	☐	☐	☐
	1e.	Timothy T. O'Toole	☐	☐	☐
	1f.	Pedro J. Pizarro	☐	☐	☐
	1g.	Marcy L. Reed	☐	☐	☐
	1h.	Carey A. Smith	☐	☐	☐
	1i.	Linda G. Stuntz	☐	☐	☐
	1j.	Peter J. Taylor	☐	☐	☐
	1k.	Keith Trent	☐	☐	☐

		For	Against	Abstain

2.	Ratification of the Independent Registered Public Accounting Firm	☐	☐	☐

3.	Advisory Vote to Approve Executive Compensation	☐	☐	☐

NOTE: These shares may be voted on such other business as may properly come before the meeting or any adjournment thereof.

WHEN PROPERLY EXECUTED, THIS PROXY CARD WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED "FOR" ITEMS 1, 2, AND 3.

Please sign exactly as your name(s) appear(s) on this card. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing this card.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

2022 ANNUAL MEETING OF SHAREHOLDERS
Thursday, April 28, 2022
9:00 a.m. Pacific Time
Southern California Edison
Energy Education Center
6090 N. Irwindale Avenue
Irwindale, CA 91702

Requirements to Attend the Annual Meeting
Please review Meeting and Voting Information in the Proxy Statement for important requirements to attend the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.edison.com/annualmeeting.

D70771-P66482

EDISON INTERNATIONAL
Annual Meeting — April 28, 2022
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PEDRO J. PIZARRO and MARIA RIGATTI are hereby appointed proxies of the undersigned with full power of substitution to vote all shares of stock the undersigned is entitled to vote at the Annual Meeting of Shareholders of Edison International to be held at the Southern California Edison Energy Education Center, 6090 N. Irwindale Avenue, Irwindale, CA 91702, on April 28, 2022, at 9:00 a.m., Pacific Time, or at any adjournment or postponement of the meeting, with all the powers and discretionary authority the undersigned would possess if personally present at the meeting on the matters listed on the other side.

The shares will be voted as indicated on this card. WHERE NO INDICATION IS SHOWN, THE SHARES REPRESENTED BY THIS CARD WILL BE VOTED "FOR" ITEMS 1, 2, AND 3. In addition, the appointed proxies may vote in their discretion on such other matters as may properly come before the meeting.

VOTING INSTRUCTIONS TO THE EDISON INTERNATIONAL STOCK FUND TRUSTEE, STATE STREET BANK AND TRUST COMPANY:
If the undersigned holds shares through the Edison 401(k) Savings Plan, this card also provides the following voting instructions to the Edison International stock fund trustee. The Edison International stock fund trustee is instructed to vote confidentially the shares of stock credited and conditionally credited to the undersigned’s account as of March 4, 2022. The undersigned understands that the stock will be voted as directed provided the Edison International stock fund trustee or its agent receives this card by 8:59 p.m., Pacific Time, on April 26, 2022, and all stock for which the Edison International stock fund trustee or its agent has not received instructions by this card at the designated time will be voted in the same proportion to the 401(k) Savings Plan shares voted by other 401(k) Savings Plan participants, unless contrary to ERISA.

IF YOU RECEIVE MORE THAN ONE SET OF PROXY MATERIALS, PLEASE MARK, SIGN, DATE AND RETURN ALL CARDS YOU RECEIVE PROMPTLY USING THE ENCLOSED ENVELOPES. TO VOTE BY PHONE OR THE INTERNET, PLEASE SEE THE REVERSE SIDE OF THIS CARD.

See reverse for voting instructions.

EDISON INTERNATIONAL
ATTN: CORPORATE GOVERNANCE
2244 WALNUT GROVE AVENUE
ROSEMEAD, CA 91770

D70794-P66482

Your Vote Counts! EDISON INTERNATIONAL 2022 Annual Meeting of Shareholders Vote by April 27, 2022 8:59 p.m. PT. For shares held in the Edison 401(k) Savings Plan, vote by April 26, 2022 8:59 p.m PT.

You invested in EDISON INTERNATIONAL and it’s time to vote!
You have the right to vote on proposals being presented at the Annual Meeting. This is an important notice regarding the availability of proxy materials for the shareholder meeting to be held on April 28, 2022.

Get informed before you vote
View the Notice and Proxy Statement and Annual Report online OR you can receive a free paper or email copy of the materials by requesting prior to April 14, 2022. If you would like to request a copy of the materials for this and/or future shareholder meetings, you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated below) in the subject line. Unless requested, you will not otherwise receive a paper or email copy.

For complete information and to vote, visit www.ProxyVote.com
Control #

Smartphone users Point your camera here and vote without entering a control number	Vote in Person at the Meeting* April 28, 2022 9:00 a.m. Pacific Time
Southern California Edison Energy Education Center 6090 N. Irwindale Avenue Irwindale, CA 91702

*Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

V1.1

Vote at www.ProxyVote.com

THIS IS NOT A VOTABLE BALLOT

This is an overview of the proposals being presented at the
upcoming shareholder meeting. Please follow the instructions on the reverse side to vote these important matters.

Voting Items		Board Recommends
1.	Election of Directors:
1a.	Jeanne Beliveau-Dunn	For
1b.	Michael C. Camuñez	For
1c.	Vanessa C.L. Chang	For
1d.	James T. Morris	For
1e.	Timothy T. O’Toole	For
1f.	Pedro J. Pizarro	For
1g.	Marcy L. Reed	For
1h.	Carey A. Smith	For
1i.	Linda G. Stuntz	For
1j.	Peter J. Taylor	For
1k.	Keith Trent	For
2.	Ratification of the Independent Registered Public Accounting Firm	For
3.	Advisory Vote to Approve Executive Compensation	For
NOTE: These shares may be voted on such other business as may properly come before the meeting or any adjournment thereof.

Prefer to receive an email instead? While voting on www.ProxyVote.com, be sure to click “Sign up for E-delivery”.

D70795-P66482